UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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Definitive Information Statement

DIFFERENTIAL BRANDS GROUP INC.

(Name of Registrant As Specified In Charter)
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DIFFERENTIAL BRANDS GROUP INC.
1231 S. Gerhart Avenue
Commerce, California 90022
To the Stockholders of Differential Brands Group Inc.:
This Information Statement is first being mailed on or about August 17, 2018 to the holders of record of the outstanding shares of Common Stock, $0.10 par value per share (the “Common Stock”), 10% Series A Convertible Preferred Stock, $0.10 par value (“Series A Preferred Stock”), and 10% Series A-1 Convertible Preferred Stock, $0.10 par value (the “Series A-1 Preferred Stock,” and, together with the Series A Preferred Stock, the “Preferred Stock”) of Differential Brands Group Inc., a Delaware corporation (the “Company”), as of the close of business on July 23, 2018 (the “Record Date”), to inform the stockholders of actions already approved by the stockholders holding 50.45% of the voting power of the outstanding shares of capital stock of the Company entitled to vote on the matters set forth below acting by written consent in lieu of a meeting. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions contemplated by the proposals herein will not be effective until at least 20 calendar days after the mailing of this Information Statement to our stockholders. Therefore, this Information Statement is being sent to you for informational purposes only.
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
The following actions (the “Actions”) were authorized by written consent of the holders of a majority in voting power of our outstanding voting stock entitled to vote thereon:
1.
The issuance of  (1) up to 43,000,000 shares of Common Stock in a private placement in connection with the consummation of the GBG Acquisition (defined herein) and (2) approximately 10.7 million shares of Common Stock upon the conversion of all of the outstanding shares of Preferred Stock (which will increase by approximately 3,000 shares per day following September 6, 2018 if the Preferred Stock Conversion occurs on a later date), which together constitute in excess of 19.99% of the shares Common Stock outstanding immediately prior to such issuances, in accordance with applicable Nasdaq Listing Rules; and

2.
The amendment of the Differential Brands Group 2016 Stock Incentive Compensation Plan (the “2016 Plan”) to increase the reservation of the total shares available for issuance under the 2016 Plan to 12,725,963 shares of Common Stock.

The enclosed information statement contains information pertaining to the matters acted upon.
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), you may access a copy of the information statement at www.differentialbrandsgroup.com.
This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C, and Section 228(e) of the Delaware General Corporation Law.
ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT.
This Information Statement will serve as written notice to the stockholders of the Company entitled thereto pursuant to Section 228(e) of the Delaware General Corporation Law.
August 17, 2018	By Order of the Board of Directors
/s/ William Sweedler William Sweedler Chairman of the Board of Directors

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF DIFFERENTIAL BRANDS GROUP INC.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY
DIFFERENTIAL BRANDS GROUP INC.
1231 S. Gerhart Avenue
Commerce, California 90022
INFORMATION STATEMENT
August 17, 2018
NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
GENERAL INFORMATION
This Information Statement has been filed with the SEC and is being sent, pursuant to Section 14C of the Exchange Act, to the holders of record as of July 23, 2018 (the “Record Date”) of Common Stock, par value $0.10 per share (the “Common Stock”), Series A Convertible Preferred Stock, $0.10 par value (“Series A Preferred Stock”), and Series A-1 Convertible Preferred Stock, $0.10 par value (the “Series A-1 Preferred Stock,” and, together with the Series A Preferred Stock, the “Preferred Stock”), of Differential Brands Group Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to notify the Stockholders of the following:
Prior to the date of this Information Statement, the Company received a written consent of the holders of 50.45% of the voting power of the outstanding shares of capital stock of the Company entitled to vote on the following actions, (the “Majority Stockholders”), authorizing the following actions (the “Actions”):
1.
The issuance of  (1) up to 43,000,000 shares of Common Stock in a private placement in connection with the GBG Acquisition (as defined herein) and (2) approximately 10.7 million shares of Common Stock upon the conversion of all of the outstanding shares of Preferred Stock (which will increase by approximately 3,000 shares per day following September 6, 2018 if the Preferred Stock Conversion occurs on a later date), which together will constitute in excess of 19.99% of the shares of Common Stock outstanding immediately prior to such issuances, in accordance with applicable Nasdaq Listing Rules; and

2.
The amendment of the Differential Brands Group 2016 Stock Incentive Compensation Plan (the “2016 Plan”) to increase the reservation of the total shares available for issuance under the 2016 Plan to 12,725,963 shares of Common Stock.

No further action of stockholders (beyond the previously obtained written consent of the Majority Stockholders) is required to authorize the Actions. Accordingly, your consent is not required and is not being solicited.
We will commence mailing the notice to the holders of Common Stock and Preferred Stock on or about August 17, 2018.
PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CERTAIN ACTIONS TAKEN BY THE MAJORITY STOCKHOLDERS.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.
The following table sets forth the name of the Majority Stockholders, and the number of shares of Common Stock, the number of shares of Series A Preferred Stock, and the number of shares of Series A-1 Preferred Stock held by them, the total number of votes that the Majority Stockholders voted in favor of the Actions and the percentage of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon that the Majority Stockholders voted in favor thereof.
Name of Stockholder	Number of Shares of Common Stock held	Number of Shares of Series A Preferred Stock held	Number of Shares of Series A-1 Preferred Stock Held	Number of Votes held by Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in Favor of the Actions
Tengram Capital Partners Gen2 Fund, L.P.	1,363,306	0	0	1,363,306	1,363,306	5.55%
Tengram Capital Associates, LLC	112,559	0	0	112,559	112,559	0.46%
Tengram Capital Partners Fund II, L.P.	0	0	4,794,422	4,794,422	4,794,422	19.53%
TCP Denim, LLC	0	5,656,200	0	5,656,200	5,656,200	23.04%
RG II, Blocker LLC	41,909	0	0	41,909	41,909	0.17%
Peter Kim	418,024	0	0	418,024	418,024	1.70%
Total	1,935,798	5,656,200	4,794,422	12,386,420	12,386,420	50.45%
ACTIONS TO BE TAKEN
This Information Statement contains a brief summary of the material aspects of the Actions, which will become effective on the date that is 20 calendar days after the mailing of this information statement to stockholders.
We currently expect that such effective date will be on or about September 6, 2018.
Action No. 1 — the issuance of  (1) up to 43,000,000 SHARES of Common Stock IN A PRIVATE PLACEMENT IN CONNECTION WITH THE consummation OF THE GBG ACQUISITION (AS DEFINED BELOW) and (2) approximately 10.7 million shares of Common Stock upon the conversion of all of the outstanding shares of Preferred Stock (which will increase by approximately 3,000 shares per day following SEPTEMBER 6, 2018 if the Preferred Stock Conversion occurs on a later date), WHICH together CONSTITUTE in excess of 19.99% of the SHARES OF Common Stock outstanding IMMEDIATELY prior to such issuances, IN ACCORDANCE WITH APPLICABLE NASDAQ LISTING RULES.
The GBG Acquisition and Equity Issuance
On June 27, 2018, the Company entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Global Brands Group Holding Limited (“GBG”) and GBG USA Inc., a wholly-owned subsidiary of GBG (“GBG USA”), to purchase a significant part of GBG’s and its subsidiaries’ North American business, including the wholesale, retail and e-commerce operations, comprising all of their North American kids business, all of their North American accessories business and a majority of their West Coast and Canadian fashion businesses (collectively, the “Business”) for a purchase price of $1.38 billion, to be paid in cash and subject to adjustment (the “Purchase Price”). The acquisition contemplated by the Purchase Agreement (the “GBG Acquisition”) is expected to close in the third quarter of 2018 (such closing, the “Closing,” and the date upon which the Closing occurs, the “Closing Date”), which will result in the combination of the Business with the Company’s existing omni-channel platform, comprised of the Robert Graham, Hudson and Swims brands. The Purchase Agreement contains certain customary termination rights, including that each of the Company and GBG has the right to terminate the Purchase Agreement if the Closing does not occur on or before 5:00 p.m. New York City Time on October 31, 2018.

In order to secure funding for the GBG Acquisition, on June 27, 2018, the Company entered into (i) a commitment letter (the “First Lien Commitment Letter”) with Ares Capital Management LLC (“Ares”) and HPS Investment Partners, LLC (“HPS”) and (ii) a commitment letter (the “Second Lien Commitment Letter”) with GSO Capital Partners LP (collectively with its affiliates, “GSO,” and collectively with Ares and HPS, the “Commitment Parties”), pursuant to which the Commitment Parties have agreed to provide, or cause to be provided through their respective managed funds, fully committed debt financing for the GBG Acquisition (the “Debt Financing”).
The Debt Financing is anticipated to be comprised of: (i) a first lien term loan facility in a total principal amount of  $685.0 million, which facility matures five years from closing (the “First Lien Term Facility”); (ii) a revolving credit facility in a total principal amount of up to $150.0 million, which facility matures four and a half years from closing (the “Revolving Credit Facility”); and (iii) a second lien term loan facility in a total principal amount of  $674.0 million, which facility matures six years from closing (the “Second Lien Facility”). Prior to the closing, Ares and HPS have the right to reduce the size of the Revolving Credit Facility to $100.0 million with a corresponding increase in the size of the First Lien Term Facility to up to $735.0 million.
Pursuant to the Second Lien Commitment Letter and in consideration of its provision of the debt financing under the Second Lien Facility, funds managed by GSO will also receive shares of Common Stock in an aggregate amount equal to 25% of the aggregate Common Stock outstanding on the date of the GBG Acquisition on a fully diluted basis after giving effect to the Equity Issuance (defined below) and GBG Acquisition (the “GSO Equity Issuance”), including shares of Common Stock underlying any awards granted under the 2016 Plan (as amended herein).
Among the conditions to the funding of the Debt Financing, the Company has agreed to raise an aggregate of  $150 million of equity capital in the form of cash investments in shares of Common Stock in a private placement. The Company may also seek to raise an additional $25 million of equity capital for an aggregate of  $175 million of equity capital. The Company intends to secure such funding from members of GBG’s existing U.S. management team and other co-investors at a purchase price of approximately $8.00 per share of Common Stock (such private placement of up to $175 million of equity capital, together with shares of Common Stock to be issued in the GSO Equity Issuance, the “Equity Issuance”).
In connection with the Equity Issuance, the Company and certain of the investors will enter into a registration rights agreement that provides for demand and piggyback rights and other customary terms. The Company will also enter into a stockholder agreement with one or more investors and other stockholders of the Company which contains, among other things, (i) a drag-along provision in which such investors and stockholders agree to vote their shares in support of certain transactions that have been approved by the Board, (ii) customary minority rights protective provisions and (iii) subject to certain conditions, board nomination rights that permit (A) certain investors that are affiliates of Tengram Capital Partners, L.P. (the “Tengram Stockholders”) to nominate two directors (which will initially be William Sweedler and Matthew Eby), (B) an investor that is an affiliate of GSO (the “GSO Stockholder”) to nominate one director, and (C) the Tengram Stockholders and the GSO Stockholder to collectively nominate two mutually agreeable independent directors.
The maximum number of shares of our Common Stock expected to be issued in the Equity Issuance is 43,000,000 shares.
The Preferred Stock Conversion
In connection with the Equity Issuance, TCP Denim, LLC (“TCP Denim”) and Tengram Capital Fund II, L.P. (“Tengram II”) have agreed to convert, in accordance with their respective terms, all of their shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock into shares of Common Stock (the “Preferred Stock Conversion”) immediately prior to the Closing. Following such conversion and pro forma for the GBG Acquisition, the Company will not have any shares of preferred stock outstanding.

Series A Preferred Stock
In connection with the Company’s acquisition of all of the outstanding equity interests of RG Parent LLC and its subsidiaries on January 28, 2016 (the “RG Merger”), the Company entered into the RG Stock Purchase Agreement with TCP Denim, LLC pursuant to which the Company issued and sold to TCP Denim an aggregate of 50,000 shares of the Series A Preferred Stock, for an aggregate purchase price of $50.0 million in cash. The proceeds from the sale of Series A Preferred Stock were used to consummate the RG Merger. Under the Certificate of Designation of the Series A Preferred Stock (the “Series A Certificate of Designation”), each share of Series A Preferred Stock entitles the holder to receive cumulative dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof, payable quarterly, at an annual rate of 10%, plus accumulated and unpaid dividends thereon through such date. To date, the Board of Directors or a duly authorized committee thereof has not declared any dividends on the Series A Preferred Stock. In connection with the Preferred Stock Conversion and in accordance with the Series A Certificate of Designation, all accrued and unpaid dividends on the Series A Preferred Stock will be satisfied in shares of Common Stock on the Closing Date. Each holder of the Series A Preferred Stock is generally entitled to vote on an as-converted basis and together with the holders of Common Stock and Series A-1 Preferred Stock as a single class, subject to certain limitations.
Holders of the Series A Preferred Stock, exclusively and as a separate series, are currently entitled to elect three members of the Board of Directors, each of whom may only be removed without cause by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock. The holders of the Series A Preferred Stock also have separate series voting rights with respect to certain matters affecting their rights, powers or preferences. Upon any liquidation event, holders of the Series A Preferred Stock are entitled to receive the greater of the liquidation preference on the date of determination and the amount that would be payable to the holders of the Series A Preferred Stock had such holders converted their shares of Series A Preferred Stock into shares of Common Stock immediately prior to such liquidation event. Each share of the Series A Preferred Stock is convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder, into a number of shares of Common Stock equal to the quotient of  (i) $1,000 (plus, at the option of the holder thereof, the amount of accrued and unpaid dividends thereon, as of the conversion date) divided by (ii) $11.16.
If the Preferred Stock Conversion occurs on September 6, 2018, TCP Denim will receive approximately 5.8 million shares of Common Stock upon the conversion of its 50,000 shares of Series A Preferred Stock. Following such conversion, TCP Denim’s rights described above as holders of Series A Preferred Stock will terminate.
Series A-1 Preferred Stock
In connection with the acquisition of SWIMS in July 2016, the Company entered into certain financing arrangements with Tengram II, an entity affiliated with the holder of the Company’s Series A Preferred Stock, TCP Denim, including a convertible note issued to Tengram II on July 18, 2016 (the “SWIMS Convertible Note”).
On January 18, 2018, the SWIMS Convertible Note, as amended, with a principal amount of $13.0 million, matured and automatically converted into newly issued shares of the Company’s Series A-1 Preferred Stock, at a conversion price of  $3.00 per share. The outstanding balance of the SWIMS Convertible Note, together with any accrued and unpaid interest thereon, converted into 4,587,964 shares of Series A-1 Preferred Stock. Each share of Series A-1 Preferred Stock is currently convertible into a number shares of Common Stock equal to the quotient of  (i) $3.00 (plus, at the option of the holder thereof, the amount of accrued and unpaid dividends thereon, as of the conversion date) dividend by (ii) $3.00. Under the Certificate of Designation of the Series A-1 Preferred Stock (the “Series A-1 Certificate of Designation”), each share of Series A-1 Preferred Stock entitles the holder to receive cumulative dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof, payable quarterly, at an annual rate of 10%, plus accumulated and unpaid dividends thereon through such date. To date, the Board of Directors or a duly authorized committee thereof has not declared any dividends on the Series A-1 Preferred Stock. In connection with the Preferred Stock Conversion and in accordance with the Series A-1 Certificate of Designation, all accrued and unpaid dividends on the Series A-1 Preferred Stock will be satisfied in shares of Common Stock on the Closing Date. Each holder of the Series A-1 Preferred Stock is generally entitled to vote on an as-converted basis and together with the holders of Common Stock and Series A Preferred Stock as a single class, subject to certain limitations. The Series A-1 Preferred Stock is senior to the Common Stock upon a liquidation.
If the Preferred Stock Conversion occurs on September 6, 2018, Tengram II will receive approximately 4.9 million shares of Common Stock upon the conversion of its 4,587,964 shares of Series A-1 Preferred Stock. Following such conversion, Tengram II’s rights described above as holders of the Series A-1 Preferred Stock will terminate.
Number of Shares to be issued in the Preferred Stock Conversion
The number of shares of our Common Stock to be issued in the Preferred Stock Conversion is approximately 10.7 million shares (which will increase by approximately 3,000 shares per day following September 6, 2018 if the Preferred Stock Conversion occurs on a later date).
Stockholder Approval in connection with Equity Issuance and Preferred Stock Conversion
Our Common Stock is listed on the Nasdaq Global Market and, as a result, we are subject to the Nasdaq Listing Rules. The issuance of shares of our Common Stock in connection with the Equity Issuance and Preferred Stock Conversion implicates certain of the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on the Nasdaq Global Market, including the following:
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Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if such securities are not issued in a public offering and (1) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of Common Stock (or securities convertible into or exercisable for Common Stock); or (2) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

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Nasdaq Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if after a transaction a single investor or affiliated investor group acquires, or has the right to acquire, as little as 20% of the Common Stock (or securities convertible into or exercisable for Common Stock) or voting power of an issuer and such ownership would be the largest ownership position of the issuer). For the purposes of this rule, GSO may be deemed to be the controlling stockholder following the GSO Equity Issuance. Stockholders should note that a “change of control” as described under Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Delaware law, our organizational documents, or any other purpose.

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Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving: (1) the sale, issuance or potential issuance by the issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price less than the greater of book or market value of the Common Stock, which, together with sales by officers, directors or substantial stockholders of the issuer, equals 20% or more of Common Stock or 20% or more of the voting power outstanding before the issuance; or (2) the sale, issuance or potential issuance by the issuer of Common Stock (or securities convertible into or exercisable Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the Common Stock.

Given that the Equity Issuance and Preferred Stock Conversion are expected to result in the issuance of 20% or more of the shares of the Company’s Common Stock outstanding before such issuance, the Company’s stockholders must approve the Equity Issuance and Preferred Stock Conversion pursuant to Nasdaq Rules 5635(a), 5635(b) and/or 5635(d), which require any such issuance to be approved by a majority of the total votes cast at a meeting in which a quorum is present or by the written consent of the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote thereon.

Concurrently with the execution and delivery of the Purchase Agreement, the Tengram Stockholders, which collectively represent approximately 44.9% of the Company’s outstanding voting capital stock, entered into a support agreement with GBG, pursuant to which they agreed to vote their shares in favor of the Equity Issuance.
Prior to the date of this Information Statement, the Company received the written consent of the Majority Stockholders who collectively hold shares of capital stock of the Company representing a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote on the Equity Issuance and Preferred Stock Conversion authorizing such Equity Issuance and Preferred Stock Conversion pursuant to Nasdaq Rules 5635(a), 5635(b) and 5635(d). Rule 14c-2(b) of the Exchange Act requires, however, that actions approved by written consent cannot be taken until 20 calendar days after the mailing of an Information Statement on Schedule 14C to the Company’s stockholders. Accordingly, we expect that such effective date will be on or about September 6, 2018.
The issuance of shares of our Common Stock in connection with the Equity Issuance and Preferred Stock Conversion will cause our stockholders to experience a dilution in net tangible book value per share. In addition, the issuance of such shares will have a dilutive effect on earnings per share and may adversely affect the market price of the Common Stock.
Interests of Directors in this Action
Three of our directors, William Sweedler, Matthew Eby, and Andrew Tarshis are affiliated with Tengram Capital Partners, which, in turn, is affiliated with TCP Denim, LLC, the holder of all of the outstanding shares of Series A Preferred Stock, and Tengram Capital Partners Fund II, L.P., the holder of all of the outstanding shares of Series A-1 Preferred Stock.
Incorporation by Reference
The foregoing description of the Purchase Agreement, First Lien Debt Commitment Letter, Second Lien Debt Commitment Letter, Series A Certificate of Designation and Series A-1 Certificate of Designation, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, First Lien Commitment Letter, Second Lien Commitment Letter, Series A Certificate of Designation and Series A-1 Certificate of Designation, copies of which are attached as Exhibits A, B, C, D and E respectively, hereto and are incorporated herein by reference. These agreements are not intended to provide any factual information about the Company, GBG, GBG USA or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by each of the parties to the Purchase Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement; are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules; may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, GBG, GBG USA or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Action No. 2 — amendment OF the 2016 PLAN to increase the reservation of the total shares available for issuance TO 12,725,963 shares of Common Stock
Amendment to Increase Reservation of Shares under 2016 Plan
On October 5, 2016, our Board of Directors adopted the 2016 Plan. Our stockholders approved the 2016 Plan at the annual meeting of stockholders on November 7, 2016. Prior to the date of this Information Statement, the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote thereon approved Amendment 1 to the 2016 Plan to increase the total shares of

Common Stock available for issuance under the plan by 9,196,854 shares of Common Stock to 12,725,963 (the “Amendment”). As of June 30, 2018, without accounting for such increase, we had an aggregate of 1,133,078 shares of Common Stock available for future issuance under the 2016 Plan.
The 2016 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other equity-based awards and cash awards to employees and consultants of the Company and its affiliates and nonemployee directors of the Company. The Board of Directors believes that the Amendment is necessary in order to allow the Company to continue to attract, retain and motivate employees, to enhance long-term performance and competitiveness of the Company and its affiliates and to further align the interests of our employees and non-employee directors with those of our stockholders.
Material Terms of the 2016 Plan
General.   The 2016 Plan permits the granting of any or all of the following types of awards: (i) nonqualified stock options; (ii) incentive stock options (iii) stock appreciation rights (“SARs”); (iv) restricted stock; (v) RSUs; (vi) performance compensation awards; (vii) other stock-based awards; (viii) dividend equivalents; and (ix) cash-based awards. Upon the effectiveness of the Amendment, the maximum number of shares of Common Stock that may be issued with respect to awards granted under the 2016 Plan, as amended, will be 12,725,963 (subject to adjustment in accordance with the provisions described under caption “Adjustments Upon Certain Events” below).
The aggregate number of shares treated as issued under the 2016 Plan at any time shall equal only the number of shares issued upon exercise or settlement of an award. Shares underlying awards that are forfeited, cancelled, terminated or expire unexercised, or settled in cash in lieu of issuance of shares, shall be available for issuance pursuant to future awards to the extent that such shares are forfeited, repurchased or not issued under any such award. Any shares tendered to pay the exercise price of an option or other purchase price of an award, or withholding tax obligations with respect to an award, shall be available for issuance pursuant to future awards. In addition, if any shares subject to an award are not delivered to a participant because (i) such shares are withheld to pay the exercise price or other purchase price of such award, or withholding tax obligations with respect to such award (or other award), or (ii) a payment upon exercise of an SAR is made in shares, the number of shares subject to the exercised or purchased portion of any such award that are not delivered to the participant shall be available for issuance pursuant to future awards.
Subject to adjustment as provided in the 2016 Plan, the maximum number of shares of Common Stock with respect to which awards may be granted to any participant in any calendar year may not exceed 500,000 shares. The maximum cash amount payable to any participant pursuant to any cash-based award granted to a participant in any calendar year and that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code may not exceed $1,500,000.
Eligibility.   Current and prospective employees, non-employee directors and consultants of the Company and its affiliates are eligible to receive awards under the 2016 Plan selected by the Compensation and Stock Option Committee or any other committee designated by our Board. Approximately 400 employees are currently eligible to participate in the 2016 Plan.
Administration.   The 2016 Plan is administered by the Compensation and Stock Committee of the Board of Directors or by any other committee designated by the Board of Directors (the “Administering Committee”). Such committee determines the persons who are eligible to receive awards, the number of shares subject to an award and the terms and conditions of such awards. The Administering Committee has the authority to interpret the provisions of the 2016 Plan and of any awards granted thereunder and to waive or amend the terms or conditions of awards granted under the 2016 Plan. Further, the Administering Committee establishes performance measures in connection with awards, including “qualified performance awards” (as defined below).
Adjustments upon Certain Events.   If the outstanding Company shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares or other securities of the

Company, issuance of warrants or other rights to acquire shares or other securities of the Company, or other similar corporate transaction or event, or other unusual or nonrecurring events affecting the Company or an affiliate, such that in any case an adjustment is determined by the Administering Committee in its sole discretion to be necessary or appropriate, then the Administering Committee shall make any such adjustments in such manner as it may deem equitable to the shares available for issuance under the 2016 Plan, the shares subject to outstanding awards and the grant or exercise price of outstanding awards.
Except to the extent otherwise provided in an award agreement, in the event of a “change in control” (as defined in the 2016 Plan), the Administering Committee may, in its discretion, provide that, with respect to all or any portion of a particular outstanding award or awards, (i) any outstanding option, SAR or other award (as applicable) that is not then exercisable shall immediately become exercisable as to all or any portion of the shares covered thereby as of a time prior to the “change in control”; (ii) all or any portion of the restrictions applicable to any outstanding award shall immediately lapse as of a time prior to the “change in control” (including a waiver of any applicable performance goals); (iii) performance periods in effect on the date the “change in control” occurs shall end on such date, and (A) determine the extent to which performance goals or other performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (B) cause the participant to receive partial or full payment of awards for each such performance period based upon the Administering Committee’s determination of the degree of attainment of the performance goals or other performance goals, or by assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Administering Committee; (iv) awards previously deferred shall be settled in full as soon as practicable; (v) any outstanding awards shall be adjusted, substituted, converted, settled and/or terminated as the Administering Committee, in its discretion, deems appropriate and consistent with the 2016 Plan’s purposes; and (vi) with respect to any options having a per share exercise price equal to, or in excess of, the fair market value of a share, such options shall be canceled and terminated without any payment or consideration therefor.
Stock Options.   Stock options awarded may be in the form of either nonqualified stock options or incentive stock options, or a combination of the two, at the discretion of the Administering Committee. The 2016 Plan provides that the option price pursuant to which shares of our Common Stock may be purchased shall be determined by the Administering Committee, but shall not be less than the fair market value of our shares of Common Stock on the date the option is granted. The term of each option shall be determined by the Administering Committee, but no incentive stock option shall be exercisable more than ten years after the date of grant. The exercise price for shares under a stock option may be paid by one or more of the following methods, as approved by the Administering Committee or in the award agreement: (i) in cash, check or cash equivalents; (ii) by delivery of shares already owned that were purchased on the open market or that have been held for at least six months that have a fair market value equal to the aggregate exercise price; (iii) by a broker-assisted cashless exercise procedure; (iv) by having shares withheld that have a fair market value equal to the aggregate exercise price; or (v) by any other means that the Administering Committee approves.
In general, unvested stock options are forfeited when a participant terminates employment or service with the Company or its affiliates. In addition, under the 2016 Plan, if a participant terminates service or employment with the Company or any of its affiliates as a result of disability or death, the stock option will remain exercisable with respect to the number of shares as to which it was vested on the date of such termination until the earlier of the expiration date and the date that is one year or three years, respectively from the date of termination, unless the award agreement expressly provides for a different expiration date. If a participant terminates service or employment with the Company or any of its affiliates for cause, any stock option held by such individual (whether vested or unvested) will be immediately forfeited. If a participant terminates service or employment with the Company or any of its affiliates for any other reason, the stock option will remain exercisable with respect to the number of shares as to which it was vested on the date of such termination and will expire on the earlier of the expiration date and the date that is 90 days following the date of such termination, unless the award agreement expressly provides for a different expiration period. The aggregate fair market value on the date of grant of the shares with respect to which incentive stock options first become exercisable during any calendar year for any participant may not exceed $100,000.

Incentive stock options may not be transferred by a participant other than by will or the laws of descent and distribution and may be exercised only by a participant, unless the participant is deceased. In general, similar transfer restrictions apply to nonqualified stock options, except that, in the case of nonqualified stock options, the Administering Committee has the discretion to permit a participant to transfer a nonqualified stock option to another individual. Any nonqualified stock option so transferred will be subject to the same terms and conditions of the original grant and may be exercised by the transferee only to the extent the stock option would have been exercisable by the participant had no transfer occurred.
Stock Appreciation Rights.   The Administering Committee has the authority under the 2016 Plan to grant SARs. An SAR is an award that gives the participant the right to benefit from appreciation in the value of shares over the grant price established in the award. The terms and conditions of an SAR are specified in the award agreement. If and when payable, the appreciation may be paid in cash, shares of Common Stock or such other form or combination of forms of payout, at times and upon conditions as determined at the discretion of the Administering Committee. SARs will be subject to the terms and conditions specified in the award agreement. SARs granted in connection with an option will be granted at the time of grant of the option. SARs granted in connection with an option are subject to the same terms and conditions as the related option and are exercisable only at such times and to such extent as the related option is exercisable. The grant price of SARs must generally be at least equal to the fair market value of the Common Stock on the date of grant. Under the 2016 Plan, an SAR is generally treated in the same manner as a stock option on termination of employment.
No Repricing.   No option or SAR may be repriced, regranted through cancellation, including cancellation in exchange for cash or other awards, or otherwise amended to reduce its option price or exercise price (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in the provisions described below under “Adjustments Upon Certain Events”) without the approval of the stockholders of the Company.
Restricted Stock and Restricted Stock Units.   In general, restricted stock is an award of shares granted to a participant that is subject to vesting conditions and restrictions on transfer for a period of time. An RSU provides for the issuance of shares or cash to its holder following the vesting date or dates associated with the award. If an RSU is settled in cash, the award holder will be entitled to payment equal to the fair market value of the shares subject to such awards on the date the award vests, less applicable withholding taxes. Holders of RSUs are not entitled to any privileges of ownership of the shares of Common Stock underlying their RSUs until the underlying shares are actually delivered to them following vesting of the RSUs. Unless otherwise provided in the applicable award agreement, unvested restricted stock and unvested RSUs are forfeited when a holder terminates employment or service with the Company or its affiliates.
Other Stock-Based Awards.   The Administering Committee may grant other types of equity-based or equity-related awards not otherwise described above in such amounts and subject to such terms and conditions, as the Administering Committee shall determine as set forth in the applicable award agreement. Such other stock-based awards may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares.
Dividend Equivalents.   Dividend equivalents will be subject to the terms and conditions specified in an award agreement. The award agreement may provide for the dividend equivalents to be paid in cash or deemed reinvested in additional shares. Dividend equivalents may be settled in cash and/or shares. In addition, if the dividend equivalents are awarded as a component of another award, the Administering Committee, in its sole discretion, may subject the dividend equivalents to the same terms and conditions that apply to such award.
Cash-Based Awards.   Cash-based awards may be granted to participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Administering Committee. A cash-based award entitles the participant who receives such award to receive a payment in cash upon the attainment of applicable performance goals for the applicable performance period, and/or satisfaction of other terms and conditions, in each case determined by the Administering Committee.
Performance Compensation Awards.   Restricted stock awards, restricted stock units, other stock-based awards and cash-based awards subject to performance conditions may, in the Administering Committee’s discretion, be structured to qualify as performance-based compensation under section 162(m), as described under “Certain Federal Income Tax Consequences” below (referred to in this summary as “performance compensation awards”). These performance compensation awards will be conditioned on the achievement by the Company or its affiliates, divisions or operational units, or any combination of the foregoing, of objectively determinable performance goals, based on one or more of the following performance measures, over a specified performance: (i) net earnings or net income (before or after interest, taxes and/or other adjustments); (ii) basic or diluted earnings per share (before or after interest, taxes and/or other adjustments); (iii) book value per share; (iv) net revenue or revenue growth; (v) net interest margin; (vi) operating profit (before or after taxes); (vii) profit growth; (viii) profit-related return ratios; (ix) return on assets, equity, capital, revenue, investment or similar measure; (x) cash flow (including operating cash flow and free cash flow); (xi) share price (including growth measures and total stockholder return); (xii) working capital; (xiii) expense targets; (xiv) margins; (xv) operating efficiency; (xvi) measures of economic value added; (xvii) asset quality; (xviii) asset growth; (xix) employee retention; (xx) attainment of strategic or operational initiatives; (xxi) enterprise value; (xxii) dividend payout ratios; (xxiii) dividend yield; (xxiv) market share, mergers, acquisitions, or sales of assets; (xxv) revenue per employee; (xxvi) employee satisfaction/engagement; (xxvii) customer satisfaction; or (xviii) any combination of the foregoing that are selected by the Administering Committee.
These performance measures may be used on an absolute or relative basis or may be compared to the performance of a selected group of comparison companies, a published or special index or various stock market indices. No more than 500,000 shares of Common Stock may be earned in respect of performance compensation awards granted to any one participant for a single fiscal year during a performance period (or, in the event the award is settled in cash, other securities, other awards or other property, no more than the fair market value of that number of shares, calculated as of the last day of the performance period to which the award relates). If a performance compensation award is not denominated in shares of Common Stock, the maximum amount that can be paid to any one participant in any one fiscal year in respect of that award is $1,500,000.
The Administering Committee will, within the first 90 days of the performance period, define in an objective fashion the manner of calculating the performance measures and performance goals it selects to use for the performance period. After the end of the performance period, the Administering Committee will determine and certify in writing the extent to which the performance goals have been achieved and the amount of the performance compensation award to be paid to the participant. The Administering Committee may, in its discretion, reduce or eliminate, but may not increase, the amount of a performance compensation award otherwise payable to a participant. The Administering Committee may not waive the achievement of performance goals applicable to these awards (except in the case of the participant’s death, disability or a change in control of the Company). Subject to the limitations of Section 162(m), the Administering Committee may adjust or modify the calculation of a performance goal based on and to appropriately reflect the following events: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other rules affecting the results, (iv) any reorganization or restructuring, (v) the cumulative effect of changes in accounting principles, (vi) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement), (vii) acquisitions, divestitures or discontinued operations, (viii) gains or losses on refinancing or extinguishment of debt, (ix) foreign exchange gains and losses, (x) a change in the Company’s fiscal year (xi) any other specific unusual events, or objectively determinable category thereof, or (xii) any other specific nonrecurring events, or objectively determinable category thereof.
Non-employee Director Awards Maximum.   No non-employee director of the Company may be granted one or more awards within any fiscal year of the Company, solely with respect to service as a director, that exceed $1,500,000 in aggregate value of cash-based and other awards, with such value determined by the Administering Committee as of the date of grant of the awards.
Amendments to the 2016 Plan.   The Board of Directors may, subject to stockholder approval to the extent necessary and desirable to comply with applicable legal and regulatory requirements, at any time amend, alter, suspend, or terminate the 2016 Plan or award agreements granted thereunder. However, no amendment, alteration, suspension, or termination may be made that would materially impair the previously accrued rights of any award recipient without the written consent of such recipient, except any such amendment made to comply with applicable law, tax rules, stock exchange rules or accounting rules. In addition, no amendment may be made to reduce the exercise or grant price of any outstanding stock option or SAR unless approved by the Company’s stockholders.
Transferability.   Unless determined otherwise by the Administering Committee, awards granted under the 2016 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution following the recipient’s death, and may be exercised during the lifetime of the award recipient, only by the award recipient. Each award holder may, from time to time, on a form approved by the Administering Committee name any beneficiary or beneficiaries who shall be permitted to exercise his or her stock option or SAR or to whom any benefit under the 2016 Plan is to be paid in case of the participant’s death before he or she fully exercises his or her stock option or SAR or receives any or all of such benefit.
Participants Based Outside of the United States.   The Administering Committee may grant awards to eligible individuals who are non-United States nationals, who reside outside the United States, who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the 2016 Plan to foster and promote achievement of the purposes of the 2016 Plan and comply with those non-United States legal or regulatory provisions.
Effectiveness.   The 2016 Plan became effective upon approval by the stockholders at the Annual Meeting on November 7, 2016.
Federal Income Tax Consequences.   The following is a brief summary of the principal U.S. federal income tax consequences of certain awards under the 2016 Plan, under current United States federal income tax laws. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.
A participant who is granted a nonqualified stock option will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the fair market value of the stock on the date of exercise over the option price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The participant will be entitled to a cost basis for the stock for income tax purposes equal to the amount paid for the stock plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such stock, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such stock.
The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for the Company if the holder has been an employee of the Company at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.
Upon exercise of an SAR, a participant will recognize taxable income in the amount of the aggregate cash received. A participant who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the participant.
A participant will not recognize any income at the time an award of restricted stock, restricted stock units or other stock-based award is granted, nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after receiving an award of restricted stock to recognize ordinary income in the year of receipt of the award, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. Similarly, upon the vesting of RSUs, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received. With respect to awards of restricted stock, restricted stock units and other stock-based awards, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.
With respect to cash-based awards, the participant generally will recognize ordinary income, and we will receive a corresponding tax deduction, at the time the cash is paid.
For tax years beginning on or prior to December 31, 2017, Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, unless the compensation is “performance-based compensation” and meets certain other requirements outlined in Section 162(m) of the Code and related regulations (“Qualified Performance-Based Awards”). Effective for tax years beginning on or after January 1, 2018, Section 162(m) of the Code generally limits the deductibility of compensation in excess of  $1,000,000 paid to certain executive officers. A transition rule may apply to compensation paid under Qualified Performance-Based Awards granted pursuant to certain written binding contracts prior to November 2, 2017 which have not been materially modified since that date. We reserve the right to pay our employees, including recipients of awards under the 2016 Plan, amounts that may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.
Other.   The amounts that will be received by participants in the future under the 2016 Plan are not yet determinable, as awards are at the discretion of the Administering Committee.
The above is only a brief summary of the material terms of the 2016 Plan, and does not describe all the terms of the 2016 Plan. This summary is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the 2016 Plan, attached as Annex A to the Company’s proxy statement filed October 17, 2016, and the complete text of the Amendment, attached as Exhibit F to this Information Statement. Any capitalized terms that are used but not defined in this summary have the meaning as defined in the 2016 Plan.
Dissenters’ Rights
Under the Delaware General Corporation Law, stockholders will not be entitled to dissenters’ or appraisal rights with respect to the Actions, and we do not intend to independently provide stockholders with such rights.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information as of June 30, 2018 concerning beneficial ownership, as that term is defined in Rule 13d-3 of the Exchange Act, of Common Stock held by (1) each person or entity known by us to beneficially own more than 5% of our outstanding Common Stock, (2) each of our directors and nominees for election as a director, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The information as to beneficial ownership has been furnished by our respective Common Stockholders, directors and executive officers, and, unless otherwise indicated, to our knowledge, each of our Common Stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Pursuant to the rules of the SEC, certain shares of our Common Stock that a beneficial owner set forth in this table has a right to acquire within 60 days of the date hereof  (pursuant to the exercise of options or warrants for the purchase of shares of Common Stock) are deemed to be outstanding for the purpose of computing the percentage ownership of that owner, but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table. Percentages are calculated based on 14,079,480 shares outstanding as of June 30, 2018. The address for the officers and directors is our corporate office located at 1231 South Gerhart Avenue, Commerce, California, 90022.
Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
5% Stockholders (Excluding Directors and Officers)
Entities affiliated with Tengram Capital Partners, L.P.	12,468,396(1)	53.2%
Arthur Rabin	901,773(2)	6.4%
Barry Sternlicht	877,103(3)	6.2%
Fireman Capital CPF Hudson Co-Invest LP	720,976(4)	5.0%
Directors and Officers (including all Named Executive Officers)
Michael Buckley	681,782(5)	4.8%
Chief Executive Officer and Director
Bob Ross	49,413(6)	*
Chief Financial Officer
Peter Kim	1,131,871(7)	7.7%
Founder and Vice-Chairman of Hudson
William Sweedler	12,477,455(8)	53.2%
Director, Chairman of the Board
Matthew Eby	12,477,454(9)	53.2%
Director
Kelly Hoffman	63,318(10)	*
Director
Walter McLallen	63,318(11)	*
Director
Kent Savage	71,303(12)	*
Director
Andrew Tarshis	—	—
Director
All directors and executive officers, as a group (9 persons)(13)	14,547,519	54.8%

*
Represents beneficial ownership of less than 1%.

(1)
This information as to beneficial ownership is based on a Schedule 13D filed on February 8, 2016, as amended on May 10, 2017, July 21, 2017 and February 2, 2018, Form 4s filed on January 19, 2018 and other information provided to the Company, in each case, by and on behalf of TCP RG, LLC, TCP Denim, LLC, Tengram Capital Partners Gen2 Fund, L.P. (“Tengram I”), Tengram Capital Partners Fund II, L.P. (referred to elsewhere as “Tengram II”), Tengram Capital Associates, LLC (“TCA”), Tengram Capital Associates II, LLC (“TCA II”), Matthew Eby and William Sweedler. These shares consist of: (i) 5,656,200 shares of common stock, assuming a conversion price of  $11.16 per share, issuable upon conversion of 50,000 shares of the Series A Convertible Preferred Stock purchased by TCP Denim, LLC pursuant to the RG Stock Purchase Agreement, including accrued but unpaid dividend as of June 30, 2018; (ii) a warrant owned by Tengram II for the purchase of 500,000 shares of common stock at an exercise price of  $3.00 per share (subject to adjustment); (iii) 4,794,422 shares of common stock issuable upon conversion of 4,794,422 shares of 10.0% Series A-1 Convertible Preferred

Stock assuming a one-to-one conversion (subject to adjustment) and including accrued but unpaid dividend as of June 30, 2018; (iv) 1,363,306 shares of common stock held directly by Tengram I; (v) 112,559 shares of common stock held directly by TCA; (vi) 41,909 shares of common stock held directly by RG II Blocker, LLC. TCP Denim, LLC is managed by its sole member, Tengram II. TCA is the general partner of Tengram I, the manager of RG II Blocker, LLC, and TCA II is the general partner of Tengram II. Matthew Eby and William Sweedler, as the co-managing members of TCA and TCA II, may be deemed to share the voting and dispositive power of the above 11,994,020 shares of Common Stock. The address of each of the entities mentioned in this footnote is c/o Tengram Capital Partners, 15 Riverside Avenue, First Floor, Westport, CT 06880.
(2)
This information as to beneficial ownership is based on a Schedule 13G filed on July 11, 2018 by and on behalf of Arthur Rabin and other information provided to the Company. The address of Mr. Rabin is 350 Fifth Avenue, 9th Floor, New York, New York 10118.

(3)
This information as to beneficial ownership is based on a Schedule 13G filed on February 8, 2016 by and on behalf of Barry Sternlicht and other information provided to the Company. The address of Mr. Sternlicht is 591 West Putnam Ave., Greenwich, CT 06830.

(4)
This information as to beneficial ownership is based on a Schedule 13D/A filed on February 4, 2016 by and on behalf of Fireman Capital CPF Hudson Co-Invest LP (“Fireman”) and Daniel Fireman and other information provided to the Company. These shares, which are beneficially owned by Fireman and its managing partner, Daniel Fireman, consist of  (i) 494,807 shares of Common Stock; plus (ii) 226,169 shares of Common Stock issuable upon conversion of the Modified Convertible Note held by Fireman, which, because it is convertible at any time, is deemed to be outstanding pursuant to Rule 13d-3(1) under the Exchange Act. Each of Fireman and Daniel Fireman has shared voting and dispositive power with respect to the shares. The address of each of Fireman and Daniel Fireman is c/o Fireman Capital Partners, LLC, Watermill Center, 800 South Street, Suite 600, Waltham, MA 02453.

(5)
Excludes 144,588 RSUs, which will vest on December 31, 2018, subject to Mr. Buckley’s continued employment through the applicable vesting dates. The above shares also exclude 347,011 PSUs, which will vest on December 31, 2018, subject to meeting certain EBITDA targets. Each RSU and PSU represents a contingent right to receive one share of our Common Stock.

(6)
Excludes 133,334 RSUs, which will vest in two annual installments on January 1, 2019 and January 1, 2020, subject to Mr. Ross’ continued employment through the applicable vesting dates. Each RSU represents a contingent right to receive one share of our Common Stock.

(7)
This information is based on a Schedule 13D/A filed on February 2, 2016 by and on behalf of Mr. Kim and subsequent filings on Form 4 and other information provided to the Company. The above shares include (i) 484,432 shares of Common Stock, and (ii) 647,439 shares of Common Stock issuable upon conversion of the Modified Convertible Note, which, because it is convertible at any time, is deemed to be outstanding pursuant to Rule 13d-3 of the Exchange Act. The above shares exclude 55,556 RSUs, which vest on January 28, 2019, subject to Mr. Kim’s continued employment. The above shares also exclude 55,556 which will vest on January 28, 2019, subjection to meeting certain EBITDA targets. Each RSU and PSU represents a contingent right to receive one share of our Common Stock.

(8)
This information as to beneficial ownership is based on a Schedule 13D filed on February 8, 2016, as amended on May 10, 2017, July 21, 2017 and February 2, 2018, filings on Form 4 and other information provided to the Company. These shares include (i) 12,468,396 shares of Common Stock over which Mr. Sweedler may be deemed to share voting and dispositive power as the co-managing member of TCA and TCA II, as further described in Note 1, and (ii) 9,059 shares of Common Stock directly held by Mr. Sweedler over which he has sole voting and dispositive power.

(9)
This information as to beneficial ownership is based on a Schedule 13D filed on February 8, 2016, as amended on May 10, 2017, July 21, 2017 and February 2, 2018, filings on Form 4 and other information provided to the Company. These shares include (i) 12,468,396 shares of Common Stock over which Mr. Eby may be deemed to share voting and dispositive power as the co-managing member of TCA and TCA II, as further described in Note 1, and (ii) 9,058 shares of Common Stock directly held by Mr. Eby over which he has sole voting and dispositive power.
(10)
This information is based upon Form 4s filed by Mr. Hoffman with the SEC. This amount excludes 25,772 shares of Common Stock pursuant to RSUs which vest on September 30, 2018 and December 31, 2018.

(11)
This information is based upon Form 4s filed by Mr. McLallen with the SEC. This amount excludes 25,772 shares of Common Stock pursuant to RSUs which vest on September 30, 2018 and December 31, 2018.

(12)
Includes (i) 70,962 shares held for the personal account of Mr. Savage; and (ii) 341 shares held for the account of Savage Interests LP. Mr. Savage is the managing member of KAS Interests GP LLC and CKS Interests GP, LLC, the two general partners with voting and investment control over the shares held by Savage Interests LP. Mr. Savage disclaims beneficial ownership of such shares held for the account of Savage Interests LP except to the extent of his pecuniary interest therein. This amount excludes 25,772 shares of Common Stock pursuant to RSUs which vest on September 30, 2018 and December 31, 2018.

(13)
Includes shares of our Common Stock beneficially owned by all of our executive officers as of such date, namely, Mr. Buckley, Mr. Kim and our Chief Financial Officer, Mr. Ross. Any shares of our Common Stock that any director or executive officer has a right to acquire within 60 days of the date hereof are deemed to be outstanding for the purpose of computing the percentage ownership of all directors and executive officers as a group.

HOUSEHOLDING
To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on the SEC rules that permit us to deliver only one Information Statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the Information Statement, promptly and free of charge, or if you wish to receive separate copies of future stockholder materials, please mail your request to Differential Brands Group Inc., 1231 S. Gerhart Avenue, Commerce, California 90022, attention: Lori Nembirkow, or call us at +1 (323) 890-1800.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Information Statement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The matters discussed in this news Information Statement involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news Information Statement that are not purely historical facts are forward-looking statements, including statements containing the words “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” “plan,” “project,” “will be,” “will continue,” “will likely result” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the parties’ ability to close the GBG Acquisition, including the receipt and terms and conditions of any required governmental approval of or required financing for the proposed GBG Acquisition that could reduce anticipated benefits or cause the parties to abandon the GBG Acquisition; the diversion of management’s time and attention from the Company’s ongoing business during this time period; the impact of the GBG Acquisition on the Company’s stock price; the anticipated benefits of the GBG Acquisition on its financial results, business performance and product offerings, the Company’s ability to successfully integrate GBG’s business and realize cost savings and any other synergies; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the Company expects; the risk of intense competition in the denim and premium lifestyle apparel industries; the risk that the Company’s substantial indebtedness could adversely affect the Company’s financial performance and impact the Company’s ability to service its indebtedness; the risks associated with the Company’s foreign sourcing of its products and the implementation of foreign production for Hudson’s products, including in light of potential changes in international trade relations proposed to be implemented by the U.S. government; risks associated with the Company’s third-party distribution system; continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital if required; the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns, including consumer demand for denim and premium lifestyle apparel, will have a negative impact on the Company’s financial performance or strategies and the Company’s ability to generate cash flows from its operations to service its indebtedness; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; risks related to the Company’s reliance on a small number of large customers; risks related to the Company’s ability to implement successfully any growth or strategic plans; risks related to the Company’s ability to manage the Company’s inventory effectively; the risk of cyber-attacks and other system risks; risks related to the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of the Company’s operations or new acquisitions; risks related to the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations or new acquisitions; risks related to the Company’s pledge of all its tangible and intangible assets as collateral under its financing agreements; risks related to the Company’s ability to generate positive cash flow from operations; risks related to a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent quarterly reports on Form 10-Q filed with the SEC, and this Information Statement should be read in conjunction with those reports, together with all of the Company’s other filings, including current reports on Form 8-K, through the date of this Information Statement. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this Information Statement.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Since the Company operates in a rapidly changing environment, new risk factors can arise and it is not possible for the Company’s management to predict all such risk factors, nor can the Company’s management assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The Company’s future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements. The Company does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.
ADDITIONAL INFORMATION
We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Forms 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, DC 20549. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.
A copy of any public filing is also available, at no cost, by writing to Differential Brands Group Inc., 1231 S. Gerhart Avenue, Commerce, California 90022, attention: Lori Nembirkow or calling +1 (323) 890-1800. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.
This Information Statement is provided to the holders of Common Stock only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

August 17, 2018	By Order of the Board of Directors

/s/ William Sweedler William Sweedler Chairman of the Board of Directors

Exhibit A
Purchase Agreement
EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
by and among
Global brands group holding limited,

GBG USA Inc.,

and

Differential Brands Group Inc.

Dated as of June 27, 2018

A-i

A-ii

Exhibits
Exhibit A – Reorganization Step Plan
Exhibit B – Transition Services Agreement Term Sheet
A-iii

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 27, 2018, is by and among Global Brands Group Holding Limited, a Bermuda corporation with limited liability (“Parent”), GBG USA Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Seller”), and Differential Brands Group Inc., a Delaware corporation (“Purchaser”). Each of Seller, Parent and Purchaser is herein referred to individually as a “Party” and are collectively referred to as the “Parties.”
RECITALS
WHEREAS, as of the date hereof, each Transferred Entity (as defined below) is a wholly owned direct or indirect Subsidiary (as defined below) of Seller;
WHEREAS, following the consummation of the steps plan set forth on Exhibit A (the “Reorganization”), and at the Closing (as defined below), (a) each Transferred Entity (other than Newco) shall be a wholly owned direct or indirect Subsidiary of a Delaware limited liability company and wholly owned Subsidiary of Seller formed in connection with the Reorganization (“Newco”), and the equity interests of such Transferred Entities shall constitute the sole equity interests held, directly or indirectly, by Newco and (b) Seller shall be the sole record and beneficial owner of 100% of the issued and outstanding equity interests of Newco (the “Purchased Units”);
WHEREAS, Parent, directly or indirectly, owns the Purchased Assets (as defined below);
WHEREAS, Purchaser desires to purchase the Purchased Units from Seller, and Seller desires to sell the Purchased Units to Purchaser, upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, Purchaser desires to purchase the Purchased Assets from Parent or an Affiliate thereof and assume the Assumed Liabilities (as defined below), and Parent desires to sell or cause to be sold the Purchased Assets and transfer or cause to be transferred the Assumed Liabilities (as defined below) to Purchaser, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1 Defined Terms.   For the purposes of this Agreement, the following terms shall have the following meanings:
“Acquired License Agreements” shall mean all Contracts (a) providing for any Transferred Entity to license Intellectual Property Rights from a third Person or (b) with respect to which a Sublicense Agreement is being delivered at Closing in connection with the Transactions.
“Acquisition Proposal” shall mean any offer or proposal from any Person (other than an offer or proposal by Purchaser or its Affiliates) to engage in an Acquisition Transaction.
“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Sale to Purchaser or the Reorganization) involving, directly or indirectly (a) any purchase, transfer or other acquisition of all or any portion of the Purchased Units, any capital stock, equity interests or any other voting securities or debt securities of any of the Transferred Entities (or any Subsidiary thereof) or Purchased Assets or any other material part of the Business other than sales of inventory in the ordinary course of business consistent with past practice, (b) any purchase or other acquisition (including by license or sublicense) of all or a material portion of the assets, rights or properties of the Business or the acquisition of any of the assets of the Business, other than sales of inventory in the ordinary course of business consistent with past practice, (c) any merger, consolidation, business combination or other similar transaction involving the Business, the Purchased Assets or the Transferred Entities, (d) any sale, lease, exchange, transfer, license, acquisition or disposition of Purchased Units, Purchased Assets or any other material part of the Business other than sales of inventory in the ordinary course of business consistent with past practice, (e) any liquidation, dissolution, recapitalization or other significant corporate reorganization of or affecting all or substantially all of the Transferred Entities or (f) any combination of the foregoing.
“Action” shall mean any action, cause of action, claim (including any cross-claim or counterclaim), suit, charge, demand, arbitration, litigation, proceeding (including any civil, commercial, criminal, administrative, investigative, informal or appellate proceeding), complaint, hearing or dispute resolution process or, to the knowledge of Seller, investigation.
“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, that (a) from and after the Closing, (i) none of the Transferred Entities shall be considered an Affiliate of Parent, Seller or any of their respective Affiliates, (ii) none of Parent, Seller or any of their respective Affiliates shall be considered Affiliates of any Transferred Entity and (iii) the Transferred Entities shall be considered Affiliates of Purchaser, in each case, with respect to matters relating solely to post-Closing periods (b) except pursuant to the definition of Purchaser Related Party and the final sentence of Section 5.3, Section 10.5 and Section 11.9 (and, in each case, related definitions), in the case of Purchaser and the Transferred Entities, the term “Affiliate” shall not include at any time the Persons that Tengram Capital Partners, L.P. (or the funds managed by it) advise, manage or otherwise invest in (other than the Purchaser and its Subsidiaries), (c) except pursuant to the definition of Seller Related Party, neither Fung Holdings (1937) Limited nor any Person that controls, is controlled by or is under common control with Fung Holdings (1937) Limited, in each case other than Seller, Parent and their respective Subsidiaries, shall be considered Affiliates of Seller or Parent (as applicable) and (d) in no event shall GSO Capital Partners LP (or any Person that controls, is controlled by or is under common control with GSO Capital Partners LP, including any funds managed or advised by any of them) or The Blackstone Group L.P. (or any Person that controls, is controlled by or is under common control with and funds managed or advised by any of them) be an “Affiliate” of Purchaser for purposes of Section 5.10 or Section 5.11. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
“Agreed Closing Date Calculations” shall mean (a) if no notice of Disputed Items is delivered by Seller in accordance with the terms of Section 2.5(b) and within the period provided in Section 2.5(b), the Proposed Closing Date Calculations as prepared by Purchaser, or (b) if such a notice of Disputed Items is delivered by Seller in accordance with Section 2.5(b), either (i) the Purchase Price, Working Capital Adjustment and Closing Indebtedness as agreed to in writing by Seller and Purchaser, or (ii) the Proposed Closing Date Calculations as adjusted in accordance with the Independent Accountant’s report delivered pursuant to Section 2.5(c).
“Ancillary Agreements” shall mean the Letter Agreement, the Transition Services Agreement, the Confidentiality Agreement, the Sublicense Agreements, the General Assignment and Bill of Sale, the Debt Commitment Letters, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser, Seller, Parent or any of their respective Affiliates in connection with the consummation of the Transactions.
“Anti-Corruption Laws” shall mean all Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Seller or any of its Affiliates to the extent relates to or affecting the Business, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Entity that are designed or intended to preserve and protect competition, prohibit and restrict monopolization, attempted monopolization, restraint of trade and abuse of dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.
“Asset Selling Affiliates” shall mean all of the Affiliates of Parent, other than the Transferred Entities, that own any Purchased Assets or that have obligations or liabilities in respect of any Assumed Liabilities.
“Base Purchase Price” shall mean $1,380,000,000.
“Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any profit-sharing, bonus, commission, long-term incentive, stock option, stock purchase, stock ownership, other equity or equity-based, retention, change of control, pension, retirement, supplemental retirement, employment, severance, salary continuation, termination, change-of-control, deferred compensation, excess benefit, post-retirement medical insurance, welfare, other incentive, sabbatical, sick leave, short or long-term disability, health, prescription drug, medical, hospitalization, dental, vision, life insurance, other insurance, loan, paid time off, vacation, holiday and fringe benefit plan, program, policy, contract, arrangement or agreement (whether formal or informal, oral or written, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), maintained, contributed to or required to be contributed to by Seller, its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Seller or the Transferred Entities or under which Seller, its Subsidiaries or any of their respective ERISA Affiliates has any Liability with respect to any current or former employee, director, officer or independent contractor of Seller or the Transferred Entities, or under which a Transferred Entity has any present or future Liability, in all cases, other than an arrangement or obligation required by applicable Law or a Governmental Entity.
“Business” shall mean the following divisions and/or segments of Parent (as such divisions and/or segments are reflected on, or included in, the Financial Statements for the fiscal year ended March 31, 2018): (i) “kids”, (ii) “beauty and accessories” and (iii) “fashion”.
“Business Accounting Principles” means the accounting principles and practices used by the Business in the preparation of the Financial Statements and the illustrative calculation of working capital set forth in Section 1.1(a) of the Seller Disclosure Schedule;
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which (a) commercial banks in New York City or Hong Kong are or (b) The Stock Exchange of Hong Kong Limited is, authorized or obligated by Law or executive order or the Hong Kong Listing Rules to remain closed.
“Business Employee” shall mean an individual who is, immediately before and as of the Closing, employed by Seller, a Transferred Entity or any of their respective Affiliates and whose employment primarily consists of performing services to or for the Business or any Transferred Entity.
“Business Intellectual Property” means any and all Intellectual Property Rights that are, or are purported to be, owned by the Transferred Entities, and any and all Intellectual Property Rights included in the Purchased Assets.
“Business IT Assets” shall mean the Software (whether in object or source code form), hardware, databases, and servers, and all other information technology equipment and assets, in each case owned by or licensed to the Transferred Entities or Seller and Related to the Business.
“CFC” shall mean any Transferred Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Closing Date Cash” shall mean, without duplication, (a) the sum of all cash and cash equivalents held in the bank accounts of the Transferred Entities, minus (b) that amount of any outstanding checks, wires and ACH payments issued by the Transferred Entities but not yet cashed, cleared, presented for payment or received, as applicable, calculated in accordance with IFRS and the Business Accounting Principles as of 12:01 a.m. New York time on the Closing Date.
“Closing Date Transaction Expenses” shall mean (a) to the extent incurred prior to the Closing and not paid in full prior to the Closing, and without duplication, all fees, expenses and costs incurred (or otherwise payable), directly or indirectly, whether accrued or not, in connection with, arising from or related to the preparation, negotiation and execution of this Agreement and the Ancillary Agreements and the performance and completion of the Transactions or otherwise relating to any other sale process leading up to the execution of this Agreement (including, in each case, all fees, costs and expenses of the financial advisors, accountants, legal advisors, brokers, consultants and other third party advisors) and (b) all bonuses, costs, commissions, trust fundings and other payments related to any incentive, severance, transaction bonus, change of control payment, performance award, retention, stay, deferred compensation or other compensatory payment or acceleration thereof payable to employees, officers, partners, directors, independent contractors, consultants or third parties which become payable or due in connection with the transactions contemplated hereby, including any withholding Taxes and the employer portion of any employment Taxes related thereto, in each of  (a) and (b), for which Purchaser, its Affiliates (including the Transferred Entities) or the Business has any liability or payment obligation after the Closing or which may give rise to any Lien on the Purchased Units, Purchased Assets or any other assets of the Business at or after the Closing (but which has been incurred on or prior to Closing, for the avoidance of doubt). Notwithstanding anything herein to the contrary, the Closing Date Transaction Expenses shall not include any Consent Fees. For the avoidance of doubt and notwithstanding anything herein to the contrary, any Closing Date Transaction Expense shall only constitute an Assumed Liability to the extent that it is taken into account in calculating the Purchase Price.
“Closing Indebtedness” shall mean, without duplication, the aggregate amount of all Indebtedness of the Business and the Transferred Entities and included in the Assumed Liabilities, calculated in accordance with IFRS (where applicable, as provided in the definition of Indebtedness) and the Business Accounting Principles as of 12:01 a.m. New York time on the Closing Date.
“Closing Working Capital” shall mean the amount of Net Working Capital as of 12:01 a.m. New York time on the Closing Date.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Combined Tax Return” shall mean any combined, consolidated or unitary Tax Return that includes at least one member of the Seller Group, on the one hand, and at least one of the Transferred Entities, on the other hand.
“Confidential Information” shall mean all confidential, proprietary or non-public information Related to the Business (including information relating to the business or operations of any Transferred Entity, to the extent Related to the Business), the Purchased Assets or the Business customers or financial or other affairs, including information relating to (a) the marketing of goods or services including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials, (b) know how (including trade secrets and all technical information in relation to products and processes) and (c) future projects, business development or planning, commercial relationships and negotiations, but does not include information to the extent related to the Seller Group or that is made public by, or with the express prior written consent of, Purchaser.
“Confidentiality Agreement” shall mean the confidentiality and nondisclosure agreement, dated as of April 16, 2018, by and between Seller and Purchaser.
“Consent Fees” shall mean any fees payable to a third party licensor to the extent paid directly in connection with obtaining any Material Consent.
“Contract” shall mean any binding written agreement, contract, subcontract, indenture, deed of trust, note, bond, mortgage, lease, sublease, concession, franchise, license, sublicense, commitment, guarantee, sale or purchase order, undertaking or other instrument, arrangement or understanding of any kind; provided that any of the foregoing that is oral shall only be included to the extent expressly stated herein.
“Covered Party” shall mean any (a) official, officer, employee or Representative of, or any Person acting in an official capacity for or on behalf of: (i) any Governmental Entity, (ii) any public international organization or any department or agency thereof, or (iii) any Person owned or controlled by any Governmental Entity, public international organization or any department or agency thereof, or (b) any political party or party official or candidate for political office.

“Current Assets” shall mean, without duplication, the sum of trade and bills receivable net of any reserves and allowance for doubtful accounts, inventory net of any reserves, prepaids and other receivables of the Transferred Entities or otherwise Related to the Business, determined in each case, as of 12:01 a.m. New York time on the Closing Date, and in accordance with the Business Accounting Principles, consistently applied, and excluding (a) any Excluded Assets, (b) any cash, cash equivalents or other amounts accrued in Closing Date Cash and (c) income Tax assets (current or deferred). For the avoidance of doubt, trade and bills receivable will exclude any balances sold to third parties prior to the Closing. For the avoidance of doubt and notwithstanding anything herein to the contrary, a Current Asset shall constitute a Purchased Asset to the extent that it is taken into account in calculating the Purchase Price.
“Current Liabilities” shall mean, without duplication, the sum of trade and bills payable, trade in bills payable intercompany, accrued charges and sundry payable and other current Liabilities of the Transferred Entities or otherwise Related to the Business, determined in each case, as of 12:01 a.m. New York time on the Closing Date, and in accordance with Business Accounting Principles, consistently applied, and excluding any Excluded Liabilities. For the avoidance of doubt and not withstanding anything herein to the contrary, a Current Liability shall constitute an Assumed Liability to the extent that it is taken into account in calculating the Purchase Price.
“Debt Financing Source” shall mean each lender and each other Person (including, without limitation, each agent and arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including (without limitation), the Debt Commitment Letters, any other commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and Representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.
“Employee Representative Bodies” shall mean any (a) union, labor organization works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively on behalf of Business Employees or (b) any representatives of Business Employees elected for the purposes of any notification and/or consultation in connection with the matters contemplated by this Agreement.
“Employment Agreement” shall mean a written contract, offer letter or agreement of Seller or any of its Affiliates with or addressed to any Business Employee pursuant to which Seller or any of its Affiliates has any actual or contingent Liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, including without limitation retention, change of control, expatriate, severance and loan arrangements.
“Environmental Law” shall mean any applicable Law and any authorizations issued pursuant to such Laws, agreements with any Governmental Entity, any contractual obligations and all other legal requirements relating to (a) pollution or the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), (b) human health and safety, including with respect to exposure to Hazardous Materials, worker health and safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of, Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) which is treated with any Person as a single employer within the meaning of Section 414 of the Code.
“Excluded Taxes” shall mean (a) any Taxes reportable on a Combined Tax Return, (b) any Taxes imposed with respect to any amount required to be included by Purchaser (or any of its direct or indirect owners or its Affiliates, including the Transferred Entities after the Closing) under Section 951(a) or Section 965 of the Code with respect to a Pre-Closing Tax Period or the portion of a Straddle Period of any CFC that is a Pre-Closing Tax Period (taking into account, without limitation, any related foreign Tax credits under Section 960 of the Code), (c) any Taxes or payments in respect of the transfer or surrender of any Liability to Tax or any Tax loss or relief for which any of the Transferred Entities is liable (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by virtue of having been a member of a consolidated, combined, unitary, group relief or other similar Tax group prior to the Closing, (ii) as a transferee or successor of any Person as a result of a transaction occurring before the Closing or (iii) pursuant to an agreement entered into prior to the Closing to the extent such Taxes are with respect a Pre-Closing Tax Period, (d) any Taxes of or imposed on any Transferred Entity for a Pre-Closing Tax Period, (e) any Taxes (other than Taxes of or imposed on a Transferred Entity) imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business, in each case, for a Pre-Closing Tax Period or (f) any Taxes of or imposed on a member of the Seller Group; provided, however, that Excluded Taxes shall not include (i) any Taxes included in the calculation of Net Working Capital or (ii) any Taxes taken into account in the calculation of Closing Indebtedness or Closing Date Transaction Expenses.
“Former Business Employee” shall mean an individual who was not a Business Employee as of the Closing but who was employed by Seller and its Affiliates at any time during the period from June 30, 2015 to the Closing Date and whose last employment with Seller and its Affiliates primarily consisted of performing services to or for any of the Transferred Entities or the Business.
“Fundamental Representations” shall mean all representations and warranties set out in Section 3.1(a), Section 3.2, Section 3.3, Section 3.11 and Section 3.14(b).
“General Assignment and Bill of Sale” shall mean the General Assignment and Assumption and Bill of Sale in a form to be agreed between the Parties in good faith between the date of this Agreement and Closing, and to be entered into at the Closing.
“Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority, body or instrumentality, supranational, national, federal, state, local, municipal, domestic or foreign governmental or regulatory authority, any self-regulatory or quasi-governmental authority, any arbitral or similar forum of any nature, or any other body exercising regulatory, taxing or other governmental authority (or any department, agency, branch, bureau or political subdivision thereof) including any agency, branch, bureau, commission, department, entity, official or political subdivision, whether domestic or foreign.
“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as or has the potential to be hazardous or toxic (or words or similar import) under Environmental Laws or the release of which is regulated under Environmental Laws.
“Hong Kong Listing Rules” shall mean the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“IFRS” shall mean International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board.
“Indebtedness” shall mean, with respect to any Person as at any time of determination, all indebtedness, obligations and other liabilities of such Person (a) for borrowed money (including all obligations for (1) outstanding principal and interest, and (2) premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder, in each case under (2), to the extent actually occurring as at the applicable measurement time), (b) evidenced by any bonds, debentures, notes or other similar instruments or debt securities, (c) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets owned or acquired by, or equity securities of, such Person, (d) in connection with any override commissions or any off balance sheet financing, including synthetic leases and project financing, (e) under capitalized leases (determined in accordance with IFRS), (f) in respect of banker’s acceptances or letters of credit, (g) with respect to interest rate and currency obligations, swaps, collars, caps and similar hedging obligations, (h) for the deferred and unpaid purchase price of property or services, including any “earn-out,” “earn-up,” release of  “holdback,” or similar deferred payment obligations or payments payable with respect to acquisitions (contingent or otherwise) (but not including obligations or Liabilities with respect to the “earn-ups” set forth on Section 1.1(b) of the Seller Disclosure Schedule), (i) negative balances in bank accounts and all overdrafts,

(j) the excess of any defined benefit pension plan’s benefit Liabilities over the current value of such plan’s assets determined in accordance with the actuarial assumptions and methods necessary or required to be used on a plan termination or insolvency basis, (k) for accrued but unpaid income Taxes (and any withholding required to be made with respect to such amounts), (l) for (1) severance payments and benefits owed to any current or former manager, officer, employee, director or independent contractor of the Business whose employment terminates before Closing or who receives or provides notice of termination prior to Closing, (2) bonus payments owed to any current or former manager, officer, employee or director of the Business which remain unpaid as of the Closing, and (3) the employer portion of all payroll, employment, unemployment and similar Taxes payable with respect to the obligations described in the foregoing clauses (1) and (2), (m) under factoring agreements for accounts receivable, (n) with respect to accounts payable unpaid for more than ninety (90) days, (o) under any direct or indirect, joint or several, guarantee or commitment provided by such Person in respect of any Indebtedness of others described in the preceding clauses (a) through (n) or by which such Person assures any other Person against Loss (including contingent reimbursement obligations with respect to letters of credit), (p) for accrued or unpaid interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of obligations of the kind referred to in clauses (a) through (o) of this definition, and (q) all obligations of the kind referred to in clauses (a) through (p) of this definition of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property of the Business, including the Purchased Assets, whether or not Seller or its Affiliates have assumed or otherwise become liable for the payment of such obligations (including any obligations secured by a purchase money mortgage or other Lien to secure all or any part of a purchase price). For the avoidance of doubt and notwithstanding anything herein to the contrary, any Indebtedness shall constitute an Assumed Liability to the extent that it is taken into account in calculating the Purchase Price.
“Intellectual Property Right” shall mean any U.S., foreign or multinational intellectual property, including: (a) any trademarks, service marks, logos, brand names, slogans, trade dress, internet domain names (including associated registrations), and trade names, together with all goodwill associated with each of the foregoing, (b) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, provisionals, non-provisionals, revisions, extensions and re-examinations thereof and foreign equivalents thereof; (c) all copyrights, whether registered or unregistered, and all applications for registration and registrations in connection therewith and all renewals thereof, and all works of authorship, moral rights and similar rights of authors, including websites, advertising material, displays, designs, design archives, patterns, prototypes, prints, and samples; (d) all trade secrets recognized under applicable Law; (e) all design rights, inventions, know-how, confidential information (including customer lists), algorithms, data (including research surveys and studies, including with respect to advertising effectiveness, consumers and/or audience measurement) and databases; (f) rights of publicity (including all rights in a Person’s name, voice, signature, biography, likeness, image and persona); (g) rights in Software (including but not limited to source code, executable code, binary code, and related documentation); (h) any registrations or applications for registration of any of the foregoing domain names; and (i) any other similar type of proprietary intellectual property rights arising under the Laws of any country or jurisdiction.
“Key Employee” shall mean any Business Employee whose aggregate annual cash compensation exceeds $250,000 per year or is expected to exceed such amount on an annualized basis for the year ending December 31, 2018.
“Labor Agreement” shall mean any recognition agreement, collective bargaining agreement or other Contract (including any oral Contract) with an Employee Representative Body to which any Transferred Entity or Seller is a party or otherwise bound and that is (i) relevant or related to any Business Employee or (ii) Related to the Business.
“Law” shall mean any federal, national, supranational, state, provincial, local, administrative or foreign law (including common law), constitution, treaty, statute, ordinance (including zoning), rule, regulation, resolution, executive order, code, Order, arbitration award, agency requirement of, or any license or permit issued by, any Governmental Entity.

“Letter Agreement” shall mean that certain side letter agreement, dated as of the date hereof, by and among Parent, Seller and Purchaser.
“Liabilities” shall mean any and all debts, liabilities, claims, demands, expenses, commitments, Losses and obligations, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Law or Action and those arising under any Contract.
“Licensed Intellectual Property” shall mean any and all Intellectual Property rights that are, or are purported to be, licensed by the Transferred Entities.
“Liens” shall mean all mortgages, deeds of trust, deeds to secure debt, trust deeds, liens (statutory or otherwise), legal or equitable, specific or floating, pledges, charges, claims, security interests, purchase agreements, options, rights-of-way, rights of first offer, rights of first refusal, rights of setoff, easements, restrictions on transfer, or other encumbrances relating to such property (including zoning ordinances, variances, conditional use permits and similar regulations for the purpose of providing security, restriction or encumbrance relating to that property).
“Losses” shall mean any loss, liability, damage, dues, obligation, Tax disbursement, deficiency, claim, demand, penalty, cost, fine or expense of any kind or nature, including, without limitation, legal, accounting, other professional fees and expenses or other costs and expenses reasonably incurred in the investigation, collection, prosecution or defense of all Actions, settlements and compromises that may be imposed on or otherwise incurred or suffered, in each case, whether or not covered by insurance or a third party, whether such matters arise out of contract, tort, violation of law or any other theory and whether such matters are brought or initiated by a Person or a Governmental Entity.
“Material Adverse Effect” shall mean any change, event, development, circumstance, state of facts or effect that, individually or in the aggregate: (a) has been, is, or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business or the Transferred Entities, taken as a whole, excluding for these purposes any such change, event, development, circumstance, state of facts or effect caused by, or resulting or arising from, (i) the execution, delivery, announcement or pendency of this Agreement and the transactions contemplated hereby, (ii) changes in the economic, regulatory or political conditions generally in the United States or any other jurisdiction in which the Business operates, (iii) changes after the date hereof in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) changes in IFRS (or local equivalents in the applicable jurisdiction), (v) changes in Law, (vi) any hurricane, tornado, flood, earthquake or other natural disaster, (vii) any action required or permitted by this Agreement or any Ancillary Agreement or any action taken (or omitted to be taken) with the written consent of, or at the express written direction of, Purchaser or (viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions (provided that this clause (viii) shall not prevent or otherwise affect a determination that any changes, events, developments, circumstances, state of facts or effects underlying a failure described in this clause (viii) have resulted in or materially contributed to a Material Adverse Effect); provided that, with respect to each of clauses (ii), (iii), (iv), (v) and (vi) above, any such change, event, development, circumstance, state of facts or effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent they have had, do have or would reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the assets, liabilities, condition (financial or otherwise) or results of operations of the Business or the Transferred Entities relative to other similarly situated businesses and Persons operating in the same industry and in the same jurisdictions as the Business; or (b) has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially delay, the ability of Seller or Parent to carry out their respective obligations under, or to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.
“Material Consent” means the consent of a third party licensor required to transfer or assign to Purchaser (or its designated Affiliate) the rights under any of the license agreements set forth on Exhibit B of the Letter Agreement.

“Net Working Capital” shall mean, as of a given time, (a) the amount of Current Assets as of such time, minus (b) the amount of Current Liabilities as of such time, in each case, that are included as line item categories in the calculation of Closing Working Capital reflected on Section 1.1(a) on Seller Disclosure Schedule.
“Order” shall mean any order, judgment, ruling, injunction, edict, pronouncement, determination, decision, opinion, verdict, sentence, writ, assessment, stipulation, award or decree issued, made, entered, rendered or otherwise put into effect by or under the authority of, or any agreement with, any Governmental Entity or any arbitrator.
“Permitted Liens” shall mean the following Liens: (a) Liens expressly disclosed on the face of the books and records of the Business made available to the Purchaser in connection with the Sale (to the extent such Liens are not material to the Business) or the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that may thereafter be paid without penalty and for which an applicable reserve has been made and is expressly reflected on the books and records of the Business made available to the Purchaser in connection with the Sale (to the extent such Liens are not material to the Business) or the Financial Statements; (c) statutory Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by operation of Law arising or incurred in the ordinary course of business securing amounts that are not yet due and payable and which shall be released at Closing (provided Seller shall not be required to release any such statutory Liens to the extent any Assets remain located in the respective real property or warehousemen in the ordinary course of business consistent with past practice); (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the operations of the Transferred Entities or the Business or that otherwise do not materially impair the conduct of the Business in the ordinary course; (f) minor defects or minor imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, charges, instruments or encumbrances or other restrictions of record affecting title to real property (including any leasehold or other interest therein) which have not and could not reasonably be expected to materially impair or affect the ordinary conduct of the operations at any such real property; (g) zoning ordinances, variances, conditional use permits and similar governmentally established regulations, permits, approvals and conditions, in each case, which are not violated by the current use or occupancy of any real property used in connection with the operation of the Business; and (h) Liens created or incurred by Purchaser and its Affiliates concurrently with, or following, the Closing.
“Person” shall mean any individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.
“Post-Closing Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date.
“Purchase Price” shall mean an amount equal to the Base Purchase Price plus (a) the Working Capital Adjustment (which may be a negative number), minus (b) the amount of Closing Indebtedness, plus (c) the amount of Closing Date Cash minus (d) the amount of Closing Date Transaction Expenses.
“Purchaser Disclosure Schedule” shall mean the disclosure schedule dated as of the date hereof and delivered by Purchaser to Seller concurrently with this Agreement.
“Purchaser Fundamental Representations” shall mean all representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.6.
“Related to the Business” shall mean primarily required for, primarily held for use, or used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the Business, or held primarily for such use. For the avoidance of doubt, all assets included in “Current Assets” are Related to the Business.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including surface water, soil or groundwater or from building components or structures of Hazardous Materials.
“Representatives” means, with respect to any Person, the directors, officers, employees, members, managers, shareholders, equityholders, advisers (legal, financial or otherwise), current or prospective Debt Financing Sources, accountants, appraisers, agents, consultants or other representatives of such Person or any of its Affiliates and each of its and their respective predecessors, successors and permitted assigns.
“Securities Act” shall mean the U.S. Securities Act of 1933.
“Seller Disclosure Schedule” shall mean the disclosure schedule dated as of the date hereof and delivered by Seller to Purchaser concurrently with this Agreement.
“Seller Group” shall mean Parent, Seller and their respective Subsidiaries, other than the Transferred Entities.
“Shared Locations” shall have the meaning set forth in the Transition Services Agreement.
“Software” shall mean any software, programs and databases in any form, including compilers, middleware, development tools, websites (including the content thereon), firmware, operating systems and specifications, platforms, interfaces, APIs, test specifications and scripts, source code and object code.
“Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity or organization whether incorporated or unincorporated, of which (a) if a corporation, such first Person directly or indirectly owns or controls at least a majority of the total voting power of the securities or other interests entitled by their terms (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees thereof  (or others performing similar functions), or (b) if a limited liability company, partnership, association, or other business entity or organization (other than a corporation), such first Person is a general partner or managing member thereof or a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such first Person (and for this purpose, a Person or Persons own a majority ownership interest in such a business entity or organization (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s or organization’s gains or losses).
“Target Working Capital” shall mean $332,500,000.
“Tax” shall mean any tax assessment, levy, impost, duty, contribution or other governmental charge of any kind and of any jurisdiction, including any U.S. federal, state or local or foreign income, profits, corporate income or corporation, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value-added, net wealth, estimated, stamp, alternative or add-on minimum, environmental, withholding, and any other tax, assessment, levy, impost, duty, contribution or other governmental charge, whether disputed or not, imposed by any jurisdiction, together with all interest, penalties, surcharges and additions imposed with respect to such amounts.
“Tax Claim” shall mean (a) any claim with respect to Taxes made by any Taxing Authority related to the Transferred Entities, the Purchased Assets, the Assumed Liabilities, or the Business, or (b) any assessment or self-assessment of any Liability to Tax from which (in either case) a claim for indemnification under Article VII could reasonably be expected to arise.
“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements, including the Sale.
“Transferred Contracts” shall mean all leases, licenses, bids, tenders, purchase orders, consulting agreements, supply agreements, distribution Contracts, manufacturing Contracts, maintenance Contracts, agreements, commitments and other Contracts Related to the Business, including the Acquired License Agreements but excluding any Excluded Assets (and, for the avoidance of doubt, any Contract referred to on Exhibit B of the Letter Agreement that is retained by Parent (or its nominee) in accordance with the terms and conditions of the Letter Agreement shall be an Excluded Asset).
“Transferred Entities” shall mean, collectively, Newco and the entities listed on Section 1.1(d) of the Seller Disclosure Schedule.
“Transition Services Agreement” shall mean the Transition Services Agreement, substantially on the terms set forth in the term sheet attached hereto as Exhibit B, to be entered into at the Closing.
“Willful Breach” shall mean with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry of their direct reports) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Person’s failure to consummate the Closing when required pursuant to Section 2.4 shall be a Willful Breach of this Agreement.
“Working Capital Adjustment” shall mean, as applicable, (a) the amount by which Closing Working Capital exceeds the Target Working Capital, or (b) the amount by which Closing Working Capital is less than the Target Working Capital; provided that any amount which is calculated pursuant to this clause (b) shall be deemed to be a negative number.
Section 1.2 Other Definitions.   The following terms shall have the meanings defined in the Section indicated:
ADSP	Section 7.12(b)
ADSP Allocation	Section 7.12(b)
Agreed Claim Items	Section 10.5(c)
Agreement	Preamble
Alternative Arrangements	Section 10.7
Assets	Section 2.2
Assumed Liabilities	Section 2.2
Assumed License Agreement Liabilities	Section 2.2

Audit Party	Section 5.25
Balance Sheet Date	Section 3.5
Business Permits	Section 3.9
Cap	Section 10.3(b)
Claim	Section 10.5(a)
Claim Notice	Section 10.5(b)
Closing	Section 2.1
Closing Date	Section 2.4
Continuing Employee	Section 6.1
Contributed Assets	Section 3.2(f)
Data Room	Section 1.3(b)
Debt Commitment Letters	Section 4.5
Debt Financing	Section 4.5
Deductible	Section 10.3(a)
Deferred Asset	Section 5.15(a)
DGCL	Section 5.19(a)
Disputed Claim Items	Section 10.5(c)
Disputed Item	Section 2.5(b)
Earn-out Obligations	Section 5.13(a)
Earn-up Obligations	Section 5.13(b)
End Date	Section 9.1(b)
Estimated Purchase Price	Section 2.3(a)
Exchange Act	Section 5.19(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.2
Existing License	Section 5.11(a)
Final Information Statement	Section 5.19(a)
Financial Statements	Section 3.5
General Survival Date	Section 10.1
government official	Section 3.22
Governmental Consents	Section 5.3
Incremental Section 338 Liability	Section 7.12(c)
Indemnified Party	Section 10.5
Indemnifying Party	Section 10.5
Independent Accountant	Section 2.5(c)
Insurance Policies	Section 3.25
International Trade Laws	Section 3.22(d)
Issued Materials	Section 5.18(a)
Leased Real Property	Section 3.18(b)
Letters of Credit	Section 5.12
License Agreements	Section 3.16(d)
Material Contracts	Section 3.17
Maximum Liability Amount	Section 9.5(d)
Newco	Recitals

Non-Audit Party	Section 5.25
Non-Recourse Party	Section 11.9(a)
Occurrence Policies	Section 5.22
Parent	Preamble
Parent Stockholder Approval	Section 3.3
Parent Termination Fee	Section 9.3
Party	Preamble
Paying Party	Section 2.5(e)
Preliminary Information Statement	Section 5.19(a)
Proposed Closing Date Calculations	Section 2.5(a)
Purchase Price Allocation	Section 7.10
Purchased Assets	Section 2.2
Purchased Units	Recitals
Purchaser	Preamble
Purchaser Cure Period	Section 9.1(f)
Purchaser Group Holder	Section 5.4(c)
Purchaser Indemnified Parties	Section 10.2
Purchaser Pre-Closing Tax Return	Section 7.3(b)
Purchaser Related Parties	Section 9.5(b)
Purchaser Stockholder Approval	Section 4.2
Purchaser Straddle Period Tax Return	Section 7.3(b)
Purchaser Tax Indemnitee	Section 7.1
Purchaser Tax Returns	Section 7.3(b)
Purchaser Termination Fee	Section 9.4(b)
Real Property Leases	Section 3.18(b)
Receiving Party	Section 2.5(e)
Recovery Costs	Section 10.7
Registered Business Intellectual Property	Section 3.16(a)
Reorganization	Recitals
Required Amount	Section 4.5
Resolution Period	Section 2.5(b)
Response Notice	Section 10.5(c)
Reverse Termination Fee	Section 9.4(a)
Sale	Section 2.1
SEC	Section 5.19(a)
Section 338(h)(10) Election	Section 7.12(a)
Seller	Preamble
Seller Cure Period	Section 9.1(e)
Seller Group Holder	Section 5.4(b)
Seller Indemnified Parties	Section 10.4
Seller Related Parties	Section 9.5(b)
Seller Return	Section 7.3(a)
Significant Customers	Section 3.20
Significant Suppliers	Section 3.20

Stockholder Meeting	Section 5.18(a)
Sublicense Agreements	Section 2.4(b)(K)
Tax Representations	Section 10.1
Terminating Purchaser Breach	Section 9.1(f)
Terminating Seller Breach	Section 9.1(d)
Third Party Claim	Section 10.5(b)
Transfer Taxes	Section 7.11
Transferred Entity Equity Interests	Section 3.2(a)
Unit Sale	Section 2.1
Section 1.3 Interpretation; Absence of Presumption.
(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.
(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, while Article, Section, clauses, paragraph and Exhibit references are to the specified Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified and the term “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (iv) the word “or” shall not be exclusive; (v) all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require; (vi) “knowledge” shall mean, with respect to Seller, the actual knowledge of the individuals set forth in Section 1.3(a) of the Seller Disclosure Schedule and such knowledge as those individuals would reasonably be expected to have if they had made due and reasonable inquiry and, with respect to Purchaser, shall mean the actual knowledge of the individuals set forth in Section 1.3(a) of Purchaser Disclosure Schedule; (vii) “ordinary course of business” shall mean, with respect to any Person, the ordinary course of business of such Person, consistent with past custom and practice and normal day-to-day operations, including with respect to quantity, frequency and duration; (viii) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (ix) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (x) references to documents or other materials “provided” or “made available” to Purchaser or similar phrases shall mean that such documents or other materials were present (and available for viewing by Purchaser and its Representatives) in the online data room hosted by Reed Smith LLP (the “Data Room”) prior to the Business Day preceding the date of this Agreement; (xi) any reference to a statute refers to such statute and all rules, regulations and pronouncements made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced; (xii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS; (xiii) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and to all rules and regulations promulgated thereunder and, as applicable, is to corresponding provisions of successor Laws, statutes or other government rules; and (xiv) except as otherwise specifically provided in this Agreement, any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, supplemented or modified, including by waiver or consent and all attachments thereto and instruments incorporated therein. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement (and the Ancillary Agreements) are in U.S. Dollars, and all amounts owing under this Agreement and such other documents shall be paid in U.S. Dollars.
(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 1.4 Headings; Definitions.   The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms.
Section 1.5 Schedules and Exhibits.   The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the Parties thereto, shall (without affecting the rights or obligations of any Party hereunder in respect of such agreement) constitute a document independent of this Agreement.
ARTICLE II
THE SALE
Section 2.1 The Unit Sale.   Upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in this Agreement, at the closing of the Transactions in accordance with Section 2.4 (the “Closing”), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all (but not less than all) of the Purchased Units (such purchase and sale, the “Unit Sale” and, together with the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, the “Sale”), free and clear of all Liens (other than transfer restrictions under applicable securities Laws, if any).
Section 2.2 Purchased Assets; Assumed Liabilities and Excluded Liabilities.   Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall sell, convey, assign, transfer and deliver to Purchaser (or shall cause its applicable Affiliate to sell, convey, assign, transfer and deliver to Purchaser), free and clear of all Liens, other than Permitted Liens, and Purchaser shall (i) purchase, acquire and accept from Parent or such Affiliate, all of Parent’s or such Affiliate’s right, title and interest in, to and under, all of the properties, assets, claims, causes of action, Contracts, rights, interests, privileges, expectations and business of every kind, character and description, whether real or personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (the “Assets”) to the extent Related to the Business, including property, plant and equipment of Seller and the Transferred Entities to the extent Related to the Business (subject to the allocation of space at the Shared Locations to be determined in accordance with Section 5.23), but excluding (1) any Assets owned by the Transferred Entities to the extent sold, conveyed, transferred and delivered pursuant to Section 2.1 and (2) the Excluded Assets (the “Purchased Assets”) and (ii) assume (and from and after the Closing, discharge, pay and perform when due) all Assumed Liabilities. For purposes of this Agreement, (x) “Assumed Liabilities” means all Liabilities of the Transferred Entities and the Seller Group of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) (i) solely to the extent Related to the Business or related to the Purchased Assets (including all Liabilities arising under Transferred Contracts), (ii) for any Business Employees who were employed by any Transferred Entity as of immediately following the Closing, except as otherwise set forth herein or (iii) up to an aggregate amount of $2,500,000, arising from licensor audits with respect to periods prior to the Closing conducted under license agreements to which a Transferred Entity is party (the “Assumed License Agreement Liabilities”), (y) “Excluded Assets” means all of the Assets of Parent and its Affiliates (other than the Transferred Entities) which are not being transferred to Purchaser hereunder, including any Contract referred to on Exhibit B of the Letter Agreement that is retained by Parent (or its nominee) in accordance with the terms and conditions of the Letter Agreement and (z) “Excluded Liabilities” means all obligations and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) of Parent and its Affiliates (including the Transferred Entities) that are not Assumed Liabilities, including (i) all Liabilities arising from or relating to or in connection with the Excluded Assets, (ii) all

Liabilities arising from licensor audits with respect to periods prior to the Closing conducted under license agreements to which a Transferred Entity is party, other than the Assumed Licenses Agreement Liabilities, and (iii) all Liabilities of Parent and its Affiliates (including the Transferred Entities) to the extent not Related to the Business.
Section 2.3 Purchase Price and Assumption of Liabilities.
(a) No later than five (5) Business Days prior to the scheduled Closing Date, Seller shall deliver to Purchaser Seller’s good faith calculation of the Purchase Price based upon (i) the Base Purchase Price and (ii) Seller’s good faith estimate of  (A) the Working Capital Adjustment (which may be a positive or negative number), (B) the amount of Closing Indebtedness, (C) the amount of Closing Date Cash and (D) the amount of Closing Date Transaction Expenses (such calculation of the Purchase Price, the “Estimated Purchase Price”). Such Estimated Purchase Price and all computations and components thereof shall be (x) prepared in accordance with IFRS and the Business Accounting Principles, and accompanied by reasonable detail and supporting documentation, and (y) subject to the reasonable review and comment of Purchaser, and Parent and Seller agree to consider such comments in good faith and in accordance with the requirements of, and the definitions set forth in, this Agreement.
(b) Subject to the adjustment set forth in Section 2.5, in full consideration for the Purchased Units and Purchased Assets, at the Closing, Purchaser shall (i) pay or cause to be paid to the Seller an amount in cash equal to the Estimated Purchase Price (as may be adjusted in accordance with Section 2.3(a)) and (ii) assume or cause to be assumed the Assumed Liabilities.
Section 2.4 Closing.
(a) The Closing shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036 at 10:00 a.m., New York time, on the third (3rd) Business Day following the date on which the conditions set forth in Article VIII (other than those conditions that by their nature are not to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time as Seller and Parent may agree in writing. The Closing shall take place by remote exchange of documents, unless another method or place is agreed to in writing by Purchaser and Seller. The date on which the Closing occurs is referred to as the “Closing Date”. Except as expressly set forth in this Agreement, in no event shall the Closing be deemed a waiver, termination or expiration of any Party’s rights or obligations under this Agreement.
(b) At the Closing:
(i) Seller shall, and Parent shall cause Seller to:
(A) deliver to Purchaser a duly executed transfer power (in form and substance reasonably acceptable to Purchaser) in respect of the Purchased Units and certificates or other instruments representing the Purchased Units, or confirmations of book-entry transfer with respect to the Purchased Units;
(B) deliver to Purchaser the Ancillary Agreements to which Parent, Seller or any of their respective Affiliates is party, or cause to be executed and delivered, to Purchaser the Ancillary Agreements;
(C) deliver to Purchaser the General Assignment and Bill of Sale duly executed by the Asset Selling Affiliates;
(D) deliver to Purchaser evidence reasonably satisfactory to Purchaser that the Reorganization has occurred and is effective, together with true and complete copies of all of the documents, filings and agreements giving effect to the Reorganization, in each case in form and substance reasonably satisfactory to Purchaser;
(E) deliver, or cause to be delivered, and transfer actual possession and control of all Purchased Assets (including all tangible embodiments of Intellectual Property Rights constituting a Purchased Asset, to the extent not in the possession of the Transferred Entities as of the Closing), to Purchaser (or Purchaser’s designee) by taking such actions as may be required, reasonably necessary or desirable, or requested by Purchaser to effect such transfer of possession and control;

(F) deliver to Purchaser the certificate contemplated by Section 8.2(d);
(G) deliver evidence, in form and substance reasonably satisfactory to Purchaser, that any Liens on the Purchased Units, the assets of the Transferred Entities and the Purchased Assets have been released;
(H) deliver, or cause to be delivered, to Purchaser the consents, approvals, authorizations and waivers set forth on Section 2.4(b)(i)(H) of the Seller Disclosure Schedule, in each case in form and substance reasonably satisfactory to Purchaser and in full force and effect as of the Closing;
(I) unless otherwise requested by Purchaser, deliver, or cause to be delivered, to Purchaser resignations of each director and officer of the Transferred Entities;
(J) deliver, or cause to be delivered, a properly executed statement of and each Asset Selling Affiliate, in the form of Treasury Regulations Section 1.1445-2(b) and reasonably acceptable to Purchaser, certifying that and each Asset Selling Affiliate (as applicable) is not a foreign person for purposes of either Section 1445 or Section 1446(f) of the Code;
(K) deliver, or cause to be delivered, to Purchaser the duly executed and enforceable Sublicense Agreements between the Transferred Entity corresponding to each such Sublicense Agreement on Section 2.4(b)(K) of the Seller Disclosure Schedule and Seller, each in a form to be agreed between the Parties in good faith between the date of this Agreement and the Closing (the “Sublicense Agreements”); and
(L) deliver, or cause to be delivered, to Purchaser all such other customary instruments of transfer, assumptions, filings, documents or certificates as the Parties may deem reasonably necessary or appropriate to give effect to this Agreement.
(ii) Purchaser shall:
(A) execute and deliver to the Seller the General Assignment and Bill of Sale;
(B) execute and deliver to the applicable Seller the Ancillary Agreements to which Purchaser is party;
(C) deliver to Seller the certificate contemplated by Section 8.3(c); and
(D) pay the Estimated Purchase Price by wire transfer of immediately available funds, in accordance with written instructions given by Parent to Purchaser prior to the Closing.
(c) Notwithstanding anything to the contrary herein, if it becomes reasonably apparent to the Parties that the Closing Date shall occur on or following September 1, 2018, the Parties shall amend and restate this Agreement to include provisions that implement an economic close “locked-box” system that has a “locked-box date” effective as of 11:59 p.m. New York time on August 31, 2018.
Section 2.5 Purchase Price Adjustment.
(a) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Parent its calculation of the Purchase Price, together with Purchaser’s good faith proposed calculations of  (i) the Working Capital Adjustment, (ii) Closing Indebtedness, (iii) Closing Date Cash and (iv) Closing Date Transaction Expenses, in each case, including the components thereof and in accordance with IFRS and consistent with past practices and the definitions thereof  (which calculations shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”); it being acknowledged and agreed that in order to avoid duplication, no individual item or amount shall be taken into account in more than one of the components of the Proposed Closing Date Calculations (or more than once in any individual component of the Proposed Closing Date Calculation above) in calculating the Proposed Closing Date Calculations. During the thirty (30) day period immediately following delivery to Parent of the Proposed Closing Date Calculations, Purchaser shall, and shall cause the Transferred Entities to, provide Parent and Parent’s accountants, advisors and other representatives with reasonable access during normal business hours to the books and records (to the extent in the possession or control of Purchaser or one of its Subsidiaries) to the extent relevant to the preparation of the Proposed Closing Date Calculations and to the personnel employed by Purchaser responsible for the preparation of the Proposed Closing Date Calculations in order to respond to the inquiries of Parent related thereto, (x) Parent and its accountants, advisors and other representatives shall execute any customary releases or waivers in favor of Purchaser’s and the Transferred Entities’ professional advisors in connection with such review and (y) such review shall not interfere in any material respect with the normal business operations of Purchaser or the Transferred Entities.
(b) Parent may dispute the amounts reflected on the line items of the Proposed Closing Date Calculations (each, a “Disputed Item”), but only on the basis of  (i) mathematical errors, or (ii) the Proposed Closing Date Calculations not being calculated in accordance with Section 2.5(a); provided, however, that in each case Parent shall notify Purchaser in writing of each Disputed Item, and specify in reasonable detail the amount thereof in dispute and the basis therefor, within thirty (30) days after the Proposed Closing Date Calculations has been delivered to Parent. The failure by Parent to provide a notice of Disputed Items to Purchaser within such period will constitute Parent’s final and binding acceptance of all items in the Proposed Closing Date Calculations. Only those matters identified in a timely delivered notice of Disputed Items shall be in dispute, and all other matters included in the Proposed Closing Date Calculations shall be final and binding upon the Parties.
(c) If a notice of Disputed Items shall be timely delivered pursuant to Section 2.5(b), Parent and Purchaser shall, during the twenty (20) Business Days following the date of such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items. If, during the Resolution Period, the Parties reach an agreement with respect to the Disputed Items, such agreement shall be evidenced in writing and the Proposed Closing Date Calculations (as revised pursuant to such written agreement) shall become final and binding on the date of such agreement. If, during the Resolution Period, the Parties are unable to reach agreement with respect to any of the Disputed Items, Parent and Purchaser shall refer all unresolved Disputed Items to Ernst & Young or such other accounting firm upon which Parent and Purchaser shall mutually agree (the “Independent Accountant”). Parent and Purchaser agree to cooperate with the Independent Accountant during its resolution of the Disputed Items (including by entering into a customary engagement letter with the Independent Accountant). In resolving such objections, the Independent Accountant shall only consider those items in dispute as set forth in the Proposed Closing Date Calculations and Parent’s timely notice of Disputed Items, and shall be instructed to otherwise not investigate matters independently. None of Purchaser, Parent, Seller or any of their respective Affiliates shall have any ex parte communications with the Independent Accountant. Parent and Purchaser shall request that the Independent Accountant make a determination, acting as an expert and not as an arbitrator, with respect to unresolved Disputed Items within thirty (30) days after its engagement by Parent and Purchaser, which determination shall be made in accordance with the rules set forth in this Section 2.5. The Parties agree that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accountant invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accountant. The Independent Accountant shall deliver to Parent and Purchaser, within such thirty (30) day period, a written report setting forth (i) its adjustments, if any, to the Proposed Closing Date Calculations, and (ii) the calculations supporting such adjustment of the Closing Indebtedness, the Working Capital Adjustment, the Closing Date Cash, the Closing Date Transaction Expenses and the Purchase Price. Absent manifest error, such report shall be final, conclusive and binding on the Parties and the Parties agree that the procedures set forth in this Section 2.5 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving such disputes unless otherwise agreed to in writing by the Parties. In resolving all Disputed Items submitted to it in accordance with this Section 2.5, the Independent Accountant shall not assign a value to any item that is greater than or less than the value that was claimed by either Party. Parent and Purchaser shall initially share equally all costs incurred in connection with the engagement of the Independent Accountant; provided that such costs shall ultimately be allocated between Purchaser and Parent in the same proportion that the aggregate amount of the Disputed Items submitted to the Independent Accountant that are unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant in accordance with this Section 2.5(c)) bears to the total amount of such Disputed Items so submitted.

(d) If the Purchase Price as reflected in the Agreed Closing Date Calculations is less than the Estimated Purchase Price, then Parent and Seller, jointly and severally, shall pay to Purchaser, the amount of such shortfall in accordance with Section 2.5(e). If the Purchase Price as reflected in the Agreed Closing Date Calculations is greater than the Estimated Purchase Price, then Purchaser and the Transferred Entities, jointly and severally, shall pay to Parent the amount of the excess in accordance with Section 2.5(e).
(e) All payments to be made under Section 2.5(d) will be paid or caused to be paid by the Party obligated to make such payment under this Section 2.5 (the “Paying Party”) to the other Party (the “Receiving Party”), for itself and as agent for its Affiliates (as applicable), within ten (10) Business Days after the determination of the Agreed Closing Date Calculations, in dollars by wire transfer of immediately available funds, without interest, in accordance with written instructions given by the Receiving Party to the Paying Party (which instructions shall be provided by the Receiving Party promptly, and no later than three (3) Business Days, after the determination of the Agreed Closing Date Calculations (or such later time as may be agreed by Parent and Purchaser)).
Section 2.6 Withholding.   Purchaser and each Transferred Entity shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax law; provided, however, that if Purchaser determines that any such withholding is required, Purchaser shall provide the Parent and the Seller written notice to that effect at least three (3) Business Days prior to the Closing Date, and the Parties shall cooperate in good faith to minimize any such withholding, provided that no such notification shall be required to the extent such deduction or withholding is in respect of any payroll or employment Taxes. Amounts withheld pursuant to this Section 2.6 and timely paid to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
Except as disclosed: (i) on the Seller Disclosure Schedule (provided, that disclosure of any matter in any section or subsection of the Seller Disclosure Schedule shall be deemed to have been disclosed with respect to any section or subsection of this Agreement to which the relevance of such matter is reasonably apparent on the face thereof) or (ii) in any document listed on Section 3.0 of the Seller Disclosure Schedule and filed with, or furnished to, The Stock Exchange of Hong Kong Limited on or following April 1, 2017 (provided, that such document shall be publicly available as of three (3) Business Days preceding the date of this Agreement), Parent and Seller, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof as follows:
Section 3.1 Organization and Qualification; Subsidiaries.
(a) Each of Parent, Seller, and the Transferred Entities is a corporation or other legal entity duly organized, validly existing and in good standing (where such status is applicable) under the Laws of the jurisdiction of its organization and each has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except, where the failure to be so licensed, qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b) Seller has provided Purchaser with copies of the articles of incorporation and bylaws (or similar governing documents for each such Person who is not a corporation), and all amendments thereto, of all Transferred Entities, which copies are true, complete and correct in all respects.
Section 3.2 Capitalization of the Transferred Entities.
(a) As of the Closing, Seller will be the record and beneficial owner of all of the Purchased Units, free and clear of all Liens. All of the Purchased Units will have been duly authorized, validly issued, fully paid and non-assessable and will constitute all of the outstanding capital stock of Newco. There will be no warrants, options, agreements, calls, conversion rights, exchange rights, preemptive rights or other rights or commitments or understandings which call for the repurchase or redemption, or issuance, sale, pledge or other disposition of any of the Purchased Units or any securities convertible into, or other rights to acquire, any Purchased Units. None of the Purchased Units will be subject to any proxies, voting trusts, transfer restrictions (other than transfer restrictions under applicable securities Laws, if any) or other similar arrangements that relate to the voting or control of the Purchased Units. As of the Closing, Newco will be a direct wholly owned Subsidiary of Seller and, immediately following the consummation of the Reorganization and as of the Closing, Newco will directly or indirectly own (beneficially and of record), and hold good and valid title to, all of the issued and outstanding membership interests or other outstanding equity interests in or voting securities of each Transferred Entity (other than Newco) (the “Transferred Entity Equity Interests”) free and clear of all Liens.
(b) Section 3.2(b) of the Seller Disclosure Schedule sets forth (i) a complete and correct list of all of the Transferred Entities, (ii) their respective jurisdictions of organization and (iii) for each Transferred Entity, as of the date hereof and as of the Closing (after giving effect to the Reorganization), (A) the number of authorized, issued and outstanding shares of capital stock or other equity interests in or voting securities of each such Person, (B) the name of each record and beneficial owner thereof, together with the number of such shares of capital stock or other equity interests or voting securities owned by such owner as of the date of this Agreement and as of the Closing (after giving effect to the Reorganization), and (C) the number of such shares of capital stock or other equity interests in or voting securities held in treasury. The Transferred Entity Equity Interests (i) are and, after giving effect to the Reorganization, will be duly authorized, validly issued, fully paid and nonassessable, (ii) comprise and, after giving effect to the Reorganization, will comprise all of the issued and outstanding capital stock, equity interests or voting securities of the Transferred Entities, (iii) are and, after giving effect to the Reorganization, will be, owned beneficially and of record solely by Seller or a Transferred Entity, in each case, free and clear of all Liens (other than Permitted Liens and transfer restrictions under applicable securities Laws, if any), and (iv) are not and, after giving effect to the Reorganization, will not be subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Other than this Agreement, there are no and, after giving effect to the Reorganization, there will not be any preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other Contracts, agreements, arrangements or commitments of any character to which Seller or the Transferred Entities (or any of their respective Affiliates) is a party relating to the issued or unissued share capital, equity interests or voting securities of any of the Transferred Entities or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right, directly or indirectly (whether with or without the occurrence of any contingency), to subscribe for or acquire, any securities, capital stock or other equity interests of any Transferred Entity, and no securities, capital stock or other equity interests evidencing such rights are authorized, issued or outstanding.
(c) No Transferred Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or holders of capital stock, equity interests or voting securities of such Transferred Entity on any matter.
(d) None of the Transferred Entities owns, directly or indirectly, any capital stock, equity interests or voting securities or has any other investment, including debt interests, in any Person other than another Transferred Entity.
(e) There are no proxies, voting trusts or other agreements or understandings to which Seller or any Transferred Entity is a party with respect to the voting of the Purchased Units or any equity interests in any Transferred Entity.
(f) As of the Closing, (i) Newco will be a holding company that has never had any operations (other than administrative operations as a holding company of the Transferred Entities and in connection with the Reorganization) prior to its acquisition of the assets (including all of the equity interests in the Transferred Entities) contributed to Newco in connection with the Reorganization (the “Contributed Assets”), (ii) ownership of the Contributed Assets and any steps contemplated by the Reorganization will be the only business operation carried on by Newco, (iii) Seller and its Affiliates will have duly and validly transferred and assigned the Contributed Assets to Newco and Newco will have assumed and accepted from Seller all of the Contributed Assets in accordance with applicable Law and free and clear of all Liens (other than Permitted Liens), (iv) Newco (A) will not have any assets other than the Contributed Assets (including the Transferred Entity Equity Interests) and (B) will not have any Liabilities other than those incurred pursuant to its operation of the Business in the ordinary course consistent with past practice since the consummation of the Reorganization, and (v) Newco will not be party to any Contracts (including any oral Contracts), other than those entered into in accordance with the Reorganization.
Section 3.3 Authority Relative to this Agreement.   Each of Seller and Parent has all necessary corporate or other power and authority, and has taken all corporate or other action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the Transactions in accordance with the terms of this Agreement and such Ancillary Agreements, except, in the case of Parent, the Parent Stockholder Approval, and the Parent Board has recommended that Parent’s stockholders vote in favor of the approval of the Transactions. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by Seller and Parent and, assuming the due authorization (including the Parent Stockholder Approval), execution and delivery by Purchaser of this Agreement or such Ancillary Agreements, to which it is a party, constitutes a valid, legal and binding agreement of Seller and Parent (as applicable), enforceable against Seller and Parent (as applicable) in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The affirmative vote of the holders of a majority of the issued and outstanding shares of Parent’s capital stock entitled to vote thereon to adopt this Agreement and to approve the Transactions (the “Parent Stockholder Approval”) is the only vote, approval or consent of the holders of any class or series of Parent’s capital stock of Parent or any of its Subsidiaries that is necessary to adopt and approve this Agreement and approve the consummation of the Transactions.
Section 3.4 Consents and Approvals; No Violations.
(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller, Parent or any Transferred Entity for the execution, delivery and performance by Seller, Parent or any of their Affiliates of this Agreement or the Ancillary Agreements or the consummation by Seller, or Parent or any of their Affiliates of the Transactions, except (i) the filings, notices, permits, authorizations, registrations, consents or approvals listed in Section 3.4(a) of the Seller Disclosure Schedule; and (ii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, a material effect on the Business.
(b) Assuming compliance with the items described in clause (i) of Section 3.4(a) and except as set forth in Section 3.4(b) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or Ancillary Agreements by Seller, Parent or any of their Affiliates nor the consummation by Seller, Parent or any of their Affiliates of the Transactions (including the Reorganization), or the compliance by Seller, Parent or any of their Affiliates with any of the provisions of this Agreement or the Ancillary Agreements will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Seller, Parent, any Transferred Entity or any of their respective Subsidiaries, (ii) result in a material breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, modification, cancellation or acceleration), give rise to a loss of benefit, or give rise to a purchase right, under, any of the terms, conditions or provisions of any Material Contract, (iii) give rise to the creation of any Lien, except for Permitted Liens, on any of the Purchased Assets, the Purchased Units, the Transferred Entity Equity Interests or any other assets of the Business or (iv) violate, give rise to a loss of benefit under, or infringe any Law, except in the case of clauses (ii) through (iv) for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.5 Financial Statements.   Section 3.5 of the Seller Disclosure Schedule sets forth the consolidated condensed balance sheets and related statements of income and cash flows for the Business (including the Transferred Entities) as of and for the fiscal years ended March 31, 2017 and March 31, 2018

(such latter date, the “Balance Sheet Date”) (collectively, and with any notes thereto, the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of the Business as of the dates set forth therein or the periods then ended. The Financial Statements are derived from the books and records of the Business.
Section 3.6 Absence of Certain Changes or Events.   Except as contemplated by this Agreement, since the Balance Sheet Date, other than in connection with the Transactions (including the Reorganization) and any other sale process leading up to the execution of this Agreement, the Business (including the operation of the Transferred Entities and the Purchased Assets) has been conducted in the ordinary course consistent with past practice and there have not occurred any changes, events, occurrences, developments or states of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.7 Litigation.   Except as set forth on Section 3.7 of the Seller Disclosure Schedule, there are and, since July 1, 2015, there have been, no Actions with claims or series of related claims in excess of $250,000 in the aggregate before any Person (including a Governmental Entity) or by any private party or against or by Parent, Seller or any of the Transferred Entities (in each case, with respect to the Business), or otherwise relating to the Business, any properties or assets of the Business or any Transferred Entity (including the Purchased Assets), or against any officer, director, equityholder or employee of the Business (including the Transferred Entities) in connection with such officer’s, director’s, equityholder’s or employee’s relationship with, or actions taken on behalf of, the Business. Except as set forth on Section 3.7 of the Seller Disclosure Schedule, since July 1, 2015 there has not been any Action or audit (other than a licensor audit) brought or threatened in writing by any Governmental Entity or private party that would then have been material to the Purchased Assets, Parent or Seller (to the extent relating to the Business) or any predecessor of such Parties. There are no outstanding or pending Orders relating to the Business, the Transferred Entities, any of their respective properties, assets or products (including the Purchased Assets), or the Transactions.
Section 3.8 Compliance with Laws.   The Transferred Entities and the conduct of the Business are, and since July 1, 2015 have been, in compliance with all Laws and Orders except where failure is expected, individually or in the aggregate, to be material to the Business. None of Seller or any Transferred Entity has been under investigation with respect to, and none of Seller or any Transferred Entity has received notice in writing from any Governmental Entity or other Person alleging, any violation of, any Law or any Order, including any Law relating to the conduct of the Business or by which any asset or property Related to the Business, any Transferred Entity or any Purchased Asset is bound or affected, except for violations that would not reasonably be expected, individually or in the aggregate, to be material to the Business.
Section 3.9 Permits.   As of the date of this Agreement, the Transferred Entities and Seller hold and, as of the Closing, the Transferred Entities will hold, all material permits, licenses, certificates, variances, exemptions, registrations, filings, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the operation of the Business as currently conducted (the “Business Permits”). The Business is, and since July 1, 2015, the Business has been in compliance with all Business Permits, except for noncompliance that would not reasonably be expected, individually or in the aggregate, to be material to the Business. Seller has made available to Purchaser true and complete copies of all material Business Permits. To the knowledge of Seller, no condition exists that, with or without notice or lapse of time or both would constitute a material default or material breach under any Business Permit. None of Seller or any Transferred Entity has received any written communication from any Governmental Entity regarding (i) any actual or alleged violation of any Business Permit or any failure to comply with any term or requirement of any Business Permit or (ii) any actual, alleged or proposed revocation, withdrawal, suspension, cancellation, termination or modification of any Business Permit. All material fees and charges with respect to the Business Permits have been timely paid in full.
Section 3.10 Employee Benefit and Labor Matters.
(a) Section 3.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of each material Benefit Plan and each material Employment Agreement (other than any agreement or offer letter entered into pursuant to applicable Law) by jurisdiction. With respect to each material Benefit Plan and material

Employment Agreement (other than any agreement or offer letter entered into pursuant to applicable Law), Parent has delivered to Purchaser an accurate description thereof and, to the extent applicable: for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(b) Each Business Employee who works in the Business is, as of the date of this Agreement, employed by Seller or a Transferred Entity and will be, subject to each such employee accepting employment, as of the Closing, employed by a Transferred Entity. No employees other than the Business Employees, subject to the services being provided under the Transition Services Agreement, are required to operate the Business in the ordinary course of business. Section 3.10(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Business Employees, including each Business Employee’s name, title, hire date, location, and base compensation rate as of June 15, 2018. Except as would not reasonably be expected to result in any material Liability to Purchaser, any of its Subsidiaries or the Business, (i) each Benefit Plan and Employment Agreement has been maintained, operated and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws, (ii) no event has occurred and no condition exists that would subject any Transferred Entity, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws, (iii) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) and no failure to meet minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred with respect to any Benefit Plan.
(c) Except as would not reasonably be expected to result in any material Liability to Purchaser, any of its Subsidiaries or the Business, (i) there is no material pending or, to the knowledge of Seller, threatened Action or audit by or on behalf of any Business Employee, Former Business Employee, independent contractor, applicant for employment, or other Person relating to labor, employment, employment practices, the Employment Agreements, or the Benefit Plans; and (ii) all material obligations of the Transferred Entities to or under the Benefit Plans and Employment Agreements that have become due and payable have been satisfied, and there are no outstanding defaults or violations by the Transferred Entities with respect to such obligations.
(d) No Business Employees are represented by any Employee Representative Body. No Labor Agreement is in effect. There is no (and there has not been any in the three (3) years prior to the date of this Agreement) (i) unfair labor practice charge or complaint, material grievance, material labor dispute or material labor arbitration proceeding pending or, to the knowledge of Seller, threatened against the Transferred Entities or with respect to the Business; (ii) to the knowledge of Seller, any pending or threatened activity or proceeding by an Employee Representative Body to organize any employees of the Transferred Entities or any employees of the Business; or (iii) lockout, strike, slowdown, work stoppage, union election petition, demand for recognition or other industrial action or, to the knowledge of Seller, threat thereof, by or with respect to any employees of the Transferred Entities or any employees of the Business.
(e) Neither Seller, any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, contributes to, is required to contribute to, or has any actual or contingent Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f) Each Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has either received a favorable determination letter or may rely on a favorable opinion letter issued by the IRS; for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; no Benefit Plan provides post-employment welfare (including health, medical or life insurance) benefits and no Transferred Entity has any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code or other applicable Laws.

(g) With respect to any Benefit Plan: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Seller, threatened that would reasonably be expected to result in any material Liability to Purchaser or any of its Subsidiaries, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the IRS or other governmental agencies are pending or to the knowledge of the Seller, threatened that would reasonably be expected to result in any material Liability to Purchaser or any of its Subsidiaries.
(h) Except as expressly contemplated by the terms of this Agreement, as required by applicable Law or as would not reasonably be expected to result in any material Liability to Purchaser, any of its Subsidiaries or the Business, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (whether or not contingent) becoming due to any Business Employee or Former Business Employee, (ii) increase any benefits payable to any Business Employee or Former Business Employee under any Benefit Plan, or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such compensation or benefit.
(i) To the knowledge of the Seller, there are no sale, retention or change of control severance or bonus payments payable to any Business Employee or Former Business Employee, either before or after the Closing, as a result of the consummation of the transactions contemplated under this Agreement.
(j) Section 3.10(j) of the Seller Disclosure Schedule contains a correct and complete list of each employee based in the United States of each of the Transferred Entities who was terminated or laid off for any reason other than for cause, during the sixty (60) days preceding the date of this Agreement, and for each such employee, sets forth: (i) his or her employer; (ii) the date of such termination or layoff; and (iii) the location to which the employee was assigned. No later than the Closing Date, Section 3.10(j) of the Seller Disclosure Schedule shall be updated to reflect any such terminations or layoffs between the date hereof and the Closing Date. Other than as set forth on Section 3.10(j) of the Seller Disclosure Schedule, none of Seller with respect to the Business or the Transferred Entities has ordered or implemented a plant closing, mass layoff, or similar activity in the United States within the meaning of the Worker Adjustment and Retraining Notification Act or any similar Laws in the past three (3) years, and no such activities are being planned or contemplated.
(k) Except as disclosed in Section 3.10(k) of the Seller Disclosure Schedule, (i) no Business Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, and (ii) each Business Employee based in the United States is employed at will and may be terminated at any time for any reason. No Key Employee has submitted his or her resignation or, to the knowledge of the Seller, intends to resign as of the date of this Agreement.
Section 3.11 Brokers.   Except for Affiliates of Goldman Sachs & Co. LLC (and its Affiliates), no broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any member of the Seller Group, the Transferred Entities or any of their respective Affiliates. Seller is solely responsible for payment of all fees, commissions and expenses of, and indemnities in favor of such Affiliates of Goldman Sachs & Co. LLC.
Section 3.12 Taxes.   Except as disclosed in Section 3.12 of the Seller Disclosure Schedule:
(a) all income and other Tax Returns required to be filed by or with respect to any of the Transferred Entities or any of the Purchased Assets or the Business have been timely filed and all such Tax Returns were correct and complete in all material respects;
(b) all material Taxes (whether or not reflected on a Tax Return) required to be paid by or with respect to any of the Transferred Entities or any of the Purchased Assets or the Business have been timely paid;
(c) there is no action, suit, proceeding, investigation, audit or claim outstanding, pending or threatened in writing with respect to any Taxes of or with respect to the Transferred Entities or any of the Purchased Assets or the Business, nor to the knowledge of Seller are there any circumstances in existence which are reasonably likely to give rise to the same;

(d) none of the Transferred Entities has granted any extension or waiver of the statute of limitations applicable to any Taxes of or with respect to any of the Transferred Entities, any of the Purchased Assets or the Business, which period (after giving effect to any extension or waiver) has not yet expired;
(e) each of the Transferred Entities has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over (including, without limitation, in respect of all and any payments made to employees, officers, consultants or contractors);
(f) there are no Liens with respect to Taxes upon any of the Purchased Assets or assets of any Transferred Entity, other than Permitted Liens;
(g) none of the Transferred Entities has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of foreign law);
(h) within the past two (2) years, none of the Transferred Entities has been either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code;
(i) no Transferred Entity has entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law);
(j) none of the Transferred Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) with respect to a change in method of accounting initiated prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount received prior to the Closing; or (iv) “intercompany transaction” or “excess loss account” described in Treasury Regulations under Section 1502 of the Code (or similar provision of state, local or foreign law) entered into or existing, respectively, prior to the Closing;
(k) no Transferred Entity is treated or has been treated for Tax purposes as a resident (or having a permanent establishment or fixed place of business) in a country other than the country of its organization;
(l) during the three (3) year period ending on the Closing Date, no claim in writing has ever been made by a taxing authority in a jurisdiction where Tax Returns are not filed by a Transferred Entity (or, with respect to the Purchased Assets, Seller or its applicable Affiliate) that it may be subject to taxation by that jurisdiction;
(m) each Transferred Entity (or, with respect to the Purchased Assets, Seller or its applicable Affiliate) has complied in all material respects with the recordkeeping requirements with respect of Taxes under the applicable Law, including relating to the arm’s length nature of any connected party transactions entered into;
(n) no Transferred Entity will be required on or after the Closing Date to make any payments in respect of the transfer or surrender of any liability to Tax or any Tax loss or relief by virtue of having been a member of a consolidated, combined, unitary, group relief or other similar Tax group prior to the Closing; and
(o) each Transferred Entity is classified, as of the date hereof, as a corporation for U.S. federal income tax purposes, and each Transferred Entity has been so classified at all times since its formation.
Section 3.13 Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) as of the date of this Agreement, each of the Transferred Entities has conducted the Business and is in compliance, and as of the Closing, each of the Transferred Entities will be in compliance, with all Environmental Laws applicable to the Business, the Purchased Assets and Leased Real Property; (b) as of the date of this Agreement, the Transferred Entities hold and are in compliance with, and as of the Closing, each of the Transferred Entities will hold and be in compliance with, all material Business Permits necessary under applicable Environmental Laws for the conduct of the Business as it has been conducted immediately prior to the date hereof; (c) there has been no Release or threat of Release of any Hazardous Material in connection with the Business or on, in, under, or from any Leased Real Property, in violation of applicable Environmental Laws or which would require investigation, remediation or other response action pursuant to Environmental Laws by the Transferred Entities; and (d) except in compliance with applicable Environmental Law, no Transferred Entity has caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage or disposal of any Hazardous Material.
Section 3.14 Assets.
(a) Assuming the receipt of the filings, notices, permits, authorizations, registrations, consents and approvals referred to in Section 3.4, the assets, properties, goods, privileges, permits, Contracts, services and rights of whatever kind or nature, real, personal or mixed, tangible or intangible, of the Transferred Entities, together with (i) the Purchased Assets and the services to be provided under the Transition Services Agreement, (ii) the Assets referred to on Exhibit B of the Letter Agreement and (iii) the Business Employees transferred to Purchaser and its Affiliates pursuant to this Agreement, will, as of the Closing, constitute all of the assets, rights, properties and services that are used, held for use or are necessary, and are sufficient, to allow Purchaser immediately after the Closing to conduct the Business in the form and manner as conducted by the Transferred Entities on the date hereof and as the Business is expected to be conducted on the Closing Date. The Business’s assets included in the Purchased Assets or owned by the Transferred Entities are (a) free from any material defects, (b) have been maintained in accordance with normal industry practice, and (c) are in good operating condition and repair (subject to normal wear and tear consistent with the age of such assets). As of the Closing, the Transferred Entities shall employ all of the personnel whose time is primarily devoted to the conduct of the Business.
(b) Immediately following the Reorganization and as of the Closing, the Transferred Entities will have (x) good and marketable title to all assets purported to be owned by the Transferred Entities and the Purchased Assets (other than with respect to any Permitted Liens), and (y) a valid leasehold interest in or license for all of the assets and properties (tangible and otherwise) that they purports to lease or license, in each case free and clear of all Liens. As of the Closing, none of the Transferred Entities or Purchased Assets shall be subject to any Liabilities that are not Related to the Business.
Section 3.15 No Material Undisclosed Liabilities.   There are no Liabilities of the Transferred Entities, Liabilities included in the Assumed Liabilities or other Liabilities with respect to the Business that would be required under IFRS, applying the same principles, methodologies and policies used in the preparation of the Financial Statements, to be disclosed on a balance sheet of the Business, other than Liabilities (a) reflected on the latest balance sheet included in the Financial Statements, (b) incurred in (i) connection with the Transactions (including the Reorganization and the Sale) solely to the extent such Liabilities constitute Transaction Expenses and (ii) the ordinary course of business since the Balance Sheet Date or (c) set forth on Section 3.15 of the Seller Disclosure Schedule.
Section 3.16 Intellectual Property.
(a) All Business Intellectual Property owned by any Transferred Entity and all Business Intellectual Property owned by Seller or any of its Affiliates that is the subject of a registration for protection under applicable Law, or a pending application for such a registration, is set forth in Section 3.16(a) of the Seller Disclosure Schedule (“Registered Business Intellectual Property”). To the extent indicated as “Registered” on Section 3.16(a) of the Seller Disclosure Schedule, the Intellectual Property Rights contained therein have been duly registered in, filed in or issued by, and a Transferred Entity is recorded as the current owner in the records of, the United States Patent and Trademark Office, the United States Copyright Office, a duly accredited and appropriate domain name registrar, or the appropriate Governmental Entity of other jurisdictions (foreign and domestic). To the extent indicated as “Registered” on Section 3.16(a) of the Seller Disclosure Schedule, all Registered Business Intellectual Property is valid and subsisting.
(b) The Transferred Entities exclusively own all Business Intellectual Property that is owned or purported to be owned by any Transferred Entity and Seller or one of its Affiliates exclusively owns all Business Intellectual Property that is owned or purported to be owned by them, in each case, free and clear of all Liens (other than (i) Permitted Liens, and (ii) non-exclusive licenses granted in the ordinary course of business consistent with past practice).
(c) No Business Intellectual Property nor, to the knowledge of Seller, any Licensed Intellectual Property has been found to be invalid or unenforceable under applicable Law. No Business Intellectual

Property nor, to the knowledge of Seller, any Licensed Intellectual Property is subject to any Order or other agreement materially restricting the use thereof by the Transferred Entities, Seller or any of its Affiliates or materially restricting the licensing thereof by the Transferred Entities, Seller or any of its Affiliates to any Person. Neither the Business Intellectual Property (including any use thereof) nor, to the knowledge of Seller, the Licensed Intellectual Property (including any use thereof) nor the conduct of the Business (including any of its products and services) infringes upon or misappropriates the Intellectual Property Rights of any Person. Neither the Business Intellectual Property nor, to the knowledge of Seller, the Licensed Intellectual Property is subject to any pending Action by any Person which Action is currently ongoing, and no Action has been threatened in writing in the last three (3) years. To the knowledge of Seller, no Person is infringing or misappropriating any Business Intellectual Property or Licensed Intellectual Property in any material respect. Without limiting the foregoing, as of the date hereof, neither any Transferred Entity nor Seller or any of its Affiliates has received in the past three (3) years any notice or claim (including threats or offers to license and cease and desist communications) from any Person challenging the right of any Transferred Entity, Seller any of its Affiliates, or any of their respective manufacturers, contractors or licensees, to use any of the Business Intellectual Property or, to the knowledge of Seller, the Licensed Intellectual Property. For the purposes of the representations and warranties set forth in this Section 3.16(c), references to Licensed Intellectual Property shall only refer to such Licensed Intellectual Property that gives rise to or relates to claims or series of related claims in excess of  $500,000 in the aggregate.
(d) Section 3.16(d) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts under which any Transferred Entity, Seller or any of its Affiliates has (i) acquired or obtained, or has been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property Right that is owned by a Person other than a Transferred Entity, Seller or one of its Affiliates which is used or held for use in the Business pursuant to which any Transferred Entity, Seller or any of its Affiliates paid, or is obligated to pay, in excess of  $500,000 annually or pursuant to which a Transferred Entity, Seller or any of its Affiliates generates in excess of  $500,000 in revenue annually (collectively, the “License Agreements”); or (ii) licensed or otherwise granted any Person any license, permission or other right to utilize any Intellectual Property Right used or held for use in the Business other than non-exclusive licenses granted to customers, manufacturers, distributors and digital partners in the ordinary course of business consistent with past practice. Each Contract set forth on Section 3.16(d) of the Seller Disclosure Schedule is binding against the applicable Transferred Entity, Seller or any of its Affiliates, as applicable, and to the knowledge of Seller against the other party thereto.
(e) As of the date of this Agreement, the Transferred Entities own or possess a license to use, and as of the Closing, except as set forth in Section 3.16(e) of the Seller Disclosure Schedule, the Purchaser and the Transferred Entities will own or possess a license to use, including under the Transition Services Agreement, all Intellectual Property Rights that are used, held for use or are necessary, and are sufficient, for the operation of the Business as conducted immediately prior to the date hereof.
(f) With respect to any and all services rendered by (i) the employees of any Transferred Entity, Seller or any of its Affiliates within the scope of their employment or (ii) all independent contractors engaged by any Transferred Entity, Seller or any of its Affiliates prior to the date hereof within the scope of their engagement, the applicable Transferred Entity, Seller or one of its Affiliates is the sole and exclusive owner of all of the results and proceeds of such services (including all developments, contributions and creations relating to Business Intellectual Property, and any materials embodying, disclosing or constituting the same), by operation of law or by valid, written assignment; and insofar as those employees and independent contractors are concerned, the applicable Transferred Entity, Seller or one of its Affiliates has complete, unencumbered and unrestricted ownership of and rights to use and exploit all such results and proceeds, throughout the world and in perpetuity.
(g) Except as set forth on Section 3.16(g) of the Seller Disclosure Schedule, the Business IT Assets, together with any applicable services under the Transition Services Agreement, constitute all of the information technology assets necessary to operate the Business in the manner in which it is presently conducted. The Transferred Entities, Seller and its Affiliates have implemented backup and security technology, policies and procedures reasonably necessary for the continued operation of the Business. The

Business IT Assets have been operated in all material respects in accordance with all licenses and all specifications, documentations or warranties therefor, and, to the knowledge of Seller, have not materially malfunctioned or failed in any manner that adversely impacted the Business.
Section 3.17 Material Contracts.   Section 3.17 of the Seller Disclosure Schedule lists Contracts of the following types to which any Transferred Entity is a party or to which its assets or properties or the Business is otherwise bound:
(a) any Contract (other than any Real Property Lease and license agreements) reasonably expected to require payments to or from the Business (including from the Transferred Entities) in excess of  $100,000 per year or in excess of  $500,000 during the term of the Contract;
(b) addresses of any personal property lease requiring (i) annual rent of  $100,000 or more or (ii) aggregate payments of  $500,000 or more;
(c) any Contract with any Significant Customer or Significant Supplier or any other Contract for the purchase of materials, supplies, goods, services, equipment or other tangible assets not in the ordinary course of business that is not included in the foregoing but could be reasonably expected to result in aggregate payments of  $500,000 or more in the Business’s 2018 fiscal year;
(d) any sales, distribution or other similar Contract (excluding purchase orders) providing for the sale or license of materials, supplies, goods, services, equipment or other tangible assets not in the ordinary course of business requiring either (i) annual payments of  $100,000 or more or (ii) aggregate payments of $500,000 or more in the Business’s 2018 fiscal year;
(e) any Contract (including any oral Contract) that limits the freedom of the Business (including the Transferred Entities) to compete in any line of business or with any Person or in any geographic area;
(f) any equity partnership, equity joint venture, profit sharing, strategic partnership or other similar agreement between the Business (including any Transferred Entity) and another Person;
(g) any guarantee, surety bond, bank guarantee, keepwell agreement Related to the Business;
(h) any Contract (including any oral Contract) creating, incurring, assuming or guaranteeing Indebtedness over $100,000 or under which there has been imposed a security interest or lien;
(i) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) involving a purchase price in excess of  $5,000,000, (A) entered into by the Business (including by any Transferred Entity) after July 1, 2015 or (B) under which the Business (including any Transferred Entity) will have any obligation with respect to an “earn-out,” contingent purchase price or similar contingent or deferred payment obligation;
(j) any Contract with (i) Seller or any of its respective Affiliates or (ii) any current or former officer, director or employee of the Business (including any Transferred Entity) or any Affiliate of such individual, in the case of clause (ii), that is material to the Business, taken as a whole;
(k) any License Agreement;
(l) any Labor Agreement;
(m) any Contract with a Governmental Entity;
(n) any Contract (including any oral Contract) involving the resolution or settlement of any actual or threatened Action which involves (i) payments in excess of  $100,000 which have not yet been paid or (ii) any restrictive covenants that are currently binding on the Business (including any Transferred Entity); or
(o) any Contract (including any oral Contract) requiring capital expenditures after the date of this Agreement in excess of  $100,000.
Each Contract required to be disclosed pursuant to this Section 3.17 (collectively, the “Material Contracts”), is, assuming the due authorization, execution and delivery of each party thereto other than a Transferred Entity, a legal, valid and binding agreement of a Transferred Entity, as the case may be, and, as of the Closing, is in full force and effect, and no Transferred Entity is in default or breach in any material respect (and, to the knowledge of Seller, no event has occurred that, with or without notice or lapse of time, would constitute such a default or breach) under the terms of any such Contract, and, to the knowledge of Seller, there are no material disputes pending or threatened in writing or any written notice of any intention to terminate or modify, with respect to any such Contract, except for such failures to be valid, binding or in full force and effect and such defaults, breaches, disputes and terminations that would not reasonably be expected to be, individually or in the aggregate, material to the Business. Seller has made available to Purchaser complete and correct copies in all material respects (and where no such copy exists, an accurate description thereof) of each Material Contract.
Section 3.18 Real Property.
(a) No Transferred Entity owns, or has owned since January 1, 2015, any real property.
(b) Section 3.18(b) of the Seller Disclosure Schedule sets forth the address of each parcel of real property Related to the Business with respect to which a Transferred Entity is a lessee, sublessee, licensee or other occupant or user (the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses and other similar written agreements relating to such Leased Real Property, together with all amendments, renewals, guarantees, subordination, non-disturbance and attornment agreements and written material correspondence thereto (collectively, the “Real Property Leases”). Seller has made available to Purchaser complete and correct copies in all material respects (and where no such copy exists, an accurate description thereof) of each Real Property Lease. As of the date of this Agreement, one of the Transferred Entities does, and as of the Closing, one of the Transferred Entities will (x) subject to the consents listed in Section 3.4(b) of the Seller Disclosure Schedule, possess a valid leasehold interest or license in all of the Leased Real Property; and (y) have title to, or subsisting leasehold interests or licenses in, all personal properties and assets which are material to the operation of the Business subject to the Real Property Leases, free and clear of all Liens, except for Permitted Liens. With respect to each Real Property Lease: (i) such Real Property Lease is, assuming the due authorization, execution and delivery of each party thereto other than a Transferred Entity, a legal, valid and binding agreement of a Transferred Entity, as the case may be, and, as of the Closing, subject to the consents listed in Section 3.4(b) of the Seller Disclosure Schedule, will be a legal, valid and binding agreement of a Transferred Entity, and is in full force and effect, and no Transferred Entity has received written notice of default or breach in any material respect (and, to the knowledge of Seller, no event has occurred that, with or without notice or lapse of time, would constitute such a default or breach) under the terms of any such Real Property Lease, and, to the knowledge of Seller, there are no material disputes pending or threatened in writing or any written notice of any intention to terminate or modify, with respect to any such Real Property Lease, except for such failures to be valid, binding or in full force and effect and such defaults, breaches, disputes and terminations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) Seller has made available to Purchaser complete and correct copies in all material respects (and where no such copy exists, an accurate description thereof) of each Real Property Lease; (iii) no security deposit or portion thereof deposited with such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iv) all landlord’s or tenant’s work required to be performed under such Real Property Lease by the applicable Transferred Entity as of the date hereof has been performed and paid for in all material respects; (v) no Transferred Entity has collaterally assigned, pledged, mortgaged, deeded in trust or otherwise transferred any Real Property Lease or Leased Real Property or any interest therein; (vi) there are no brokerage or leasing fees or commissions or other compensations due and payable now or in the future on an absolute or contingent basis to any person, firm, corporation or other entity with respect to the Real Property Leases; and (vii) there are no written or oral leases, subleases, licenses, concessions, occupancy rights or other Contracts granting to any Person other than a Transferred Entity the right to use or occupy any Leased Real Property, and there is no Person in possession or occupancy of any Leased Real Property other than the Transferred Entities.
(c) To the knowledge of Seller, no Leased Real Property, nor the condition nor the use thereof by the Transferred Entities, including the operation of the Business, contravenes or violates any applicable zoning ordinance or other Law relating to the operation of the Leased Real Property. No Transferred Entity has received any written notice of any violation of any applicable zoning ordinance or other Law relating to the operation of the Leased Real Property which would result in material liability to the Business.

(d) There do not exist any actual, pending or, to the knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any Leased Real Property, and no Transferred Entity has received any written notice of the intention of any Governmental Entity or other Person to take or use any Leased Real Property. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(e) To the knowledge of Seller, each parcel of Leased Real Property is adequately served by proper utilities and other building services as necessary for its current use by the applicable Transferred Entity or in connection with the Business and all of the buildings and other structures, to the extent utilized by a Transferred Entity, located at the parcels of Leased Real Property are structurally sound with no material defects that are not being addressed in the ordinary course of business and are otherwise in good operating condition in all material respects, ordinary wear and tear excepted.
Section 3.19 Accounts Receivable.   Subject to any reserves against such accounts receivables expressly set forth in the Financial Statements (which reserves have been calculated in accordance with IFRS and in a manner consistent with past practice of the Business), the accounts receivable of the Transferred Entities and the Business represent bona fide claims against debtors for sales and other charges arising from bona fide transactions actually made in the ordinary course of business and are not subject to discount except for immaterial trade discounts. None of Seller or the Transferred Entities has increased or extended the payment terms with respect to any such accounts receivables in a manner not consistent with the ordinary course of business. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any of the accounts and notes receivable of the Transferred Entities or the Business.
Section 3.20 Significant Customers and Suppliers.   Section 3.20 of the Seller Disclosure Schedule sets forth a true, accurate and complete list of  (a) the ten (10) largest customers of the Business determined based on monthly recurring revenue for the twelve (12)-month period ended March 31, 2018 (the “Significant Customers”) and (b) the ten (10) largest vendors and suppliers of the Business determined based on payments from the Business for the twelve (12)-month period ended March 31, 2018 (the “Significant Suppliers “). None of the Significant Customers or Significant Suppliers (i) has, since January 1, 2017, either terminated its relationship with the Business or materially reduced the aggregate value of its annual transactions with the Business, or, to Seller’s knowledge, has threatened to do so or otherwise indicated that they will cease to use or sell to the Business (ii) to Seller’s knowledge, is likely to materially reduce the aggregate value of its annual transactions with the Business or terminate or curtail its relationship or dealings with the Business, whether pursuant to a non-renewal or termination of any Contract or otherwise and whether as a result of the Transactions or otherwise, and (iii) has, since January 1, 2017 given any written notice, or, to Seller’s knowledge, threatened, or otherwise indicated its intention, to do any of the foregoing.
Section 3.21 Affiliate Transactions.   No Affiliate of Parent, Seller or the Transferred Entities (a) owns any material property or right, tangible or intangible, which is used or held for use in connection with, or that relates to, the Business or (b) owes any money to, or is owed any money by, Parent, Seller or any of the Transferred Entities. Section 3.21 of the Seller Disclosure Schedule sets forth a true and complete list of any Contracts (including any oral Contracts) between or among Parent, Seller or any of their respective Subsidiaries, on behalf of the Business, or the Business itself, on the one hand, and any Parent, Seller or any of their respective Subsidiaries or any of their respective Affiliates, on the other hand, which is currently in effect and which shall continue in effect after the Closing. Notwithstanding anything to the contrary set forth in this Agreement, for purposes of this Section 3.21, Fung Holdings (1937) Limited and its Affiliates shall be deemed Affiliates of Parent, Seller and the Transferred Entities (prior to the Closing).
Section 3.22 Certain Business Practices.
(a) None of Parent, Seller, or any of their respective Affiliates nor any of their respective Representatives acting on their behalf in a manner Related to the Business, has directly or indirectly made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Covered Party, (i) for the purpose of  (A) influencing any act or decision of that Person, (B) inducing that Person to omit to do any act in violation of any duty under Law, (C) securing any improper advantage, or (D) inducing that Person to use his or her influence with a Governmental Entity or public international organization, (1) to affect or influence any act or decision of any Governmental Entity or public international organization, or (2) to assist Seller or any of its Affiliates in obtaining or retaining business, or directing business to any Person, whether or not lawful, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
(b) Parent and Seller are familiar with the U.S. Foreign Corrupt Practices Act of 1977, and Parent, Seller, the Business (including the Transferred Entities), the Business Employees and, to Seller’s knowledge, each of their respective Representatives, are in compliance with all Anti-Corruption Laws and any other applicable Laws of similar effect.
(c) No portion of any payments paid by Purchaser to Seller or its Affiliates will be used to fund payments in connection with securing government approvals or as a payment, gift, promise to give, or authorization of the giving of anything of value to any government official, political party or official thereof or any candidate for foreign political office for purposes of  (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.
(d) Parent, Seller, the Business (including the Transferred Entities) and the Business Employees have at all times complied with, and are currently in compliance with, all applicable economic sanctions, export control, import, and other international trade laws and regulations (collectively, the “International Trade Laws”) except for failures to comply with International Trade Laws that would not be, individually or in the aggregate, material to the Business.
(e) Parent, Seller, each of their respective Subsidiaries and the Business (including the Transferred Entities) each maintains a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or any other criteria applicable to such statements and to maintain accountability for assets; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f) Neither Parent nor Seller nor any of their respective Affiliates or Representatives acting on their behalf in a manner Related to the Business, has been investigated for, or charged by any Governmental Entity with a material violation of any Anti-Corruption Laws or International Trade Laws, and there are not now, nor have there been in the last five years, any claims, allegations, or inquiries pending or, to Seller’s knowledge, overtly threatened against any Transferred Entity concerning violations of any Anti-Corruption Laws or International Trade Laws.
(g) The term “government official” used in this Section 3.22 (and in all related definitions herein) shall mean any officer or employee of a foreign government or any department, agency, or instrumentality thereof, including government owned or controlled companies, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.
Section 3.23 Privacy.   The Business complies and has complied with all applicable privacy and data protection Laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data, including data consisting of personally identifiable information that is associated with specific individuals, except for such failures to comply which would not, individually or in the aggregate, create material liability for the Business or the Transferred Entities. There are no claims, investigations or actions currently pending concerning the data or privacy practices of the Business. No Actions have been asserted or threatened in writing against the Business in the last three (3) years alleging a violation of any of the foregoing. To Seller’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or breach of security of personally identifiable information or other data maintained by or on behalf of any of the Transferred Entities.
Section 3.24 Inventory.   As of the date of this Agreement, the Transferred Entities own, and as of the Closing, the Transferred Entities or Newco will own, all of the inventory of the Business, free and clear of all Liens (other than Permitted Liens). The inventory of the Business reflected on the most recent Financial

Statements and in the books and records of the Business since the Balance Sheet Date is of a quality and a quantity useable in the ordinary course of business, and such inventory has been valued at the lesser of cost or market value, and all material unmarketable, returned, rejected, damaged, slow moving or obsolete inventory has been written off or written down to net realizable value or adequately reserved against in the books and records of the Business and in the most recent Financial Statements.
Section 3.25 Insurance.   Section 3.25 of the Seller Disclosure Schedule contains a complete and accurate list of the insurance policies currently maintained by, or for the benefit of, the Business, Parent, Seller, or any of the Transferred Entities with respect to the Business (the “Insurance Policies”). Such policies are in full force and effect and will continue to be in full force and effect immediately following the Closing. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by any Transferred Entity to the extent Related to the Business and, to Seller’s knowledge, there is no threatened cancellation, non-renewal, disallowance or reduction in coverage or claim with respect to any such policies. In the conduct of the Business, Parent, Seller and the Transferred Entities report claims to appropriate insurance carriers in the ordinary course and no such insurance carrier has issued a reservation of rights with regard to any claims so reported. To the knowledge of Seller, no material claims have not been reported with respect to any of the Transferred Entities or the Business to the appropriate insurance carrier since April 1, 2016. The Insurance Policies maintained for the Business are sufficient, in all material respects, to comply with all applicable Laws and Contracts to which any Transferred Entity is a party or to which its assets or properties or the Purchased Assets or the Business is otherwise bound.
Section 3.26 Product Liability.
(a) Since July 1, 2015, there has been no Action or audit for a claim in excess of  $250,000 by or before any Governmental Entity against or involving the Business or concerning any product manufactured, shipped, sold or delivered by or on behalf of the Business relating to or resulting from a material alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of the Business or any material alleged failure to warn, or any material alleged breach of implied warranties or representations, and none has been threatened.
(b) Since July 1, 2015, there has not been any material product recall, rework or post sale warning or similar action conducted with respect to any product manufactured (or to be manufactured), or sold by or on behalf of the Business or any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any material product recall, rework or post sale warning or similar action required by any Governmental Entity.
(c) There have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold or delivered by or on behalf of the Business. All material manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Business have complied with all requirements established by applicable Law.
Section 3.27 Solvency.   Assuming satisfaction of the conditions to Seller’s obligation to consummate the transactions contemplated by this Agreement, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and its Subsidiaries will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby.
Section 3.28 No Other Representations and Warranties.   Except for the representations and warranties contained in this Article III and the certificate delivered pursuant to Section 8.2(d) (including the related portions of the Disclosure Schedules), neither Seller, Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Parent, including any representation or warranty as to the accuracy or completeness of any information regarding the Business, the Purchased Units, the Purchased Assets, the Transferred Entities and the assets and properties of the Transferred Entities furnished or made available to Purchaser and its Representatives

(including any information, documents or material made available to Purchaser in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as disclosed in the Purchaser Disclosure Schedule (provided, that disclosure of any matter in any section or subsection of the Purchaser Disclosure Schedule shall be deemed to have been disclosed with respect to any section or subsection of this Agreement to which the relevance of such matter is reasonably apparent on the face thereof), Purchaser hereby represents and warrants to Seller and Parent, as of the date hereof  (except for representations and warranties that are as of a specific date, which shall be made only as of such date), as follows:
Section 4.1 Organization and Qualification; Subsidiaries.   Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, where the failure to be so qualified or in good standing would not reasonably be expected to, individually or in the aggregate (a) prevent, materially impede or delay the consummation of the Transactions or (b) have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.
Section 4.2 Authority Relative to this Agreement.   Purchaser has all necessary corporate or other power and authority, and has taken all corporate or other action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the Transactions in accordance with the terms of this Agreement and such Ancillary Agreements, except the Purchaser Stockholder Approval. This Agreement has been, and each Ancillary Agreement to which Purchaser is a party when executed and delivered will be, as applicable, duly and validly executed and delivered by Purchaser and, assuming the due authorization (including the Purchaser Stockholder Approval), execution and delivery of this Agreement or such Ancillary Agreements by Seller and the other parties thereto, constitutes (or when so executed and delivered shall constitute) a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The affirmative vote of the holders of a majority of the issued and outstanding shares of Purchaser’s capital stock entitled to vote thereon to approve issuance of equity in connection with the Transactions (the “Purchaser Stockholder Approval”) is the only vote, approval or consent of the holders of any class or series of capital stock of Purchaser that is necessary in connection with the consummation of the Transactions. Purchaser has delivered to Seller, concurrent with the execution of this Agreement, a voting agreement with respect to the Purchaser Stockholder Approval in favor of Parent representing 44.9% of the issued and outstanding capital stock of Purchaser entitled to vote on the Purchaser Stockholder Approval.
Section 4.3 Consents and Approvals; No Violations.   No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Agreements to which Purchaser is a party or the consummation by Purchaser of the Transactions, except compliance with the applicable requirements of any applicable Antitrust Laws. Assuming compliance with the item described in the preceding sentence, neither the execution, delivery and performance of this Agreement or the Ancillary Agreements to which Purchaser is a party by Purchaser nor the consummation by Purchaser of the Transactions will (a) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Purchaser, (b) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration), give rise to a loss of benefit, or give rise to a purchase right, under, any of the terms, conditions or provisions of any material Contract to which Purchaser is a party or by which any of them or any of its properties or assets may be bound or (c) violate, give rise to a loss of benefit under or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except in the cases of clauses (b) and (c), for such breaches, violations, infringements or Liens that would not reasonably be expected to have, individually or in the aggregate, (i) prevent, materially impede or delay the consummation of the Transactions or (ii) have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.
Section 4.4 Solvency.   Assuming satisfaction of the conditions to Purchaser’s obligation to consummate the transactions contemplated by this Agreement, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing and the payment of the Purchase Price, any other repayment or refinancing of debt in connection with the Sale, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Purchaser and its Affiliates (including the Transferred Entities) will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby.
Section 4.5 Financing.   Purchaser has delivered to Seller true and complete copies of the executed commitment letters and redacted fee letters, each dated as of the date hereof, between Purchaser and each of Ares Capital Management LLC and HPS Investment Partners, LLC and (y) Purchaser and GSO Capital Partners LP (such agreements, as may be modified pursuant to, and in accordance with, Section 5.14, the “Debt Commitment Letters”), pursuant to which each of Ares Capital Management LLC, HPS Investment Partners, LLC and GSO Capital Partners LP have agreed, subject to the terms and express conditions thereof, to provide Purchaser with debt financing in the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement to occur at Closing and paying related fees and expenses. Each of the Debt Commitment Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. The Debt Commitment Letters have not been amended, supplemented or otherwise modified in any respect prior to the date of this Agreement, and the respective commitments to fund the Debt Financing thereunder have not been withdrawn, terminated or rescinded in any respect prior to the date of this Agreement. As of the date hereof, there are not any facts, events or other occurrences that make any of the representations and warranties of Purchaser in any Debt Commitment Letter inaccurate in any material respect (or in any respect with regard to amounts and availability of funds, including conditionality). The obligations to make the Debt Financing available to Purchaser pursuant to the terms of the Debt Commitment Letters are not subject to any conditions precedent, other than as expressly set forth in the Debt Commitment Letters. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Purchaser or any of its Affiliates is a party related to the Debt Financing, other than as expressly contained in the Debt Commitment Letters and delivered to Seller prior to the date hereof, that could adversely affect the conditionality, enforceability, availability and/or initial funding of the Debt Financing at Closing. Purchaser has fully paid any and all commitment fees or other fees required by the Debt Commitment Letters to be paid thereunder on or prior to the date of this Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser under any of the Debt Commitment Letters. Assuming (x) the Debt Financing is funded in accordance with the Debt Commitment Letters and (y) the satisfaction of the conditions set forth in Section 8.2 hereof, Purchaser will have on the Closing Date funds sufficient to pay all amounts required to be paid by Purchaser hereunder and under the Debt Commitment Letter in order to consummate the transactions contemplated hereby to occur on the Closing Date (the “Required Amount”).
Section 4.6 Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission to be paid by Purchaser in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 4.7 Acquisition of Purchased Units for Investment.   Purchaser is purchasing the Purchased Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, except such views that would not cause Purchaser to be considered an “underwriter” within the meaning of the Securities Act. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Units to the extent of the materials and information provided by Seller and its Representatives to Purchaser and its Representatives and is capable of bearing the economic risks of such investment.
Section 4.8 Inspections; Limitation of Warranties.   Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition and prospects of the Business, acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and Parent for such purpose. Purchaser acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller and Parent set forth in Article IV of this Agreement (including related portions of the Seller Disclosure Schedule) and of Seller and Parent in the Ancillary Agreements and (b) neither Seller nor any other Person has made any representation or warranty as to the Business, the Purchased Units, the Purchased Assets, the Transferred Entities or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Seller Disclosure Schedule) and the other Ancillary Agreements. Except as otherwise expressly set forth in this Agreement, the Business, the Purchased Units, the Purchased Assets, the Transferred Entities and the assets and properties of the Transferred Entities are furnished “AS IS,” “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER CONTAINED IN THIS AGREEMENT, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PURCHASED ASSETS OR THE ASSETS OR PROPERTIES OF THE TRANSFERRED ENTITIES. Purchaser acknowledges that, except for the representations and warranties contained in Article IV and in the Ancillary Agreements, neither Seller, Parent nor any other person has made, and Purchaser has not relied on any other express or implied representation or warranty, whether written or oral, by or on behalf of Seller or Parent. Purchaser acknowledges that neither Seller, Parent nor any other Person, directly or indirectly, has made, and Purchaser has not relied on, any representation or warranty, including with respect to accuracy or completeness, regarding pro-forma financial information, financial models or modeling tools, budgets, financial projections or any other forward-looking statements with respect to the Business or generated by any of Seller, Parent or their respective Affiliates or Representatives, and Purchaser will make no claim with respect thereto.
ARTICLE V
COVENANTS
Section 5.1 Access to Books and Records.
(a) From and after the date of this Agreement, Seller and Parent shall (and shall cause their respective Subsidiaries and Representatives to) (i) permit Purchaser and its Representatives to have reasonable access to the books and records, assets, Business Employees, facilities, Contracts and data of the Business (including the Transferred Entities) and their respective Representatives which are Related to the Business (including such access as is reasonably necessary to consummate the Debt Financing), during normal business hours, upon reasonable advance written notice, consistent with applicable Law and (ii) furnish to Purchaser and its Representatives such additional financial and operating data and other information regarding the Business (or true, accurate and complete copies thereof) as Purchaser or such Representatives may from time to time reasonably request; provided, however, that Seller and Parent may withhold any access, document or information (as applicable) (x) that is subject to a legally binding duty of confidentiality owed to an independent third party, (y) that would unreasonably interfere with the conduct of Seller’s or its Subsidiaries’ normal operation of its other businesses, or (z) would cause a material violation of any legally binding agreement to which Seller, any of its Subsidiaries or the Transferred Entities is a party or bound. Any information provided to Purchaser or its Representatives in accordance with this Section 5.1 or otherwise pursuant to this Agreement shall be held by Purchaser and its Representatives in accordance with, shall be considered “Confidential Information” under, and shall be subject to the terms of, the Confidentiality Agreement.
(b) Subject to entry into customary confidentiality and use undertakings, to the extent reasonably required for tax, accounting, regulatory, compliance, litigation or investigation purposes (other than in connection with a dispute, claim or litigation between Purchaser or its Affiliates, on the one hand, and Parent, Seller or any of their respective Affiliates, on the other hand) and solely to the extent relating to events or occurrences or facts arising prior to the Closing, Purchaser will permit Parent, Seller and their respective duly authorized Representatives reasonable access during normal business hours (upon reasonable advance written notice to Purchaser) and without unreasonable interference with the conduct of the Business to all contracts, books, records and other data relating to the Transferred Entities conveyed and assumed at Closing to the extent that such materials were delivered to Purchaser, except where such access (x) jeopardizes the attorney-client privilege or protection under the work product doctrine or similar doctrine applicable to communications or materials or is prohibited by applicable Law; provided that in such case, Purchaser shall use commercially reasonable efforts to cause such information to be provided or protection in a manner that would not reasonably be expected to jeopardize such privilege or violate such Law or (y) is restricted by a confidentiality agreement with a third party or would cause a violation of any legally binding agreement to which Purchaser or its Affiliates is subject.
(c) Subject to entry into customary confidentiality and use undertakings, to the extent reasonably required for tax, accounting, regulatory, compliance, litigation or investigation purposes (other than in connection with a dispute, claim or litigation between Purchaser or its Affiliates, on the one hand, and Parent, Seller or any of their respective Affiliates, on the other hand) and solely to the extent relating to events or occurrences or facts arising prior to the Closing, Parent and Seller will permit Purchaser, its Affiliates and their respective Representatives reasonable access during normal business hours (upon reasonable advance written notice to Parent) and without unreasonable interference to Parent’s and Seller’s business to all contracts, books, records and other data relating to the Business, the Transferred Entities and the Purchased Assets to the extent that such materials were retained by Parent, Seller and their respective Affiliates, except where such access (x) jeopardizes the attorney-client privilege or protection under the work product doctrine or similar doctrine applicable to communications or materials or is prohibited by applicable Law; provided that in such case, Parent and Seller shall use commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to jeopardize such privilege or protection or violate such Law or (y) is restricted by a confidentiality agreement with a third party or would cause a violation of any legally binding agreement to which Purchaser or its Affiliates is subject. Parent and Seller further agree that, after the Closing, Purchaser, its Affiliates and their respective Representatives may, at Parent’s and Seller’s cost and expense, make copies of those books and records (or redacted portions thereof) that have not been transferred to Purchaser and are Related to the Business, except where providing copies is prohibited by applicable Law; provided that in such case, Parent and Seller shall use commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Law. From and after the Closing Date, and for no less than a period of seven (7) years, Parent and Seller will maintain the books and records Related to the Business that have not been transferred to Purchaser at the Closing.
Section 5.2 Confidentiality.
(a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b) From and after the Closing, Seller and Parent shall (and shall cause each of their respective Affiliates and Representatives to), not use or disclose to any Person (other than on a “need-to-know basis” to Representatives owing a legally binding confidentiality obligation to Parent or Seller who are instructed not to use or disclose such information other than as permitted hereunder), directly or indirectly, without Purchaser’s prior written consent, Confidential Information. Parent and Seller shall, jointly and severally, be responsible for any breach of this Section 5.2(b) by any of their respective Affiliates or Representatives.
(c) Section 5.2(b) shall not apply to disclosure of Confidential Information (i) to the extent that it becomes generally known to the public (other than as a result of disclosure in violation of Section 5.2(b)), (ii) to a director, officer or employee of Purchaser or its Affiliates with a need to know such Confidential Information, or (iii) to the extent that it is required to be disclosed by law, by a rule of a listing authority by which Parent’s shares are listed; provided that the disclosure shall to the extent permitted by Law be made after (x) consultation with Purchaser and (y) allowing Purchaser the reasonable opportunity to contest such disclosure (at its expense).
(d) Parent and Seller shall: (i) at Purchaser’s direction, enforce on Purchaser’s behalf, all confidentiality agreements and undertakings given by any other potential Purchaser of the Business, the Transferred Entities or the Purchased Assets; and (ii) upon Purchaser’s request, promptly provide Purchaser with copies of such confidentiality agreements and undertakings. Promptly after the date of this Agreement, Parent will send a letter in a form acceptable to Purchaser to the other parties to such agreements and undertakings authorizing Purchaser to recover all information (as defined in such agreements or undertakings) or requesting certification of its destruction to Purchaser, in each case, in accordance with the terms of such agreements and undertakings.
Section 5.3 Efforts.
(a) Subject to the terms and conditions set forth in this Agreement, each of Seller, Parent and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Sale and other the Transactions as soon as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, declarations, approvals and, expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including in connection with any Antitrust Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, (iii) the defending of any Actions or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Sale or the other transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated this Agreement. Notwithstanding the foregoing, Purchaser agrees to take, and to cause its respective Affiliates to take, any and all steps necessary to avoid or eliminate as soon as possible each and every impediment imposed on Purchaser or its Affiliates under Antitrust Law that may be asserted by any Governmental Entity so as to enable the Parties hereto to expeditiously (and in all cases, prior to the fifth Business Day preceding the End Date) consummate the Sale and the other Transactions, including by (i) committing to and/or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of such assets, securities, facilities or other properties as are required to be divested in order to facilitate the expiration or termination of the applicable Antitrust Law waiting period and otherwise obtain all applicable merger control clearances under the applicable Antitrust Law and (ii) contesting and resisting and seeking to have vacated, lifted, reversed or overturned any ruling, award, decision, injunction, judgement, order, decree or subpoena entered, issued or made by any Governmental Entity that in effect prohibits, prevents or restricts the consummation of the Sale or the other Transactions.
(b) Subject to the terms and conditions herein provided and without limiting the foregoing, Purchaser, Parent and Seller agree (i) to make or cause to be made, as promptly as practicable, comparable notification filings, forms and submissions required under other Antitrust Laws with the Governmental Entities identified in Section 5.3(b) of the Seller Disclosure Schedule, and (ii) to cooperate with each other in (A) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Entities (including any foreign jurisdiction in which the Transferred Entities operate) or third parties in connection with the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby and (B) to the extent not made prior to the date of this Agreement or otherwise, making, or causing to be made, as promptly as practicable, all such applications and filings and seeking all such actions or nonactions, licenses, permits, orders, clearances, waivers, authorizations, expirations or terminations of waiting periods, notifications, clearances, consents and approvals. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to any Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Seller or Purchaser or any of their respective Subsidiaries from the European Commission or any other Governmental Entity in connection with such applications or filings or the Transactions.
(c) Further, and without limiting the generality of the rest of this Section 5.3, each of the Parties shall cooperate, as promptly as practicable, in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall, subject to applicable Law, promptly (i) furnish to the other such necessary information and reasonable assistance as the other Parties may request in connection with the foregoing, (ii) inform the other Parties of any material communication from, with or to any Governmental Entity regarding any of the Transactions, and (iii) provide counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the Transactions; provided, however, that materials may be redacted (A) to remove references concerning competitively sensitive information and the valuation of the Business and the transactions contemplated hereby and (B) as necessary to comply with contractual arrangements. Each Party shall, subject to applicable Law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity in connection with the Transactions. The Parties agree not to participate, or to permit their Subsidiaries to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.
(d) Any information provided to Purchaser or its representatives in accordance with this Section 5.3, Section 5.14 or otherwise pursuant to this Agreement shall be held by Purchaser and its representatives (including the Debt Financing Sources) in accordance with, shall be considered “Confidential Information” under, and shall be subject to the terms of, the Confidentiality Agreement. Any information provided to Seller or its representatives in accordance with this Section 5.3, Section 5.14 or otherwise pursuant to this Agreement shall be treated as Confidential Information for the purposes of this Agreement.
Section 5.4 Further Assurances.
(a) Parent, Seller and Purchaser agree that, from time to time, from and after the Closing Date, each of them will, and will cause their respective Affiliates to, without any further consideration, cooperate with the other Parties and execute and deliver (or cause to be executed and delivered) all instruments, including instruments of conveyance, novations, assignment and transfer, and make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument or regulation, and to take all such other actions as any of the Parties may reasonably request from time to time, consistent with the terms of this Agreement, in order to effectuate the Transactions and the other provisions and purposes of this Agreement and the Ancillary Agreements (including to cure any title defects of the Business Intellectual Property), provide for current ownership of the Business Intellectual Property by Purchaser or a Transferred Entity, and to remove any and all Liens on the Business Intellectual Property (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business consistent with past practice).
(b) If at any time after Closing it is established that any asset (including any cash, real property, non-real property, Intellectual Property Rights, Contract or employee agreement), which was not included in the Purchased Assets or owned or otherwise held by a Transferred Entity but should have been a

Purchased Asset pursuant to Section 2.2 is held or received by a member of the Seller Group or an Affiliate thereof  (“Seller Group Holder”), then Parent and Seller shall or shall cause the applicable Seller Group Holder to, without further consideration: (i) execute all instruments, agreements or documents as may be reasonably necessary for the purpose of transferring the relevant interests in the assets (or part thereof) held by the Seller Group Holder to Purchaser (or its designee as Purchaser shall nominate in writing), (ii) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant interest in such assets (or part thereof) in Purchaser (or its designee), (iii) ensure that the Seller Group Holder shall where permitted by the terms on which the Seller Group Holder has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after Closing by virtue of it, as agent of and trustee for Purchaser or the relevant Transferred Entity and allow Purchaser or the relevant Transferred Entity to have full enjoyment and use of such asset, and (iv) ensure that the Seller Group Holder shall promptly on receipt pay or deliver such monies, goods or other benefits to Purchaser (or its designee).
(c) If at any time after Closing it is established that any asset (including any cash, real property, non-real property, Intellectual Property Rights, Contract or employee agreement), which was included in the Purchased Assets or owned or otherwise held by a Transferred Entity but should have been a Excluded Asset pursuant to Section 2.2 is held or received by a member of Purchaser or an Affiliate thereof (“Purchaser Group Holder”), then Purchaser shall or shall cause the applicable Purchaser Group Holder to, without further consideration: (i) execute all instruments, agreements or documents as may be reasonably necessary for the purpose of transferring the relevant interests in the assets (or part thereof) held by the Purchaser Group Holder to Seller (or its designee as Seller shall nominate in writing), (ii) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant interest in such assets (or part thereof) in Seller (or its designee), (iii) ensure that the Purchaser Group Holder shall where permitted by the terms on which the Purchaser Group Holder has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after Closing by virtue of it, as agent of and trustee for Seller and allow Seller to have full enjoyment and use of such asset, and (iv) ensure that the Purchaser Group Holder shall promptly on receipt pay or deliver such monies, goods or other benefits to Seller (or its designee).
Section 5.5 Conduct of Business.   From and after the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (a) as otherwise expressly permitted by this Agreement (including the Reorganization), (b) as disclosed in Section 5.5 of the Seller Disclosure Schedule or (c) as Purchaser shall otherwise consent to in advance in writing, Parent and Seller shall (and shall cause their respective Affiliates to) (x) conduct the Business in the ordinary course of business and in accordance with applicable Law and (y) use commercially reasonable efforts to preserve intact the Business, the Transferred Entities’ respective business organizations and maintain its existing relations and goodwill with Governmental Entities, licensors, customers, suppliers, creditors, employees, lessors and agents and (z) not directly or indirectly:
(i) incur, create or assume any Lien with respect to the Business or the Purchased Assets;
(ii) (A) except as required to effect the Reorganization, amend the respective articles of incorporation or bylaws (or similar governing documents) of any Transferred Entity, (B) split, subdivide, combine or reclassify any outstanding capital stock or equity interest of any Transferred Entity, (C) permit any Transferred Entity to declare, set aside or pay any noncash dividend or noncash distribution to any Person or (D) purchase, redeem or otherwise acquire, directly or indirectly, any Purchased Units or any other shares of the capital stock or other equity interests or securities of any Transferred Entity;
(iii) with respect to any Transferred Entity or any of their respective Subsidiaries, not issue, sell, transfer, pledge, encumber, assign, convey, surrender, relinquish or otherwise dispose of any additional equity interests or shares of, or any options, warrants or rights of any kind to acquire any equity interests or shares of, their equity interests, capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such equity interests or capital stock;
(iv) except as required to effect the Reorganization, form, incorporate or otherwise create or acquire any new Subsidiaries of any of the Transferred Entities or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership or other business organization or division or any equity, membership, partnership or other interest in any of the foregoing;

(v) sell, assign, transfer, pledge, encumber, license, sublicense, convey, surrender, relinquish, abandon or otherwise dispose of any asset of the Business, including any Purchased Asset or Business Intellectual Property, or any rights thereto, or acquire all or any portion of another business, including the purchase of any equity interests or capital stock of any Person, whether by merger, stock or asset purchase or otherwise;
(vi) (A) incur any Liability with respect to any Indebtedness, or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, any Liability of any Person, or make any loans or advances except for individual amounts equal to or less than $100,000 or in the aggregate equal to or less than $100,000, in each case, with respect to the Business, (B) make any acquisition of any assets or businesses of any Person except for individual amounts equal to or less than $100,000 or in the aggregate equal to or less than $100,000, (C) sell, pledge, dispose of or encumber any assets or businesses except for individual amounts equal to or less than $100,000 or in the aggregate equal to or less than $100,000, or (D) enter into any binding Contract (including any oral Contract), with respect to any of the foregoing, in each case, with respect to the Business;
(vii) other than in connection with declaring and paying bonuses and salary increases in the ordinary course of business consistent with past practices in respect of the fiscal year ended March 31, 2018 which such bonuses will be paid on July 15, 2018 and salary increases will be effective July 1, 2018, making promotions or filling vacancies with respect to any Business Employee as required by the terms of an Employment Agreement, in any manner (A) enter into any new Labor Agreement, (B) enter into or become a party to any new Employment Agreement or amend any existing Employment Agreement with any person who is or would become a Business Employee, (C) grant or announce any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Business Employee, including any increase or change pursuant to any Benefit Plan, (D) establish, adopt, amend, or become a party to any new employee benefit or compensation plan, program, Contract (including any oral Contract) or amend any existing Benefit Plan in a manner that affects compensation or benefits payable or obligations thereunder to any Business Employee, (E) accelerate any vesting of compensation or benefits or pay any compensation or benefits not otherwise due to any Business Employees, (F) grant any rights to severance or termination pay to, or enter into any employment, consulting or severance Contract (including any oral Contract) with, any Business Employee, except, in each case, as required any collective bargaining or other trade union agreement or any Benefit Plan, (G) re-deploy, dismiss or give notice to terminate the employment of any Key Employee, (H) materially increase the total number of employees, consultants, self-employed contractors or agency workers that are employed or engaged by any Transferred Entity, or (I) propose to dismiss or dismiss such number of Business Employees as would reasonably be expected to trigger any obligation to notify or collectively consult any Governmental Entity;
(viii) plan, announce, implement or effect any reduction in force, layoff, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Business (other than routine employee terminations for cause);
(ix) except in accordance with the Reorganization, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization affecting the Transferred Entities;
(x) make any changes to the working capital policies applicable to the Business or manage working capital (including by accelerating of the receipt of amounts due with respect to any receivables, or lengthening the period for payment of accounts payable), other than in the ordinary course of business of the Business;
(xi) settle, release, waive or compromise any material claims or rights that are Related to the Business;
(xii) change any method of Tax accounting, make or change any Tax election outside the ordinary course of business, amend any Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or settle or compromise any Tax Proceeding, in each case, to the extent that such action (x) in the case of Seller or its applicable Affiliate, primarily affects any of the Purchased Assets and (y) would increase the Tax Liability of Purchaser and its Affiliates after the Closing;
(xiii) implement or adopt any change in the accounting principles, practices (including cash management, billing, payment or collection practices with respect to accounts payable, accounts receivable,

accrued Liabilities, other Liabilities or obligations, or otherwise), or methods of the Business (including any Transferred Entity), other than as may be required as a result of a change in Law or as required by IFRS;
(xiv) enter into or discontinue any line of business material to the Business or any joint venture or similar arrangement;
(xv) enter into any Contract (or any oral Contract outside the ordinary course of business) that, if in effect as of the date of this Agreement, would be required to be disclosed pursuant to Section 3.17, or extend, breach, terminate or waive any provision of, amend or otherwise modify any provision of a Material Contract;
(xvi) enter into any transactions, Contracts (including any oral Contracts) or understandings with Affiliates that would be binding on the Transferred Entities, the Business or the Purchased Assets after the Closing;
(xvii) undertake or commit to undertake any material capital expenditure that would be a post-Closing obligation of the Business;
(xviii) fail to maintain in full force and effect all material insurance policies or fail to take commercially reasonable efforts to replace or renew (on terms no less favorable in the aggregate to the Business) material insurance policies existing as of the date hereof Related to the Business;
(xix) other than in the ordinary course, enter into any intercompany loan or intercompany debt arrangements;
(xx) terminate, modify or amend, release, enter into, extend, waive any material right under, or discharge any other party thereunder of any of their obligation under any lease in respect of the Leased Real Property (which shall not include any material modifications with respect to the monetary terms or the duration of any lease in respect of the Leased Real Property);
(xxi) change any (A) payment policies of the Business with landlords, vendors, suppliers or other creditors or (B) collection policies with respect to customers; or
(xxii) commit to do or enter into any binding Contract (including any oral Contract) with respect to any of the foregoing actions.
Section 5.6 Public Announcements.   No Party shall issue or release or make any news release, public statement or other similar public announcement, written or oral, whether relating to this Agreement or any of the Ancillary Agreements or the existence of any arrangement between the Parties (and each party shall cause its Affiliates to not take the foregoing actions), without the prior written consent of the other Parties whether or not named in such news release, public statement or other similar public announcement, except (a) each Party and its Affiliates may issue a press release (or, if the Parties agree, a joint press release) in connection with the execution and delivery of this Agreement in form and substance agreeable to the other Parties and (b) any Party or its Affiliates may issue or release or make any such news release, public statement or other similar public announcement (including the public filing of this Agreement or any Ancillary Agreement) as may be required by Law or any listing or trading agreement concerning its or its Affiliates publicly traded securities; provided that in such event under clauses (a) and (b), the Party issuing the same shall be required, to the extent reasonably practicable after reasonable efforts to consult with the other Parties, whether or not named in such news release, public statement or other similar public announcement, a reasonable time prior to its release to allow the other Parties to comment thereon. Notwithstanding the foregoing, in no event shall the foregoing be construed to restrict or prevent Purchaser or any of its Affiliates (including, following the Closing, the Transferred Entities) (i) from making any internal announcements (including announcements to potential debt or equity financing sources) regarding the Transactions, (ii) following the Closing, from disclosing the consummation of the Closing on Purchaser’s and its Affiliates’ websites or in marketing materials or (iii) from making ordinary course communications regarding this Agreement and the Transactions to existing or prospective general or limited partners, equity holders, members, managers and investors of any Affiliate of such Person. Any subsequent disclosure that primarily contains information included in a prior public statement, news release or other similar public announcement that was approved by the Parties in accordance with this Section 5.6 shall be deemed consented to by the Parties. Notwithstanding anything to the contrary herein, the Debt

Financing Sources, their Representatives and Purchaser’s Representatives may after the Closing (x) publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available and (y) make public statements and/or communications in connection with the Debt Financing (or any alternative financing) so long as such statements or communications are afforded confidential treatment to the same extent as other confidential information customarily provided to Persons in the context of similar financings. For the avoidance of doubt, disclosures resulting from the Parties’ efforts to obtain approval and/or early termination in connection with obtaining approvals under the Antitrust Laws and to make any related filings shall be deemed not to violate this Agreement.
Section 5.7 Intercompany Accounts.   All intercompany accounts between Parent, Seller and/or any of their respective Subsidiaries (other than a Transferred Entity), on the one hand, and each Transferred Entity, on the other hand, will terminate at or prior to the Closing, except as otherwise contemplated by the Transition Services Agreement.
Section 5.8 Termination of Intercompany Agreements.   Effective at the Closing, all Contracts (including any oral Contracts), including all obligations to provide goods, services or other benefits, between Parent and/or any of its Subsidiaries (other than any Transferred Entity), on the one hand, and any Transferred Entity, on the other hand, shall be terminated without any party having any continuing obligation to the other, except for, the Ancillary Agreements and any other Contracts listed on Section 5.8 of the Seller Disclosure Schedule.
Section 5.9 Litigation Support.   In the event and for so long as either Party is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party unrelated to and independent of any Party hereto or their respective Affiliates in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities or the Transferred Entities, the other Party shall, and shall cause its Subsidiaries and controlled Affiliates (and its and their officers and employees) to, reasonably cooperate in such prosecution, contest or defenses, including preserving applicable privileges and making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.
Section 5.10 Non-Solicitation and No-Hire of Employees.   From the Closing Date until the eighteenth-month anniversary of the Closing Date, Parent and Seller (on the one hand) and Purchaser (on the other hand) will not, nor will it permit any of its respective Affiliates (including, in the case of the Purchaser, the Transferred Entities after Closing) to, directly or indirectly, solicit for employment or hire any officer, employee with an annual base compensation of  $50,000 or more, or independent contractor of any other Party hereto or its Affiliates, other than any employee or independent contractor whose relationship is terminated by such other Party or its Affiliate without cause at least twelve (12) months prior to such solicitation or hiring; provided that this Section 5.10 shall not prohibit general mass solicitations of employment not directed toward the other party, its Affiliates or its or their officers, employees or independent contractors. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the Parties agree that any arbitrator(s) appointed in accordance with Section 11.2(b) shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall thereupon be enforceable as so modified.
Section 5.11 Non-Interference; Non-Disparagement.
(a) In respect of any intellectual property license to which any Party or its Affiliates is a licensee as at the Closing Date (“Existing License”), from the Closing Date until such Existing License expires or is terminated in accordance with its terms, each other Party will not, nor will it permit any of its Affiliates (including, in the case of the Purchaser, the Transferred Entities after Closing) to, directly or indirectly through any other Person: (i) solicit, induce or entice, or attempt to induce or entice, a breach, or the termination of, or seek to solicit or entice the termination of, such Existing License; or (ii) obtain, or seek to obtain, an intellectual property license from the licensor of such Existing License or any successor or permitted assignee thereof with respect to the same or similar subject matter or content of such Existing License.
(b) Parent and Seller, on the one hand, and Purchaser, on the other hand, agree that they shall not (and shall cause their respective Affiliates not to) (i) make any negative statement or communication regarding, in the case of Parent and Seller, Purchaser or any of its Subsidiaries or Affiliates, the Business, any of the foregoing’s respective directors, officers or employees, and in the case of Purchaser, Parent, Seller or their respective Affiliates, or any of the foregoing’s respective directors, officers or employees, or (ii) make any derogatory or disparaging statement or communication regarding, in the case of Parent and Seller, Purchaser or any of its Subsidiaries or Affiliates, the Business or any of the foregoing’s respective directors, officers or employees, and in the case of Purchaser, Parent, Seller or any of their respective Subsidiaries or Affiliates, any of the foregoing’s respective directors, officers or employees. Nothing in this Section 5.11(b) shall limit any Person’s ability to make true and accurate statements or communications in connection with any disclosure such Person reasonably believes is required pursuant to applicable Law, to any Governmental Entity or in connection with any dispute, litigation or other proceeding related to this Agreement or the Transactions.
(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.11 is invalid or unenforceable, the Parties agree that any arbitrator(s) appointed in accordance with Section 11.2(b) shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall thereupon be enforceable as so modified.
Section 5.12 Letters of Credit and Guarantees.   Section 5.12(a) of the Seller Disclosure Schedule sets forth a true and complete list of all guarantees, indemnities, surety bonds, letters of credit and letters of comfort obtained by Seller, Parent and their respective Affiliates (other than the Transferred Entities) obtained by Seller, Parent or such Affiliates for the benefit of the Transferred Entities (the “Letters of Credit”) (with Section 5.12(a)(i) of the Seller Disclosure Schedule setting forth all trade Letters of Credit and Section 5.12(a)(ii) of the Seller Disclosure Schedule setting forth all non-trade Letters of Credit). Without in any way affecting any obligation of Seller, Parent or any of their respective Affiliates prior to the Closing in respect thereof, Purchaser shall cause Seller, Parent and their respective Affiliates (other than the Transferred Entities) to be removed or released, effective as of the Closing in respect of all obligations of Seller, Parent and such Affiliates under each of the Letters of Credit and, to the extent commercially reasonable to achieve such removal or release, shall agree to substitute itself in the place of Seller, Parent and their respective Affiliates. Seller, Parent and their respective Affiliates shall take all actions reasonably requested by Purchaser or its Affiliates in connection with any such removal or release. Purchaser agrees to indemnify and hold Seller, Parent and their respective Affiliates harmless from and against any Losses incurred by Seller, Parent and their respective Affiliates after the Closing under or pursuant to any Letter of Credit. Notwithstanding the foregoing, Seller, Parent and their respective Affiliates shall only be removed or released, effective as of the date falling 36 months following the Closing Date in respect of all obligations of Seller, Parent and such Affiliates under each of the Letters of Credit that are described in Section 5.12(b) of the Seller Disclosure Schedule, following which the remaining terms of this Section 5.12 shall apply with respect to such Letters of Credit as if they had been removed or released effective as of the Closing. Parent and Seller shall be permitted to update Section 5.12 of the Seller Disclosure Schedule by written notice to Purchaser no more than three (3) Business Days prior to the Closing Date to reflect updates that have been incurred in the ordinary course of business consistent with past practice solely to the extent that the aggregate sum of the obligations under the Letters of Credit shall not increase by virtue of such updates by, with respect to trade Letters of Credit, an amount exceeding $5,000,000.

Section 5.13 Excluded Liabilities, Earn-out and Earn-up Obligations.
(a) If Purchaser, the Transferred Entities or any of their respective Affiliates receive any notice or request, or otherwise become obligated, to pay, discharge or take any action with respect to (i) any Excluded Liability or (ii) any obligation with respect to an earn-out set forth on Section 5.13 of the Seller Disclosure Schedule (the “Earn-out Obligations”), Parent and Seller shall promptly accept and discharge such Excluded Liability or Earn-out Obligation.
(b) If Parent, Seller or any of their respective Affiliates receive any notice or request, or otherwise become obligated, to pay, discharge or take any action with respect to (i) an Assumed Liability or (ii) any obligation with respect to an earn-up set forth on Section 5.13 of the Purchaser Disclosure Schedule (the “Earn-up Obligations”), Purchaser and the Transferred Entities shall promptly accept and discharge such Earn-up Obligation.
Section 5.14 Financing.
(a) Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, the Debt Financing on and subject to the terms and conditions described in the Debt Commitment Letters, including using commercially reasonable efforts (i) to negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including, to the extent required by the Debt Financing Sources, the “market flex” provisions) and subject only to the conditions contained in the Debt Commitment Letters, (ii) to satisfy on a timely basis all conditions applicable to Purchaser in such definitive agreements, (iii) to comply with its obligations under the Debt Commitment Letters and (iv) assuming all conditions precedent in the Debt Commitment Letters have been satisfied (or duly waived), consummate or cause the consummation of the Debt Financing contemplated by the Debt Commitment Letters at the Closing. Purchaser shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in the Debt Commitment Letters or in any definitive agreement related to the Debt Financing to be satisfied (or duly waived) or the Debt Financing to be available concurrently with the Closing. Purchaser shall give Parent prompt notice upon becoming aware of any fact that would reasonably be expected to give rise to any material breach by any party to the Debt Commitment Letters or any breach that could impact the amount or availability of financing. Purchaser shall, upon the reasonable request of Parent, provide Parent on a prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letters if such amendment, modification, waiver or remedy would reasonably be expected to impact or delay in any material respect the ability of Purchaser to consummate the transactions contemplated hereby. For the avoidance of doubt, Purchaser (x) may agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Debt Commitment Letters or any definitive agreements related to the Debt Financing to the extent such amendment, supplement, modification or waiver would not (i) reduce the aggregate amount of the Debt Financing (or the cash proceeds available therefrom) below the Required Amount, (ii) impose any material new or additional conditions precedent to the availability and/or initial funding of the Debt Financing, or adversely amend or modify any of the existing conditions precedent thereto, in a manner that would reasonably be expected to result in any of the conditions precedent set forth in the Debt Commitment Letters not being satisfied, or the Debt Financing not being available to the Purchaser, on the Closing Date or (iii) otherwise reasonably be expected to materially prevent, delay or impair the availability of any of the Debt Financing or the ability of Purchaser to obtain the Debt Financing in order to consummate the Transactions at Closing, in each case, as compared to the Debt Commitment Letters as in effect on the date hereof and (y) shall not terminate, or permit the termination of, any Debt Commitment Letter, unless such Debt Commitment Letter is replaced with a new commitment in accordance with paragraph (b) below that, were it structured as an amendment to an existing Debt Commitment Letter, would satisfy the requirements of the foregoing clause (x). Upon any such amendment, supplement or modification of any Debt Commitment Letters in accordance with this Section 5.14(a), Purchaser shall provide a copy thereof to

Seller, and references to the “Debt Commitment Letters” shall include such documents as permitted to be amended, supplemented or modified under this Section 5.14(a), and references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as permitted to be amended, supplemented or modified under this Section 5.14(a).
(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “market flex” provisions) contemplated in the Debt Commitment Letters, Purchaser shall promptly notify Parent and shall and Purchaser shall, and shall cause its Affiliates to, use best efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments in amounts and on terms that will enable Purchaser to consummate the Transactions at Closing; provided that the terms of any such replacement commitments (i) shall not be reasonably likely to materially impair or delay the availability and/or funding of the Debt Financing or the Closing and (ii) shall not have conditionality materially more onerous than that in the Debt Commitment Letters. Purchaser shall deliver to Seller complete and correct copies of all amendments, supplements, other modifications or agreements (including redacted fee letters) pursuant to which any amended, supplemented, modified or replacement commitments shall provide Purchaser with any portion of the Debt Financing. Purchaser shall promptly deliver to Parent true and complete copies of all commitment letters and/or agreements relating to such alternative debt financing (which such commitment letters shall also be deemed to constitute the Debt Commitment Letters).
(c) Parent agrees to use commercially reasonable efforts to cause Seller or any of its respective Affiliates (including legal and accounting employees) to provide such cooperation as shall be reasonably requested by Purchaser in connection with the Debt Financing, including: (i) participating in a customary and reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies and assisting Purchaser in obtaining ratings as contemplated by the Debt Financing, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, lender presentations, bank information memoranda and similar documents for the Debt Financing, including execution and delivery of customary representation and/or authorization letters in connection with bank information memoranda, (iii) furnishing Purchaser with (y) all financial information regarding the Transferred Entities and the Business reasonably requested and necessary for Purchaser to prepare the pro forma financial statements required pursuant to Section 5 of Exhibit A and clause (c) of Annex III, as applicable, of the Debt Commitment Letters and (z) all other financial and pertinent information as may be reasonably requested by Purchaser to satisfy the terms and conditions set forth in the Debt Commitment Letters; (iv) providing any information necessary to permit the preparation of the Definitive Documents and documents to be delivered pursuant thereto, including the officer’s certificates, customary closing documents and or other financing deliverables, certificates or documents for the Debt Financing as contemplated by the Debt Commitment Letters or as may be reasonably requested by Purchaser (including customary consents of accountants for use of their reports in any materials relating to the Debt Financing) or otherwise reasonably facilitating granting of security and the pledging of collateral, (v) providing any information necessary for the preparation and delivery of, as of the Closing Date, a certificate of the chief financial officer (or other comparable officer) of Purchaser with respect to solvency matters, (vi) assisting Purchaser to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Transferred Entity is a party and arranging discussions among Purchaser and the Debt Financing Sources with other parties to material leases, encumbrances and contracts as of the Closing Date, (vii) taking all actions, subject to the occurrence of the Closing Date, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Debt Financing, and to permit the proceeds thereof, together with cash at any Transferred Entity (not needed for other purposes), to be made available to the Purchaser on the Closing Date to consummate the Transactions, (viii) cooperating with Purchaser in its efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, appraisals, engineering reports, environmental and other inspections, title insurance and other third-party documentation and items relating to the Debt Financing, as reasonably requested by Purchaser, (ix) assisting in the obtainment of inventory appraisals and field examinations as promptly as practicable, (x) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Business’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable, (xi) at least five business days prior to the Closing Date, provide information regarding any Transferred Entities reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, to the extent requested in writing at least 10 business days prior to the Closing Date, (xii) obtaining and facilitating the negotiation of the payoff letters referenced in Section 2.4(b)(i)(G), (xiii) permitting the reasonable use by Purchaser and its Affiliates of Parent’s, its Affiliates’ and the Business’s logos for syndication and underwriting, as applicable, of the Debt Financing (subject to advance review of and consultation with respect to such use) and (xiv) reasonably cooperating with the marketing and syndication efforts of Purchaser in connection with all or any portion of the Debt Financing, including reasonable direct contact between senior management, on the one hand, and any actual and potential debt financing sources, on the other hand, and any actions necessary to ensure that Purchaser’s marketing and syndication efforts benefit from Parent’s and its Affiliates’ existing banking relationships; provided that (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of Parent and its Affiliates and (y) the board of directors (or similar body), directors and officers of each of the Parent, the Seller and their respective affiliates shall not be required, prior to the Closing, (A) to adopt resolutions approving the agreements, documents and instruments in connection with the Debt Financing, (B) to execute, prior to the Closing, any agreements, documents or instruments in connection with the Debt Financing that are effective prior to the Closing or (C) to take any action that would subject them to actual or potential liability or make any other payment (other than payments for which the Purchaser is obligated to reimburse the Parent) or incur any other liability or provide or agree to provide any indemnity, guarantee or pledge, in each case, in connection with the Debt Financing. Purchaser shall, promptly upon request by Parent, reimburse Parent for all reasonable and documented out-of-pocket costs (in the case of attorney’s fees, limited to reasonable and documented fees in respect of one firm of outside counsel) incurred by Parent or any of its Affiliates in connection with such cooperation prior to the Closing Date. Purchaser shall indemnify and hold harmless Parent and its Affiliates from and against any Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, in each case except, to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by Parent, its Affiliates or any of their respective representatives. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.2(b) as it applies to Parent and Seller’s obligations under this Section 5.14(c) shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of Parent’s or Seller’s Willful Breach of its obligations under this Section 5.14(c).
Section 5.15 Deferred Assets.
(a) Notwithstanding anything in this Agreement to the contrary, unless and until such consent, waiver, approval or other authorization is obtained, this Agreement shall not constitute an assignment or transfer of any Purchased Asset (including any Contract or Business Permit or any claim, right or benefit arising thereunder or resulting therefrom, in each case, included in the Purchased Assets) if  (i) any assignment or transfer thereof  (whether by operation of law or otherwise), without the consent, waiver, approval or other authorization of any Person other than Seller or its Affiliates, would constitute a breach or other contravention thereof or be ineffective with respect to any party thereto or would violate any applicable Law and (ii) such consent, waiver, approval or other authorization has not been obtained at or prior to the Closing (each such asset, other than those referred to on Exhibit B of the Letter Agreement that are retained by Parent (or its nominee) in accordance with the terms and conditions of the Letter Agreement, a “Deferred Asset”).
(b) With respect to any such Deferred Asset, Seller shall (and shall cause its Affiliates to) cooperate with Purchaser and (i) use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, waivers, approvals or other authorizations required to assign or transfer such Deferred Asset to Purchaser (or its designee) and (ii) upon obtaining the requisite consents, waivers, approvals, other authorizations or amendments thereto, assign all rights associated with such Deferred Asset to Purchaser (or its designee), in each case, without the payment of any consideration by Purchaser or any of its Affiliates or agreement by any such Person to any adverse amendments, modifications or waivers of any material terms of any Purchased Assets in order to obtain such consents. Purchaser shall (and shall cause it Subsidiaries to) cooperate with Seller and use its commercially reasonable efforts to obtain such consents, waivers, approvals or other authorizations and approvals only to the extent that the corresponding benefit is actually received by Purchaser or its Subsidiaries.

(c) If any consent or approval required to assign or transfer any Deferred Asset is not obtained at or prior to Closing, then, for a period of up to thirty-six (36) months following the Closing Date, (x) Seller and Purchaser shall each use commercially reasonable efforts to provide Purchaser and its Affiliates the maximum allowable use of the Deferred Assets (which shall include, at a minimum, the economic benefits and burdens of such Deferred Assets), including by establishing an agency type or other similar arrangement reasonably satisfactory to Purchaser under which Purchaser would obtain, to the fullest extent practicable, the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) to the extent permitted by Law, Seller shall (and shall cause its Affiliates to) exercise, enforce and exploit, only at the direction of and for the benefit of Purchaser, any and all claims, rights and benefits of Seller or its applicable Affiliate arising in connection with such Deferred Asset. During such period and without further consideration, (i) Seller will (or will cause its applicable Affiliates to) promptly pay, assign and remit to Purchaser when received all monies and other consideration relating to the period after the Closing Date received by it under any Contract or any claim, right or benefit arising thereunder not transferred pursuant to this Section 5.15 and (ii) Purchaser will promptly pay, perform or discharge when due any Liability (including any Tax Liability) arising thereunder after the Closing Date.
(d) The Parties agree that nothing under this Section 5.15 shall be interpreted to require Purchaser, Parent, Seller or any of their respective Affiliates to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise) in order to obtain any such consents, waivers, approvals or other authorizations.
Section 5.16 No Shop.
(a) Parent shall, and shall cause its controlled Affiliates and Representatives to (i) immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by Parent or any of its Affiliates or Representatives with respect to any Acquisition Transaction and (ii) with respect to any Person and its Representatives who have received access to any electronic data room granted in connection with any Acquisition Transaction, promptly terminate the access of any such Person and its Representatives to any electronic data room granted in connection with such Acquisition Transaction.
(b) From the date hereof until the earlier to occur of  (x) the valid termination of this Agreement pursuant to the terms and conditions set forth herein and (y) the Closing, Parent shall not, and shall cause its Affiliates (including Seller) and Representatives not to, directly or indirectly, (i) solicit, encourage, initiate, endorse, cooperate with or otherwise encourage or facilitate (including by way of furnishing non-public information or data) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Transaction, or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Transaction, (ii) conduct any discussions, enter into any negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) other than as required pursuant to applicable Laws or in connection with seeking to obtain any Material Consents, provide any non-public financial or other confidential or proprietary information regarding the Business, the Transferred Entities, the Purchased Units or the Purchased Assets (including this Agreement and any other materials containing Purchaser’s proposed terms and any other financial information, projections or proposals regarding the Business, the Transferred Entities, the Purchased Units or the Purchased Assets) to any Person (other than the Parties and their Representatives) in connection with a proposed Acquisition Transaction, or provide access to any Person to the properties, assets, officers or employees of any of the Transferred Entities or the Business, in each case in connection with an Acquisition Transaction, (iv) approve or recommend any Acquisition Transaction (except the Transactions) or (v) enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement, partnership agreement or any other similar Contract requiring any of Purchaser, Parent, or Seller to abandon or terminate its obligations hereunder or fail to consummate the Transactions. If any of Parent, Seller or any of their respective Affiliates or Representatives receives an unsolicited inquiry, proposal or offer by any Person (other than Purchaser) with respect to or relating to an Acquisition Proposal, Parent shall notify Purchaser promptly of such inquiry, proposal or offer and shall provide Purchaser with a copy of such inquiry, proposal or offer to the extent in writing. Parent and Seller shall be jointly and severally responsible for any breach of this Section 5.16 by their respective Representatives or Affiliates.
(c) Seller and Parent (on behalf of themselves and their Representatives) agree and acknowledge that the time, scope and other provisions of this Section 5.16 have been specifically negotiated by sophisticated commercial parties and specifically hereby agree and acknowledge that such time, scope and other provisions are reasonable under the circumstances and are necessary to induce Purchaser to enter into this Agreement. It is further agreed that other remedies cannot fully compensate Purchaser for a violation by Parent or its Affiliates, subsidiaries or Representatives of the terms of this Section 5.16 and that Purchaser shall be entitled to injunctive relief and specific performance in accordance with Section 11.7 to prevent any such violation or threatened violation or continuing violation by Parent (or any of its Affiliates, subsidiaries or Representatives). It is the intent and understanding of each Party that if, in any Action, any term, restriction, covenant or promise herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable to the maximum extent permitted by Law.
Section 5.17 Reorganization.
(a) Prior to the Closing, Parent will cause the consummation of the Reorganization. Parent and Seller shall afford Purchaser reasonable visibility, cooperation and input on the process surrounding the Reorganization. Parent and Seller shall effect the Reorganization in a manner that is consistent with the steps plan set forth on Exhibit A and terms of this Section 5.17, and shall not, except in the case of any de minimis deviation, deviate therefrom without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned; and provided that, such consent shall be deemed to have been granted by Purchaser if it does not respond to Parent or Seller’s written notice of any such deviation within five (5) Business Days following receipt thereof).
(b) Prior to the Closing, Parent and Seller shall take or cause to be taken, at Parent’s and Seller’s sole cost and expense, such action as is necessary or appropriate to transfer, assign or convey (i) any assets owned or held by the Transferred Entities other than those that would constitute Purchased Assets or (ii) any Liabilities or obligations of the Transferred Entities other than those that would constitute Assumed Liabilities, in each case, to Seller or an Affiliate of Seller (other than the Transferred Entities) such that as of the Closing, (x) the assets owned or held by the Transferred Entities consist solely of assets that would otherwise constitute Purchased Assets and (y) the Liabilities and obligations of the Transferred Entities consist solely of Liabilities and obligations that would otherwise constitute Assumed Liabilities.
Section 5.18 Stockholder Meeting and Hong Kong Announcements.
(a) Parent shall (i) issue and publish an announcement relating to this Agreement in accordance with the Hong Kong Listing Rules within five (5) Business Days from the date of this Agreement, (ii) use commercially reasonable efforts to issue and publish a circular, proxy form and notice of special general meeting (the “Issued Materials”), to its stockholders as required by and in accordance with the Hong Kong Listing Rules; and (iii) use commercially reasonable efforts to hold a special general meeting of its stockholders to approve the Transactions (the “Stockholder Meeting”) as required by and in accordance with the Hong Kong Listing Rules.
(b) The Issued Materials (or, in each case, any amendment or supplement thereto) will comply with the applicable requirements of the Hong Kong Listing Rules, including the requirement that the circular is accurate and complete in all material respects and not misleading or deceptive.
(c) Prior to publishing the Issued Materials, Parent will provide Purchaser with a reasonable opportunity to review and comment on such document, and shall consider in good faith comments reasonably proposed by Purchaser and its Representatives.
(d) Parent shall pass on to the Purchaser or its Representatives any comments received from the Hong Kong Stock Exchange in relation to the Purchaser or any information specifically relating to the Purchaser in any of the Issued Materials.

Section 5.19 Purchaser Stockholder Approval and Consent Solicitation.
(a) Purchaser and its Affiliates shall (i) use their respective reasonable best efforts to obtain, as promptly as reasonably possible (but in any event with five (5) Business Days from the date of this Agreement), such additional consents from holders of common stock of Purchaser, such that together with those consents delivered pursuant to the voting and support agreements referred to in Section 4.2, all such consents represent a majority of the issued and outstanding shares of common stock of Purchaser entitled to vote in connection with the matters contemplated by the Parent Stockholder Approval, (ii) use their respective reasonable best efforts to, as promptly as possible thereafter (and in no event later than twenty (20) Business Days from the date of this Agreement), file a preliminary information statement (the “Preliminary Information Statement”) pursuant to Section 14(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) with the U.S. Securities and Exchange Commission (the “SEC”) and, thereafter, to respond to any comments made by the SEC to the Preliminary Information Statement as promptly as possible; and (iii) upon clearance of the Preliminary Information Statement by the SEC (with such amendments, if any, as may be required by the SEC) (the “Final Information Statement”), mail such Final Information Statement to Purchaser stockholders in accordance with requirements of the Exchange Act and the General Corporation Law of the State of Delaware (the “DGCL”) as promptly as practicable thereafter.
(b) The Preliminary Information Statement and the Final Information Statement (and, in each case, any amendment or supplement thereto) will comply with the applicable requirements of the Exchange Act and DGCL, including the requirement that such documents do not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the same meeting or subject matter which has become false or misleading.
(c) Prior to filing the Preliminary Information Statement with the SEC, Purchaser will provide Parent with a reasonable opportunity to review and comment on such document, and shall consider in good faith comments reasonably proposed by Parent and its Representatives.
(d) Purchaser shall pass on to Parent or its Representatives any comments received from the SEC in relation to Parent or any information specifically relating to Parent in any of the Preliminary Information Statement (or any amendment thereto).
Section 5.20 Lien Releases.   Prior to the Closing Date, Parent and Seller shall deliver to Purchaser evidence of the release of all Liens (other than Permitted Liens) relating to the Business, the Purchased Assets and the Transferred Entities that are the subject of the Transactions being consummated on the Closing Date.
Section 5.21 Obligations of Parent and Seller.   Parent shall take all action necessary to cause Seller to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement. Parent shall be responsible for any breach of this Agreement by Seller as if such breach was a breach by Parent, and Seller shall be responsible for any breach of this Agreement by Parent as if such breach was a breach by Seller.
Section 5.22 Insurance.   In respect of events or circumstances that existed prior to the Closing, and relate to Purchased Assets and/or Assumed Liabilities, that are covered by Parent’s or Seller’s or their Affiliates’ (other than the Transferred Entities) occurrence-based liability insurance policies issued by third party commercial insurers (the “Occurrence Policies”), on the request of Purchaser, Parent or Seller (as appropriate) shall, to the extent permitted by such Occurrence Policies, make claims thereunder on Purchaser’s behalf; provided that: (a) Purchaser shall reimburse the Seller and Parent and their Affiliates for all increased insurance costs incurred by Seller and Parent and their Affiliates as a result of any such claims (including, without limitation, premium adjustments, whether retrospective or otherwise), and (b) Purchaser shall bear (and neither Seller nor Parent nor their Affiliates shall be responsible for) all deductibles or retentions associated with any such claims. For the avoidance of doubt, nothing in this Section 5.22 shall: (i) limit in any respect Seller or Parent or their Affiliates right to control their insurance policies and programs, including the right to exhaust, release, commute, buy-back or otherwise impair and settle its and their insurance policies and programs, and to settle or otherwise resolve any disputes, in each case, in its and their sole discretion, (ii) provide Purchaser with any rights to make claims directly in respect of any insurance program or policy of Seller or Parent or their Affiliates or (iii) be deemed a representation or warranty as to the recoverability under the Occurrence Policy in respect of any claim made by Seller on Purchaser’s behalf pursuant to the first sentence hereof. The use of the Occurrence Policies is subject to the deductible and policy limits set forth therein (such amounts to be allocated ratably based on the actual usage of the Occurrence Policies).
Section 5.23 Shared Locations.   Prior to the Closing, each of Parent and Seller shall, and shall cause each Transferred Entity to, use commercially reasonable efforts to enter into, and Purchaser shall use commercially reasonable efforts to cooperate with such efforts in entering into, any mutual agreeable sublease, license or space sharing agreement to the extent required under the applicable Real Property Lease to effectuate the transactions contemplated by the Transition Services Agreement for the access, use and occupancy of the Shared Locations.
Section 5.24 Preparation of Audited Financial Statements for the Business.   From and after the date hereof, Parent and Seller shall provide Purchaser and the Transferred Entities with such reasonable assistance as they may request from time to time (at Purchaser’s sole cost and expense) in connection with the preparation of financial statements and other similar financial information to the extent necessary for Purchaser to comply with its obligations under applicable U.S. securities Laws (including, but not limited to such financial information as is reasonably necessary to prepare customary pro forma financial statements after giving effect to the Transactions), taking into account any information and assistance already provided by Parent and Seller in connection with its obligations under Section 5.14(c).
Section 5.25 Licensor Audits.   With respect to any audit conducted by a licensor pursuant to the terms of an Acquired License Agreement, which audit pertains to periods both prior to and following the Closing, the Party that has the greatest potential economic exposure to such audit (taking into account whether the result of such audit would constitute Assumed License Agreement Liabilities, based on the risk allocation structure under this Agreement) (the “Audit Party”) shall assume responsibility for responding to such audit and the other Party (the “Non-Audit Party” ) shall, acting in good faith, provide any co-operation as is reasonably requested by the Audit Party in connection with its response to such audit; provided that, the Audit Party shall not enter into a settlement or compromise with respect to such audit if such settlement or compromise will result in any economic exposure for the Non-Audit Party, without the prior written consent of the Non-Audit Party (such consent not to be unreasonably withheld, delayed or conditioned).
ARTICLE VI
EMPLOYEE MATTERS COVENANTS
Section 6.1 Business Employees.   At least two (2) Business Days prior to the Closing and in accordance with the steps set forth in the Reorganization, Parent and Seller shall, and shall cause their respective Affiliates to, transfer the employment of each Business Employee based in the United States to Newco (each Business Employee whose employment is so transferred and remains employed by Newco as of the Closing, a “Continuing Employee”).
Section 6.2 No Third-Party Beneficiaries.   The provisions of this Article VI are solely for the benefit of the Parties to this Agreement, and no Business Employee, Former Business Employee, Continuing Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement as a result of this Article VI. In no event shall any provision of this Article VI be deemed to create or amend any employee benefit plan or to create any enforceable rights under any such plan.

ARTICLE VII
TAX MATTERS
Section 7.1 Tax Indemnity by Seller.
(a) Seller or Parent shall pay or cause to be paid, and, jointly and severally, shall indemnify Purchaser and its Affiliates (including the Transferred Entities, effective from and after Closing) (each, a “Purchaser Tax Indemnitee”) and hold each Purchaser Tax Indemnitee harmless from and against (i) any Excluded Taxes, (ii) any Taxes attributable to any breach of any covenant or agreement of, or any representation or warranty in Section 3.12 made by, Seller contained in this Agreement without regard to the terms “material,” “materiality,” “Material Adverse Effect,” and other similar or correlative qualifications, (iii) any Transfer Taxes that Seller is responsible for under Section 7.11 and (iv) all costs and expenses, including reasonable advisory fees and expenses, attributable to any item described in clauses (i) through (iii) of this Section 7.1(a).
(b) From and after the Closing Date, Purchaser shall indemnify and hold Seller and its Affiliates harmless from and against (i) any Taxes of the Transferred Entities, Purchased Assets, or the Business other than amounts for which a Purchaser Tax Indemnitee is indemnified under Section 7.1(a), to the extent such Taxes relate solely to the Post-Closing Period (ii) any Taxes resulting from a breach of any obligation of Purchaser and its Affiliates (including the Transferred Entities, effective from and after Closing) set forth in this Article VII, (iii) any Incremental Section 338 Liability and (iv) all costs and expenses, including reasonable advisory fees and expenses, attributable to any item described in clauses (i) through (iii) of this Section 7.1(b).
Section 7.2 Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, the Parties shall, to the extent permitted or required under applicable Law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short Tax period ending as of the close of business on the Closing Date. For any Tax period that does not close on the Closing Date, unless otherwise required under applicable Law, (i) property Taxes or other ad valorem Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than those described in clause (i)) allocable to the Pre-Closing Tax Period shall be computed on a “closing of the books” basis as if such Taxable period ended as of the end of the day on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. For purposes of the foregoing, each Subsidiary of a Transferred Entity that is classified as a “flow-through” entity shall be treated as if the taxable year of such entity had ended as of the close of business on the Closing Date. For the absence of doubt, in the case of a Straddle Period of a CFC, the amount includible under Section 951(a) of the Code (and any related foreign Tax credit under Section 960 of the Code) in respect of such CFC that is attributable to the Pre-Closing Tax Period portion of the Straddle Period shall be determined on a “closing of the books” basis as if the taxable year of the CFC had ended as of the close of business on the Closing Date.
Section 7.3 Filing Responsibility.
(a) Seller shall, at its own cost, timely prepare and file, or shall cause to be timely prepared and filed, in accordance with applicable Law, (i) any Combined Tax Return and (ii) any Tax Return required to be filed by or with respect to any of the Transferred Entities, the Purchased Assets or the Business that is due (including extensions) on or before the Closing Date (a “Seller Return”). Seller shall timely pay or shall cause the timely payment of all Taxes shown to be due on the Seller Returns. Each Seller Return described in clause (ii) of the second preceding sentence shall be prepared in a manner consistent with past practice, accounting methods and elections of the Transferred Entities, unless otherwise required by law.
(b) Subject to Section 7.3(c), Purchaser shall, at its own cost, timely prepare and file, or shall cause to be timely prepared and filed, in accordance with applicable Law, all Tax Returns required to be filed by or with respect to the Transferred Entities, the Purchased Assets or the Business other than any such Tax

Returns that are the responsibility of Seller under Section 7.3(a). In the case on any such Tax Return that (i) is for a Pre-Closing Tax Period ending on or before the Closing Date (a “Purchaser Pre-Closing Tax Return”) or (ii) is for a Straddle Period (any Tax Return described in clause (ii), a “Purchaser Straddle Period Tax Return,” and together with any Tax Return described in clause (i), the “Purchaser Tax Returns”), Purchaser shall prepare or cause to be prepared any such Purchaser Tax Return in a manner consistent with past practice, accounting methods and elections of the members of the Seller Group and the Transferred Entities prior to the Closing, except to the extent not reflecting a position that is “more likely than not” correct. Notwithstanding any other provision in this Agreement, Purchaser shall not, and shall cause its Affiliates not to, amend or revoke after submission any Purchaser Tax Return or Seller Return without the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld or delayed).
(c) In the case of any Purchaser Tax Return, Purchaser shall, or shall cause the Transferred Entities to, deliver to Seller for its review, comment and approval (which approval shall not be unreasonably conditioned, withheld or delayed) a copy of such proposed Purchaser Tax Return (accompanied, in the case of any Purchaser Straddle Period Tax Return, by an allocation between the Pre-Closing Tax Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least thirty (30) Business Days prior to the due date therefor (taking into account extensions). In the case of any such Purchaser Tax Return that is a Purchaser Pre-Closing Tax Return, Purchaser shall accept and reflect on such Purchaser Pre-Closing Tax Return any comments provided by Seller in writing at least fifteen (15) Business Days (taking into account extensions) before such due date (and, in the event no written comments have been so provided by Seller, Seller shall be deemed to have approved the copy of the Tax Return delivered pursuant to the preceding sentence). In the case of any such Purchaser Tax Return that is a Purchaser Straddle Period Tax Return, Purchaser shall accept and reflect on such Purchaser Straddle Period Tax Return any reasonable comments provided by Seller in writing at least ten (10) Business Days before such due date (and, in the event no written comments have been so provided by Seller, Seller shall be deemed to have approved the copy of the Tax Return delivered pursuant to the preceding sentence). If Purchaser disputes any of Seller’s comments to any such Purchaser Straddle Period Tax Return, Purchaser shall notify Seller of such disputed items (or items) and Seller and Purchaser shall act in good faith to resolve any such dispute prior to the due date for filing the relevant Purchaser Straddle Period Tax Return (taking into account extensions). If Seller and Purchaser cannot resolve any disputed item, the item in question shall be resolved by an accounting firm mutually acceptable to Seller and Purchaser in accordance with the terms of this Agreement. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser. No later than five (5) Business Days prior to the due date (taking into account extensions) of any Purchaser Tax Return delivered to Seller pursuant to this Section 7.3(c), Seller shall pay to Purchaser the amount of Excluded Taxes shown to be due thereon.
Section 7.4 Tax Contests.   (a) If any taxing authority asserts a Tax Claim, then a Party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Party or Parties to this Agreement; provided, however, that the failure of such Party to give such prompt notice shall not relieve any other Party of any of its obligations under this Article VII, except to the extent that the other Party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.
(b) Seller shall have the sole right to control any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) with respect to (i) any Combined Tax Return, (ii) any Tax Return of or Taxes imposed on or with respect to Seller, any member of the Seller Group or any of their respective Affiliates (including, prior to Closing the Transferred Entities), (iii) any Tax Return of or Taxes imposed on or with respect to any of the Transferred Entities for a taxable period ending on or before the Closing Date, and (iv) any Tax Return or Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities or the Business for a taxable period ending on or before the Closing Date, provided, however, that in the case of a Tax Proceeding described in clause (iii) or (iv), (A) Seller shall inform Purchaser of its election to control such Tax Proceeding within 10 days of receiving notice thereof and, thereafter, (B) Seller shall diligently prosecute such Tax Proceeding in good faith, (C) Seller shall keep Purchaser reasonably informed of the status of developments with respect to such Tax Proceeding and (D) Seller shall not settle or concede any such Tax Proceeding without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Purchaser if such settlement or concession could reasonably be expected to have the effect of materially increasing the Tax Liability of  (or materially decreasing any Tax asset available to) a Purchaser Tax Indemnitee.
(c) Purchaser shall have the right to control any Tax Proceeding involving the Transferred Entities other than any Tax Proceeding described in Section 7.4(b); provided that, in the case of any such Tax Proceeding with respect to (i) any Tax Return of or Taxes imposed on or with respect to any of the Transferred Entities for a Straddle Period, (ii) any Tax Return or Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities or the Business for a Straddle Period or (iii) Excluded Tax, (A) Purchaser shall inform Seller in a timely manner and in reasonable detail about the conduct of such Tax Proceeding; (B) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceeding and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (D) Seller shall be entitled, at its own expense, to participate in such Tax Proceeding, and (E) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.5 Combined Returns and Seller Returns.   Notwithstanding any other provision of this Agreement, (a) Seller shall be entitled to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Combined Tax Return or any other Tax Return of Seller, any other member of the Seller Group or any of their respective Affiliates and (b) Seller shall not be required to provide any person with any such Combined Tax Return or other Tax Return of Seller, any other member of the Seller Group or any of their respective Affiliates or copy thereof  (provided, however, that to the extent that any such Tax Return would be required to be delivered but for this Section 7.5, Seller shall instead deliver a pro forma Tax Return relating solely to the Transferred Entities, the Business or the Purchased Assets, as applicable).
Section 7.6 Cooperation and Exchange of Information.   Not more than sixty (60) days after the receipt of a reasonable written request from Seller for a customary package of Tax information materials, Purchaser shall, and shall cause its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers, reasonably required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. Purchaser shall prepare such package in a manner consistent with Seller’s past practice. Each Party to this Agreement shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund; (b) determining a Liability for Taxes or an indemnity obligation under this Article VII or a right to refund or credit of Taxes; (c) conducting any Tax Proceeding; or (d) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Period. Such cooperation and information shall include providing reasonably requested powers of attorney and copies of all relevant Tax Returns and other relevant schedules, work papers, records and other documents. Each Party shall (and shall cause its Affiliates to) retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Transferred Entities with respect to any Pre-Closing Tax Period until the later of  (i) the expiration of the relevant statute of limitations or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, a Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.
Section 7.7 Coordination.   Claims for indemnification with respect to Taxes shall be governed exclusively by this Article VII and the provisions of Article X (other than Section 10.1, Section 10.3(b), Section 10.6, Section 10.7, Section 10.8 and Section 10.9) shall not apply.
Section 7.8 Survival.   The indemnification obligations contained in this Article VII shall survive the Closing Date until the expiration of the applicable statutory periods of limitation.
Section 7.9 Tax Treatment of Payments.   Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Article VII or Article X as an adjustment to the purchase price for Tax purposes.
Section 7.10 Purchase Price Allocation.   Seller and Purchaser agree to allocate the Purchase Price and the Assumed Liabilities (and other relevant amounts) among the Purchased Units and the Purchased Assets in a manner consistent with and as provided in Section 7.12 (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding upon Purchaser and Seller. Except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), (a) Seller and Purchaser shall file, and shall cause their respective Affiliates to file, all Tax Returns (including, without limitation, IRS Form 8594 and any corresponding state, local, or foreign tax form) in a manner consistent with the Purchase Price Allocation and (b) Seller and Purchaser shall not, and shall cause their respective Affiliates not to, take any position in any Tax Proceeding or otherwise inconsistent therewith.
Section 7.11 Transfer Taxes.   Notwithstanding anything to the contrary in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall each be responsible for fifty percent (50%) of any sales, use, transfer (including any indirect real estate transfer), documentary, stamp, value-added or similar Taxes and related fees (“Transfer Taxes”) imposed on the sale or transfer of the Purchased Units and the Purchased Assets pursuant to this Agreement or the entering into of this Agreement. Seller shall prepare and file any Tax Returns with respect thereto.
Section 7.12 Tax Elections.
(a) Seller and Purchaser shall join in making an election under Section 338(h)(10) of the Code (and any corresponding equivalent elections under state, local or non-US tax law) (a “Section 338(h)(10) Election”) with respect to the deemed purchase and sale of the units of the Transferred Entities listed on Section 7.12 of the Seller Disclosure Schedule under this Agreement such that Purchaser is treated as acquiring the assets of those Transferred Entities for U.S. federal income, state, local and/or franchise tax purposes. Except as otherwise provided herein, Seller shall include in all relevant Tax calculations and filings any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election, including any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1.
(b) Within thirty (30) days after the final resolution of Purchase Price under Section 2.5, Purchaser shall deliver a draft allocation of the “aggregate deemed sales price” (“ADSP,” and such allocation, the “ADSP Allocation”) with respect to the assets of the Transferred Entities to Seller for Seller’s review and consent. Such allocation shall be in accordance with Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions for state, local and foreign Tax law. If, within thirty (30) days after the receipt of the draft ADSP Allocation, Seller notifies Purchaser in writing that Seller disagrees with the ADSP Allocation, then the parties shall attempt in good faith to resolve their disagreement within ten (10) days following Seller’s notification to Purchaser of such disagreement. If Seller does not so notify Purchaser within thirty (30) days of receipt of the draft allocation, or upon resolution of the disputed items by the parties, such allocation shall become final. If the parties are unable to resolve their disagreement within the ten (10) days following any such notification by Seller, then the parties shall submit all such disputed items for resolution to the Independent Accountant, whose decision shall be final and binding upon the parties and whose fees and expenses shall be borne equally by the parties. The parties shall act in good faith to cause the Independent Accountant to determine the final ADSP Allocation twenty (20) days after such submission.
(c) Upon notice by Seller, Purchaser shall, pay to Seller, in cash, the amount of additional consideration necessary to cause Seller Group’s net after state and local income tax (but without regard to federal income tax) consideration received from the sale of the stock of the Transferred Entities with the Section 338(h)(10) Election to be equal to the net after state and local income tax (but without regard to federal income tax) consideration that would have been received by Seller Group pursuant to this Agreement had the Section 338(h)(10) Election not been made, taking into account all appropriate state and local Tax implications but without regard to any federal income Tax implications, and as calculated in accordance with the provisions of this Section 7.12(c) and Section 7.12(d) (the “Incremental Section 338 Liability”), provided, however, that the Incremental Section 338 Liability shall not be greater than $2,500,000 or less than zero.

(d) Within thirty (30) days after the ADSP Allocation becomes final, Seller shall provide Purchaser with a schedule computing the amount of the Incremental Section 338 Liability. Such schedule shall be consistent with the final ADSP Allocation. In making such calculation, the highest corporate state and local tax rates to which the applicable parent of the group (or groups) of which the Transferred Entities are members for state and local tax purposes is subject shall be used and any other items of income, deduction, gain, loss, or credits of such group (or groups) shall be ignored. Seller shall cooperate with the Purchaser in reviewing the calculations and shall provide the Purchaser reasonable access to the supporting documentation for the calculation of the Incremental Section 338 Liability.
(e) If the Purchaser disagrees with the Seller’s calculation of the Incremental Section 338 Liability and the parties are unable to resolve their disagreement within twenty (20) days of receipt of the schedule, the parties shall refer such dispute to the Independent Accountant whose decision shall be final and binding and whose fees and expenses shall be borne equally by Seller and Purchaser. The parties shall act in good faith to cause the Independent Accountant to determine the Incremental Section 338 Liability within twenty (20) days after such submission. Purchaser shall pay to Seller the amount of such Incremental Section 338 Liability within ten (10) days after the final determination of the Incremental Section 338 Liability.
(f) In connection with the Section 338(h)(10) Election (or as soon thereafter as reasonably practicable), the Parties shall file all federal, state, local and other forms necessary to make the Section 338(h)(10) Election jointly and shall make any required filings and take any and all other reasonable actions necessary or appropriate to effect the Section 338(h)(10) Election. Seller shall include in Seller’s income Tax Returns for the taxable period, which includes the Closing Date, any forms that are required to be so included on account of the Section 338(h)(10) Election. Seller and Purchaser shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election. No later than ninety (90) days after the Closing Date, Purchaser and Seller shall sign and date IRS Form 8023 or a signature schedule attached thereto, shall provide their taxpayer identification numbers, shall sign any corresponding state or local forms required in connection with the Section 338(h)(10) Election, and shall provide any other information required by Form 8023 and any corresponding state or local form. All such forms to be signed shall be prepared by Purchaser. Purchaser shall retain and promptly file the executed IRS Form 8023 and corresponding state and local forms and shall provide to Seller a copy of each such form.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS TO CLOSE
Section 8.1 Conditions to Obligation of Each Party to Close.   The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or, to the extent permitted by Law, written waiver by each of Purchaser, in its sole discretion, and Parent, in its sole discretion, in each case, at or prior to the Closing of the following conditions:
(a) Antitrust Approvals.   (i) The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) all filings, authorizations, consents and approvals of or expirations of waiting periods imposed pursuant to the antitrust or competition laws and/or foreign investment control laws set forth on Section 8.1(a) of the Seller Disclosure Schedule shall have been obtained or filed or shall have occurred.
(b) No Injunctions.   No Action commenced by a Governmental Entity which seeks, directly or indirectly, to challenge or make illegal or otherwise enjoin, prohibit, prevent or restrain the consummation of the Transactions, shall have been commenced or be continuing. No Order, legal restraint or prohibition, whether temporary, preliminary or permanent, shall be entered, enacted, promulgated, enforced or issued by any Governmental Entity, or shall otherwise be in effect, that would or could reasonably be expected to, directly or indirectly, challenge or make illegal or otherwise enjoin, prohibit, prevent or restrain the consummation of the Transactions.
(c) Stockholder Approval.   Each of  (i) the Parent Stockholder Approval and (ii) the Purchaser Stockholder Approval shall have been obtained.

Section 8.2 Conditions to Purchaser’s Obligation to Close.   Purchaser’s obligation to consummate the Transactions shall be subject to the satisfaction or written waiver by Purchaser, in its sole discretion, on or prior to the Closing Date of all of the following conditions:
(a) Representations and Warranties.   (i) The Fundamental Representations shall be true and correct in all respects as of the date hereof and on and as of the Closing Date, as if made at and as of such date (other than the Fundamental Representations made as of a specified date, which shall be true and correct as of the date specified), (ii) the representation and warranty of Parent and Seller set forth in Section 3.14(a) shall be true and correct without regard to the term “material” and other similar qualifications, in all material respects, as of the date hereof and on and as of the Closing Date, and (iii) the other representations and warranties of Parent and Seller set forth in this Agreement shall be true and correct as of the date hereof and on and as of the Closing Date, as if made at and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified) and without regard to the terms “material,” “materiality,” “Material Adverse Effect,” and other similar or correlative qualifications, except for breaches and inaccuracies that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b) Covenants and Agreements.   Each of Parent and Seller shall have performed in all material respects its covenants, agreements and other obligations set forth in this Agreement to be performed at or prior to the Closing and complied in all material respects with all the terms, provisions and conditions of this Agreement and the other Ancillary Agreements to be complied with and performed by Parent and Seller at or before the Closing, in each case without regard to the terms “material,” “materiality,” “Material Adverse Effect,” and other similar or correlative qualifications.
(c) No MAE.   No Material Adverse Effect shall have occurred or be occurring.
(d) Officer’s Certificate.   Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, certifying that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied in all respects.
(e) Secretary’s Certificate.   Parent shall have delivered to Purchaser a certificate of a secretary or other authorized signatory of Seller enclosing a copy of  (i) Parent’s and Seller’s certificate of incorporation and certificates of incorporation, certificates of formation or other similar constitutional documents of the Transferred Entities, (ii) Parent’s and Seller’s by-laws and similar governing documents of the Transferred Entities, (iii) resolutions of the board of directors (or similar governing body) of each of Parent and Seller authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which any of Parent, Seller or the Transferred Entities is or will be a party and (iv) true and correct copies of all documents, filings and agreements giving effect to the Reorganization.
(f) Closing Deliveries.   Parent and Seller shall have made each of the deliveries contemplated by Section 2.4(b)(i).
(g) Reorganization.   The Reorganization shall have been consummated.
Section 8.3 Conditions to Seller’s Obligation to Close.   The obligations of Parent and Seller to consummate the Transactions shall be subject to the satisfaction or written waiver of Parent, in its sole discretion, on or prior to the Closing Date of all of the following conditions:
(a) Representations and Warranties.   The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to timely execute, deliver or perform this agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby or thereby.
(b) Covenants and Agreements.   Purchaser shall have performed in all material respects its covenants, agreements and other obligations set forth in this Agreement or in any other Ancillary Agreements to be performed at or prior to the Closing and complied in all material respects with all the terms, provisions and conditions of this Agreement and the other Ancillary Agreements to be complied with and performed by Purchaser at or before the Closing, in each case without regard to the terms “material,” “materiality,” “Material Adverse Effect,” and other similar or correlative qualifications.
(c) Officer’s Certificate.   Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.
(d) Secretary’s Certificate.   Purchaser shall have delivered to Parent a certificate of a secretary or other authorized signatory of Purchaser enclosing a copy of  (i) its certificate of incorporation, (ii) its by-laws and (iii) resolutions of Purchaser’s board of directors authorizing Purchaser to enter into this Agreement and the other Ancillary Agreements to which Purchaser is or will be a party and to consummate the Transactions.
(e) Closing Deliveries.   Purchaser shall have made each of the deliveries contemplated by Section 2.4(b)(ii).
Section 8.4 Frustration of Closing Conditions.   Neither Purchaser nor Seller may rely, either as a basis for not consummating the Transactions (to the extent applicable) or terminating this Agreement and abandoning the Transactions (to the extent applicable), on the failure of any condition set forth in this Article VIII, as the case may be, to be satisfied to excuse it from its obligation to effect the Transactions (to the extent applicable) if such failure was caused by such Party’s (which, in the case of Parent, shall include Seller) material breach of this Agreement.
Section 8.5 No Financing Condition.   Purchaser acknowledges and agrees that obtaining financing (debt, equity or otherwise, from any Person, including the Financing) is not a condition to its obligations to consummate the transactions contemplated hereby at the Closing; provided, however, that the Parties further acknowledge and agree that Parent’s or Seller’s, as the case may be, ability to compel specific performance shall be subject to the limitations set forth in Section 11.7.
ARTICLE IX
TERMINATION
Section 9.1 Termination.   This Agreement may be terminated at any time prior to the Closing (notwithstanding the Parent Stockholder Approval having been obtained):
(a) by mutual written agreement of Purchaser and Parent;
(b) by either Purchaser or Parent if Closing has not occurred before 5:00 p.m. New York City Time on October 31, 2018 (the “End Date”); provided that, the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Purchaser or Parent, as the case may be, if such Party is in material breach of its obligations under this Agreement;
(c) by either Purchaser or Parent if  (i) consummation of the transactions contemplated hereby would violate, or otherwise be illegal under, any non-appealable final Order of any Governmental Entity; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(c)(i) shall have taken all action to prevent the entry of such Order to the extent required by and subject to Section 5.3 or (ii) any applicable Law permanently restrains, enjoins or prohibits or otherwise makes illegal the consummation of the Transactions, and such Law becomes effective (and final and non-appealable);
(d) by Purchaser if any representation or warranty of Parent or Seller set forth in this Agreement shall have become untrue in any material respect or if there is any material breach of any covenant or agreement on the part of Parent or Seller set forth in this Agreement, such that, if occurring on the Closing Date, the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Parent or Seller, as applicable, then, for a period of up to: (i) one (1) Business Day after receipt by Parent of written notice from Purchaser of such breach, in the case of such breach being Parent and/or Seller’s failure to consummate the Closing when required to do so pursuant to Section 2.4; or (ii) thirty (30) days after receipt by Parent of written notice from Purchaser of such breach, in the case of any other breach by Parent or Seller (the “Seller Cure

Period”), such termination shall not be effective, it being agreed and understood that such termination shall become effective without the need for any further action by any Person, only if the Terminating Seller Breach is not then cured, on the date that is the earlier of  (x) the End Date and (y) the end of the Seller Cure Period; provided that the right to terminate the Agreement under this Section 9.1(d) shall not be available to Purchaser if Purchaser is then in material breach of this Agreement such that the condition specified in Section 8.3(a) or Section 8.3(b) is unable to be satisfied;
(e) by either Purchaser or Parent if the Stockholder Meeting (including any adjournments and postponements thereof) shall have concluded without the Parent Stockholder Approval having been obtained;
(f) by Parent if any representation or warranty of Purchaser set forth in this Agreement shall have become untrue in any material respect or if there is any material breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, such that, if occurring on the Closing Date, the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by Purchaser, then, for a period of up to: (i) one (1) Business Day after receipt by Purchaser of written notice from Parent of such breach, in the case of such breach being Purchaser’s failure to consummate the Closing when required to do so pursuant to Section 2.4; or (ii) thirty (30) days after receipt by Purchaser of written notice from Parent of such breach, in the case of any other breach by Purchaser (the “Purchaser Cure Period”), such termination shall not be effective, it being agreed and understood that such termination shall become effective without the need for any further action by any Person, only if the Terminating Purchaser Breach is not then cured, on the date that is the earlier of  (x) the End Date and (y) the end of the Purchaser Cure Period; provided that the right to terminate the Agreement under this Section 9.1(f) shall not be available to Parent if Parent or Seller is then in material breach of this Agreement such that the condition specified in Section 8.2(a) or Section 8.2(b) is unable to be satisfied;
(g) by Parent if  (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived in writing by Purchaser (other than those conditions which by their terms or nature are to be satisfied at the Closing and each of which would be satisfied at the Closing if there was a Closing), (ii) Parent has given written notice to Purchaser no earlier than the date on which the Closing should have occurred pursuant to Section 2.4 that it is ready, willing and able to consummate the Closing, and (iii) Purchaser has failed to consummate the Closing within one (1) Business Day of receipt of such notice; or
(h) by Purchaser, during the period from and after such date that all of the conditions set forth in Article VIII have been satisfied or waived in writing (other than those conditions which by their terms or nature are to be satisfied at the Closing and each of which would be satisfied at the Closing if there were a Closing), through and including the Business Day that is five (5) Business Days prior to the End Date, if the aggregate amount of Consent Fees to be paid by Purchaser shall exceed the amount set forth on Section 9.1(h) of the Seller Disclosure Schedule; provided that the right to terminate the Agreement under this Section 9.1(h) shall not be available to Purchaser if Purchaser is then in material breach of this Agreement such that the condition specified in Section 8.3(a) or Section 8.3(b) is unable to be satisfied.
(i) In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to this Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.
Section 9.2 Effect of Termination.   Notwithstanding anything to the contrary herein, if this Agreement is validly terminated pursuant to Section 9.1, it will become null and void and of no further force and effect, with no Liability or obligation on the part of any Party (or any of their respective direct or indirect, former, current or future general or limited partners, equity holders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any of the successors or assigns of the foregoing), except that, the provisions of Section 5.2, Article I, this Section 9.2, Section 9.3, Section 9.4, Section 9.5 and Article XI will survive any valid termination of this Agreement; provided, however, that, subject to the foregoing provisions, nothing herein shall relieve any Party from Liability from damages of any kind incurred or suffered by any other Party to this Agreement as a result of any Willful Breach by such Party prior to such valid termination of this Agreement or such Party’s fraud prior to such valid termination of this Agreement.

Section 9.3 Parent Termination Fee.   If this Agreement is validly terminated by Purchaser pursuant to Section 9.1(d) as a result of a breach by Parent, Seller (or any of their respective Affiliates) that constitutes a Willful Breach of this Agreement prior to such valid termination, Parent shall cause to be paid to Purchaser (or one or more of its designees) an amount in cash equal to $5,000,000 in immediately available funds (the “Parent Termination Fee”) within two (2) Business Days of such valid termination. Notwithstanding anything to the contrary herein, under no circumstances shall (A) (i) Parent, Seller or any other Person pay the Parent Termination Fee, if, as and when due under this Section 9.3, more than once (in the aggregate) or (ii) Purchaser or its Affiliates be entitled to seek monetary damages in an amount that exceeds the amount of the Parent Termination Fee and (B) Purchaser and its Affiliates be entitled to both the Termination Fee, if, as and when due under this Section 9.3, on the one hand, and any monetary damages, on the other hand.
Section 9.4 Reverse Termination Fee; Purchaser Termination Fee.
(a) If this Agreement is (i) validly terminated by Parent pursuant to Section 9.1(g) and (ii) Purchaser’s failure to consummate the Transactions is solely as a result of Purchaser’s failure to receive the full proceeds of the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters, without giving effect to any amendment or waiver thereof, on the date that the Closing should have occurred pursuant to Section 2.4, then Purchaser shall cause to be paid to Parent (or one or more of its designees) an amount in cash equal to $2,500,000 in immediately available funds (the “Reverse Termination Fee”) within two (2) Business Days of such valid termination. Notwithstanding anything to the contrary herein, under no circumstances shall (A) the Purchaser, its Affiliates or any other Person pay the Reverse Termination Fee more than once (in the aggregate) and (B) Parent, Seller and their respective Affiliates be entitled to both the Reverse Termination Fee, if, as and when due under this Section 9.4(a) on the one hand, and monetary damages, on the other hand.
(b) If this Agreement is validly terminated by Parent pursuant to Section 9.1(f) as a result of a breach by Purchaser (or any of its Affiliates) that constitutes a Willful Breach of this Agreement prior to such valid termination of this Agreement, Purchaser shall cause to be paid to Parent (or one or more of its designees) an amount in cash equal to $5,000,000 in immediately available funds (the “Purchaser Termination Fee”) within two (2) Business Days of such valid termination. Notwithstanding anything to the contrary herein, under no circumstances shall (A) (i) Purchaser, its Affiliates or any other Person pay the Purchaser Termination Fee, if, as and when due under this Section 9.4(b), more than once (in the aggregate) or (ii) Parent, Seller or any of their Affiliates be entitled to seek monetary damages that exceed the amount of the Purchaser Termination Fee, in the event of a valid termination of this Agreement by Parent pursuant to Section 9.1(f) and (B) Parent, Seller and their respective Affiliates be entitled to (x) both the Purchaser Termination Fee, if as and when due under this Section 9.4(b), on the one hand, and any monetary damages whatsoever, on the other hand and (y) both the Reverse Termination Fee, if, as and when due under this Section 9.4(b), on the one hand and the Purchaser Termination Fee, if as and when due under this Section 9.4(b), on the other hand.
Section 9.5 Liquidated Damages
(a) The Parties acknowledge that each of the Reverse Termination Fee, the Parent Termination Fee and the Purchaser Termination Fee, as applicable, if, as and when required pursuant to Section 9.3 or Section 9.4, as the case may be, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(b) Notwithstanding anything to the contrary in this Agreement or any other Ancillary Agreement, but subject in all respects to Section 9.2, Section 9.3, Section 9.4, this Section 9.5, Section 11.7 and Section 11.9 (including, in each case, the limitations set forth therein), (A) if Purchaser fails to effect the Closing when required pursuant to Section 2.4 for any reason or no reason or otherwise breaches this Agreement or any other Ancillary Agreement (whether such breach is willful, intentional, unintentional or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under applicable Law (in each case, whether such failure is willful, intentional, unintentional or otherwise), then subject in all respects to

Section 9.2, Section 9.3, Section 9.4, this Section 9.5, Section 11.7 and Section 11.9 (including in each case, the limitations set forth therein) (1) Parent’s right to (i) validly terminate this Agreement pursuant to Section 9.1(g) and thereafter receive the Purchaser Termination Fee, if, as and when due under Section 9.4(b), (ii) validly terminate this Agreement pursuant to Section 9.1(f) and thereafter receive the Reverse Termination Fee, if, as and when due under Section 9.4(a), (iii) validly terminate this Agreement pursuant to Section 9.1 and thereafter seek monetary damages in accordance with this Article IX and (iv) seek a decree or order of specific performance or other equitable relief, if and to the extent permitted pursuant to Section 11.7, shall be the sole and exclusive remedy of Parent, Seller their respective Affiliates and any of their respective former, current and future, direct or indirect stockholders, equity holders, members, managers, partners, beneficiaries, directors, officers, employees, agents and other representatives (collectively, the “Seller Related Parties”) against Purchaser, its Affiliates and the Debt Financing Sources, and all of the foregoing’s respective former, current and future, direct and indirect, equity holders, controlling persons, financial sponsors, members, directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other representatives, stockholders, Affiliates and assignees, and all of the foregoing’s successors and assigns (collectively, the “Purchaser Related Parties”) and (B) if Parent or Seller fail to effect the Closing when required pursuant to Section 2.4 for any reason or no reason or otherwise breach this Agreement or any other Ancillary Agreement (whether such breach is willful, intentional, unintentional or otherwise) or fail to perform hereunder or thereunder or fails to perform any obligation under applicable Law (in each case, whether such failure is willful, intentional, unintentional or otherwise), then subject in all respects to Section 9.2, Section 9.3, Section 9.4, this Section 9.5, Section 11.7 and Section 11.9 (including in each case, the limitations set forth therein) (1) Purchaser’s right to (i) validly terminate this Agreement pursuant to Section 9.1(d) and thereafter receive the Parent Termination Fee, if, as and when due under Section 9.3, (ii) validly terminate this Agreement pursuant to Section 9.1 and thereafter seek monetary damages in accordance with this Article IX and (iii) seek a decree or order of specific performance or other equitable relief, if and to the extent permitted pursuant to Section 11.7, shall be the sole and exclusive remedy of the Purchaser Related Parties against the Seller Related Parties and their respective successors and assigns, as applicable. Notwithstanding anything to the contrary herein or otherwise, while Parent and Purchaser may seek all of their respective remedies that are available to them as set forth in the foregoing clauses (A) and (B), as the case may be, under no circumstances may Parent (or any other Seller Related Party) or Purchaser (or any other Purchaser Related Party), as the case may be, receive or otherwise be awarded more than one such remedy. Except as expressly provided in the previous sentence, no Purchaser Related Party or Seller Related Party, as the case may be, shall have any liability or obligation to any Seller Related Party or Purchaser Related Party, as the case may be, including consequential, indirect or punitive damages, or damages in lieu of specific performance, relating to, arising out of or in connection with this Agreement or the other Ancillary Agreements or the Transactions or the failure of any such Transactions to be consummated, or in respect of any other contract, agreement, document or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Without limiting the foregoing, upon payment of the Reverse Termination Fee, the Purchaser Termination Fee or the Parent Termination Fee (as applicable), if, as and when required pursuant to Section 9.3 or Section 9.4 (as applicable), no Person shall have any further liability or obligation to any other Person, including consequential, indirect or punitive damages, or damages in lieu of specific performance, relating to, arising out of or in connection with this Agreement or any Ancillary Agreements or the transactions contemplated hereby or thereby or the failure of such transaction to be consummated, or in respect of any other contract, agreement, document or theory of law or equity or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.
(c) Each Party acknowledges that the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. If Parent fails to pay the Parent Termination Fee, if, as and when due pursuant to Section 9.3, or Purchaser fails to pay the Reverse Termination Fee or the Purchaser Termination Fee, if, as and when due pursuant to Section 9.4, in each case, as determined pursuant to a final and non-appealable order by a court of competent jurisdiction, the unpaid portion of the applicable fee shall accrue interest at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date of the valid termination of this Agreement, from and including the date the applicable portion of such fee was required to be paid until but excluding the date of payment, and such accrued and unpaid interest shall be deemed part of such fee. In the event any proceeding is commenced for payment of the fee, and a final and non-appealable court order is given in connection therewith, all reasonable and documented out of pocket costs and expenses incurred by the prevailing party in such proceeding shall be reimbursed by the non-prevailing party up to a maximum amount of $2,000,000.
(d) Notwithstanding any provision in this Agreement or any Ancillary Agreement to the contrary, the maximum aggregate liability of the Purchaser Related Parties, on the one hand, and the Seller Related Parties, on the other hand, under this Agreement and the Ancillary Agreements, collectively (including, for the avoidance of doubt, monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the Transactions, or in connection with the failure of such Transactions to be consummated, or in respect of any representation made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, together with the payment of the Parent Termination Fee, the Purchaser Termination Fee or the Reverse Termination Fee, as the case may be, shall not exceed under any circumstances $5,000,000, together with any amounts solely to the extent due by such Party pursuant to Section 9.5(c) (subject to the limitations set forth therein)) (the “Maximum Liability Amount”), and in no event shall the Seller Related Parties or the Purchaser Related Parties, as the case may be, seek, directly or indirectly, to recover any damages whatsoever (including consequential, indirect or punitive damages) in excess of the Maximum Liability Amount.
(e) Notwithstanding anything to the contrary contained herein, each of Parent and Seller (on behalf of itself, its Affiliates and the other Seller Related Parties) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters, the definitive financing documentation, any other document related thereto, any of the transactions contemplated hereby or thereby or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether in contract or in tort, in law or in equity or otherwise), and each of Parent and Seller (on behalf of itself and its Affiliates, directors, officers, employees, agents and representatives), agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters, the definitive financing documentation, any other document related thereto, any of the transactions contemplated hereby or thereby or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether in contract or in tort, in law or in equity or otherwise) and to cause any such action or proceeding asserted by Parent, Seller or their respective Affiliates, directors, officers, employees, agents and representatives to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to Parent and Seller in connection with this Agreement, the Debt Financing, the Debt Commitment Letters, the definitive financing documentation, any other document related thereto or any of the transactions contemplated hereby or thereby. The provisions of this Section 9.5(e) shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.5(e).
ARTICLE X
SURVIVAL AND INDEMNIFICATION
Section 10.1 Survival of Representations and Warranties.   Subject to Section 10.8: (a) the representations and warranties in this Agreement shall survive the Closing until the close of business on the date that is twelve (12) months after the Closing Date (the “General Survival Date”), except for (x) the Fundamental Representations, which shall survive the Closing until the close of business on the date that is six (6) years after the Closing Date, (y) the representations set forth in Section 3.12 (Taxes) and the representations set forth in Section 3.10 (Employee Benefit and Labor Matters), in each case, to the extent they relate to Taxes (the “Tax Representations”), which shall survive the Closing until the close of business on the date that is sixty (60) days following the expiration of the relevant statute of limitations related to the payment of any such Tax, and (z) the representation and warranty set forth in Section 3.14(a) which shall survive the Closing Date until the close of business on the date that is eighteen (18) months after the

Closing Date, (b) the covenants or other agreements contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until the close of business on the General Survival Date and (c) each other covenant and agreement contained in this Agreement that is to be performed at or after the Closing shall survive the Closing for the period contemplated by its terms. Notwithstanding anything to the contrary contained herein, claims based upon, attributable to, or resulting from fraud are not subject to the survival limitations contained in this Section 10.1.
Section 10.2 Indemnification of Purchaser Indemnified Parties.   From and after the Closing, Parent and each other member of the Seller Group shall, jointly and severally, indemnify and hold harmless Purchaser and its Affiliates (including the Transferred Entities), and their respective Affiliates, stockholders, members, managers, directors, officers, employees, partners, successors and assigns of each of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against, and pay as incurred on behalf of  (or reimburse), any and all Losses directly or indirectly arising out of, in connection with or related to:
(a) the breach of any representation or warranty of Parent or Seller contained in Article III of this Agreement or the certificate delivered pursuant to Section 8.2(d) (for the period such representation or warranty survives).
(b) any breach of, or failure to perform, any covenant or obligation of Parent or Seller contained in this Agreement;
(c) any Earn-out Obligations;
(d) any Excluded Liabilities; or
(e) the enforcement of the Purchaser Indemnified Parties’ rights under this Section 10.2.
Section 10.3 Limitations on Indemnification of Purchaser Indemnified Parties and Seller Indemnified Parties.   Notwithstanding any provision of this Agreement to the contrary, any claims of a Purchaser Indemnified Party or Seller Indemnified Party, as applicable, under this Article X will be limited as follows:
(a) Parent and the Seller Group shall have no Liability for Losses under Section 10.2(a) unless and until such Losses in the aggregate are in excess of  $13,800,000 (the “Deductible”), and then indemnification shall be available from dollar-one for the full amount of Losses due to the Purchaser Indemnified Parties; provided that, notwithstanding the foregoing, the Deductible shall not apply to any Losses arising out of, in connection with or related to (i) any breach of any Fundamental Representation or Tax Representation or (ii) fraud.
(b) The maximum aggregate Liability of Parent and the other members of the Seller Group (i) in satisfaction of claims for indemnification under Section 10.2(a) shall not, in the aggregate on a cumulative basis, exceed an amount equal to $138,000,000 (the “Cap”) and (ii) in satisfaction of claims for indemnification under Section 10.2 shall not, in the aggregate on a cumulative basis, exceed the Base Purchase Price; provided that the Cap shall not apply to Losses arising out of, in connection with or related to any breach of any Fundamental Representation or Tax Representation; provided, further, that the limitations set forth in this Section 10.3(b) shall not apply to Losses arising out of, in connection with or related to fraud.
(c) Purchaser shall have no Liability for Losses under Section 10.4(a) unless and until such Losses in the aggregate are in excess of the Deductible, and then indemnification shall be available from dollar-one for the full amount of Losses due to the Seller Indemnified Parties; provided that, notwithstanding the foregoing, the Seller Deductible shall not apply to any Losses arising out of, in connection with or related to (i) any breach of any Purchaser Fundamental Representation or (ii) fraud.
(d) The maximum aggregate Liability of Purchaser (i) in satisfaction of claims for indemnification under Section 10.4(a) shall not, in the aggregate on a cumulative basis, exceed an amount equal to the Cap and (ii) in satisfaction of claims for indemnification under Section 10.4 shall not, in the aggregate on a cumulative basis, exceed the Base Purchase Price; provided that the Cap shall not apply to Losses arising out of, in connection with or related to any breach of any Fundamental Representation or Tax Representation; provided, further, that the limitations set forth in this Section 10.3(d) shall not apply to Losses arising out of, in connection with or related to fraud.

Section 10.4 Indemnification of Parent and the Seller Group.   From and after the Closing, Purchaser and the Transferred Entities shall jointly and severally indemnify and hold harmless Parent and each member of the Seller Group, and their respective Affiliates, and the stockholders, members, managers, directors, officers, employees, partners, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and pay as incurred on behalf of  (or reimburse) any and all Losses directly or indirectly arising out of or in connection with:
(a) the breach of any representation or warranty of Purchaser contained in Article IV of this Agreement or the certificate delivered pursuant to Section 8.3(c) (for the period such representation or warranty survives);
(b) any breach of, or failure to perform, any covenant or obligation of Purchaser contained in this Agreement;
(c) any Earn-up Obligations;
(d) any Assumed Liabilities; or
(e) the enforcement of the Seller Indemnified Parties’ rights under this Section 10.4.
Section 10.5 Claims; Procedures for Claims.
(a) Any Purchaser Indemnified Party or Seller Indemnified Party claiming it may be entitled to indemnification under Section 10.2 or Section 10.4, as the case may be (the “Indemnified Party”), shall give prompt written notice to Parent (in the case of a Purchaser Indemnified Party) or Purchaser (in the case of a Seller Indemnified Party) (the “Indemnifying Party” ) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based. Such notice shall contain, with respect to each Claim, such material facts and information as are then reasonably available and that such Indemnified Party is permitted to disclose under applicable Law, including the estimated amount of Losses (to the extent known) and the basis for indemnification hereunder, to the extent known. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.
(b) Following delivery by an Indemnified Party of notice of any Claim (A “Claim Notice”) arising out of any third-party action, suit, proceeding, claim, demand or assessment (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its expense with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party if it gives notice to the Indemnified Party within twenty (20) Business Days after receipt of notice of such Third Party Claim from the Indemnified Party of its intention to do so; provided that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim unless (i) the Third Party Claim does not relate to Taxes, is not brought by a Governmental Entity, does not relate to criminal charges, and is for monetary damages only and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in a commercially reasonable and diligent manner, (iii) the Third Party Claim could not reasonably be expected to adversely affect the Indemnified Party or its Affiliates, other than as a result of monetary damages for which it would be entitled to relief under this Agreement. If the Indemnifying Party does not assume such defense, the Indemnifying Party shall continue to have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from any counsel employed by the Indemnified Party, it being understood that the Indemnified Party shall control such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, and the Indemnified Party shall not be entitled to indemnification for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided that, subject to the limitations in this Article X, the Indemnified Party shall be entitled to indemnification for the fees and expenses of counsel employed by the Indemnified Party (i) for any period during which the Indemnifying Party has not assumed the defense thereof  (or otherwise conducted such defense actively and diligently), (ii) if the Indemnified Party has been advised by its outside counsel that there may exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified

Party and the Indemnifying Party or (iii) if there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party. All the Parties that are party to, or an Indemnifying Party with respect to, any Third Party Claim shall cooperate in the defense of such Third Party Claim, at the Indemnifying Party’s expense. Such cooperation shall include: (x) retaining and providing to the Indemnifying Party reasonable access to records and information which are reasonably relevant to the defense of such Third Party Claim, (y) assisting with the collection and preparation of discovery materials and (z) making employees and other representatives and advisors available on a mutually convenient basis to prepare for or appear as witnesses at depositions, court proceedings or trials and to provide additional information and explanation of any material provided hereunder; provided that such access shall be subject to customary confidentiality obligations, and shall be granted following prior written notice, during normal business hours, and shall be granted under conditions which shall not unreasonably interfere with the business and operations of the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment with respect to such Third Party Claim unless (i) all monetary Liabilities under such settlement or compromise will be paid or reimbursed by the Indemnifying Party (except to the extent within the Deductible), (ii) the terms of such settlement or compromise include an unqualified release of the Indemnified Party from all Liability in respect of such Third Party Claim, (iii) such settlement or compromise does not contain any admission of Liability of, violation of Law, or wrongdoing by the Indemnified Party, and (iv) such settlement or compromise does not impose any sanctions, restrictions, injunctions or obligations (including the payment of money damages, unless the Indemnifying Party will be solely responsible for all of such money damages) on the Indemnified Party. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), settle or compromise, or consent to the entry of any judgment of, any Third Party Claim unless the Indemnifying Party shall not be subject to any indemnification obligation with respect to such claim hereunder.
(c) Following delivery by an Indemnified Party of any Claim Notice (other than regarding a Third Party Claim, which is addressed in Section 10.5), the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a response notice (a “Response Notice”) specifying (i) the items set forth in the Claim Notice the Indemnifying does not dispute (such items, the “Agreed Claim Items”) and (ii) the items set forth in the Claim Notice the Indemnifying Party disputes (such items, the “Disputed Claim Items”), specifying in reasonable detail the basis for any such disputes. In the event no Response Notice is timely delivered, the Indemnifying Party shall, within ten (10) Business Days of the date the Response Notice was otherwise due, pay to the Indemnified Party an amount equal to the amount claimed in the Claim Notice by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party. In the event a Response Notice is timely delivered, (x) with respect to the Agreed Claim Items, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement, and the Indemnifying Party shall promptly (and in any event within ten (10) Business Days of signing such memorandum) by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party pay any and all amounts due in connection therewith and (y) with respect to the Disputed Claim Items, the Indemnifying Party and the Indemnified Party shall, during the twenty (20) day period beginning on the date of receipt by the Indemnified Party of such Response Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Disputed Claim Item. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to all or any portion of such Disputed Claim Items, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement, and the Indemnifying Party shall promptly (and in any event within ten (10) Business Days of signing such memorandum) by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party pay any and all amounts due in connection therewith. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular Disputed Claim Item within such time period, then the Indemnified Party shall be permitted to submit such dispute in accordance with Section 11.2. Within 10 Business Days of the final determination of such dispute, the Indemnifying Party shall pay, if applicable, to the Indemnified Party all amounts due as determined in accordance with Section 11.2 by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party.
(d) Parent shall act on behalf of Seller and the Seller Group in the case of all claims (including Third Party Claims) with respect to which a Purchaser Indemnified Party is seeking indemnification pursuant to Section 10.2.
(e) The parties agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price to the extent permitted by Law.
Section 10.6 Losses Net of Tax Benefits and Insurance.   The amount of any and all indemnification payments in respect of Losses under Section 7.1, Section 10.2 and Section 10.4 shall be determined net of (i) any Tax benefit actually realized by an indemnified party by reason of such Losses, determined on a “with” and “without” basis (and net of any Tax cost or reduction in Tax benefits by reason of receipt of the indemnification payment), and (ii) any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements (other than in connection with any policy or Contract between or among Indemnified Parties) (collectively, “Alternative Arrangements”) with respect to such Losses (net of any deductible or co-pay amounts and any other costs or expenses reasonably incurred in connection therewith, including all premiums and other costs of such insurance policies, or any increase in premium payable by such Indemnified Party, or any retroactive adjustment under any such policy, or costs or expenses incurred in connection with pursuing a claim thereunder (“Recovery Costs”)); provided that no Indemnified Party shall be subject to any obligation to pursue recovery in respect of any indemnifiable Losses under any such Alternative Arrangement. If an indemnification payment is received by an Indemnified Party, and such Indemnified Party later (but within twelve (12) months of receipt of payment from the Indemnifying Party) receives proceeds or recoveries from any Alternative Arrangement in respect of the related Losses, the Indemnified Party shall promptly pay to the Indemnifying Party a sum equal to the lesser of  (x) the actual amount of such proceeds or recoveries (net of Recovery Costs) or (y) the actual amount of the indemnification payment previously paid by the Indemnifying Party with respect to such Losses; provided that no payments under any Alternative Arrangement between or among Indemnified Parties shall be considered proceeds or recoveries for purposes of this sentence. For the avoidance of doubt, and notwithstanding anything to the contrary herein, no indemnification payment payable hereunder shall be conditioned, withheld or delayed as a result of any Indemnified Party not having sought, realized or received any insurance proceeds.
Section 10.7 Other Limitations.
(a) No Purchaser Indemnified Party shall have the right to recover under Section 7.1(a), Section 7.1(b) or Section 10.2 with respect to any Loss or alleged Loss to the extent the matter forming the basis for such Loss or alleged Loss shall have been taken into account in the determination of Closing Working Capital, Closing Indebtedness, Closing Date Cash or Closing Date Transaction Expenses.
(b) No Indemnified Party shall have the right to recover under Section 7.1(a), Section 7.1(b) or Section 10.2 any indirect, consequential, special, exemplary, incidental or punitive damages, lost profits lost income, lost revenues, loss of use, diminution in value, multiples of earnings, damage to goodwill or loss of business unless (i) such Losses were reasonably foreseeable or (ii) such Losses are in connection with any Third Party Claim.
(c) For purposes of calculating the amount of any indemnifiable Losses arising from such breach, the representations, warranties, covenants and obligations set forth in this Agreement and any certificate delivered hereunder shall be read without regard to the terms “material,” “materiality,” “Material Adverse Effect,” and other similar or correlative qualifications that may be contained therein as if such qualification were deleted from such representation or warranty.
(d) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss to the extent required by Law upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring any commercially reasonable costs in respect of such indemnifiable Loss.

Section 10.8 Termination of Indemnification.   The rights of the Indemnified Parties under this Article X or Section 7.1 in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 10.1; provided, however, that such rights to recover shall not terminate, and shall continue until any claim in respect of such breach is fully and finally determined, with respect to any item as to which such Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by properly delivering a written notice to the Indemnifying Party in accordance with this Article IX; provided, further, that, if such written notice is given, any proceeding brought with respect thereto shall be initiated no later than six months following the termination of the relevant survival period, after which time period the right to bring or maintain such claim shall terminate.
Section 10.9 Exclusive Remedy.
(a) Each of the Parties acknowledges and agrees that from and after the Closing, its sole and exclusive monetary remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such Liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be the provisions set forth in this Article X (subject to any claims related to the matters described in Section 2.5, which shall be resolved as expressly provided therein) or Section 7.1.
(b) The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby constitute an integral part of the consideration given to the parties, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller Group hereunder.
(c) Notwithstanding the foregoing, this Section 10.9 is not intended, and shall not be construed to limit in any fashion any Party’s rights (i) under Section 11.7 or (ii) to assert and pursue any claims based on fraud.
ARTICLE XI
MISCELLANEOUS
Section 11.1 Counterparts.   This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 11.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a) Each Party and the Seller Related Parties agree that this Agreement, any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) (including any involving a Debt Financing Source that is in any way related to this Agreement, the acquisition contemplated hereunder or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing) shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.
(b) Subject in all respects to Section 11.2(c) and Section 11.2(d), all disputes, controversies or claims arising out of, relating to, or in connection with this Agreement, including the breach, termination or invalidity thereof  (in each case other than claims with respect to the Debt Financing against the Debt Financing Sources), shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The legal seat of the arbitration shall be London, England. The arbitral proceedings shall be in English.

(c) Notwithstanding the foregoing, with respect to any claims (i) against any Debt Financing Source related to the Debt Financing or (ii) for equitable remedies (including pursuant to Section 11.7), each Party and the Seller Related Parties irrevocably and unconditionally submit to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of The City of New York in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such New York state or federal court. Each Party to this Agreement and the Seller Related Parties hereby irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any claim, controversy or dispute of the kind described in Section 11.2(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Without limiting the foregoing, with respect to any claims related to the Debt Financing, each Party and the Seller Related Parties agree that service of process on such Party as provided in Section 11.5 shall be deemed effective service of process on such Party.
(d) EACH PARTY TO THIS AGREEMENT AND EACH SELLER RELATED PARTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCES. NO PARTY TO THIS AGREEMENT NOR THE SELLER RELATED PARTIES SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES OR DEBT FINANCING SOURCES. NO PARTY NOR ANY SELLER RELATED PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT AND EACH SELLER RELATED PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 11.2. NO PARTY NOR THE SELLER RELATED PARTIES HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 11.3 Entire Agreement; Successors and Assigns; Third-Party Beneficiaries.
(a) This Agreement (including the Schedules and Exhibits to this Agreement) together with the Ancillary Agreements, constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede and cancel any prior or contemporaneous discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement.
(b) This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the Parties hereto, their respective permitted successors and permitted assigns, but this Agreement shall not be assignable (i) by Purchaser without the express prior written consent of Parent or (ii) by Parent or Seller without the express prior written consent of Purchaser, and any such assignment without such prior written consent shall be null and void ab initio; provided that, without such prior written consent, (x) Purchaser may assign its rights and obligations hereunder and any of the provisions hereof to one or more of its Affiliates at any time and (y) Purchaser may make a collateral assignment to a Debt Financing Source for security purposes. Nothing contained herein is intended to confer upon any Person, other than the Parties and their respective permitted successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except that (i) the Purchaser Indemnified Parties and the Seller Indemnified Parties are intended beneficiaries of, and shall have the right to enforce, this

Section 11.3(b), Section 11.2 and Section 11.4, as applicable, and the related definitions thereof, (ii) each Non-Recourse Party, its Affiliates and their respective successors and permitted assigns is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in this Section 11.3(b), Section 11.9 and the related definitions thereof, (iii) each Purchaser Related Party and Seller Related Party, as the case may be, is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in this Section 11.3(b), Section 10.2, Section 10.5 and the related definitions thereof and (iii) each Debt Financing Source is an intended beneficiary of, is entitled to rely on and shall have the right to enforce, the provisions set forth in, Section 9.5(e), Section 11.2, this Section 11.3(b), Section 11.7(b) and Section 11.9(b), it being understood that the provisions identified in this clause (iii) and the definition of  “Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified in a manner that impacts or is adverse to the Debt Financing Sources in any respect without their prior written consent. No assignment permitted hereunder shall relieve the assigning Party of any of its obligations hereunder.
Section 11.4 Expenses.   Except as set forth in this Agreement, whether the Transactions are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement; provided that filing fees incurred in respect of any filing under the HSR Act or other filing under Antitrust Law shall be borne one-half  (1/2) by Parent and Seller, on the one hand, and one-half  (1/2) by Purchaser, on the other hand.
Section 11.5 Notices.   Any notice, request, instruction or other communication to be given hereunder by any Party to the another Party shall be in writing and delivered personally, or sent by postpaid registered or certified mail, or by email (with a copy sent on the next Business Day by reputable international overnight courier):
(a)	If to Parent or Seller:
GBG USA Inc. 350 5th Ave New York, NY 10118
	Attention:	Robert Smits
E-mail: robertsmits@globalbrandsgroup.com
with copies to (which shall not constitute notice) to:
c/o Global Brands Group Holding Limited 9th Floor, LiFung Tower 888 Cheung Sha Wan Road Hong Kong Attention: Company Secretary
E-mail: business@globalbrandsgroup.com
and:
Reed Smith LLP 599 Lexington Avenue Fl 24 New York, New York 10022 Attention: Sahra Dalfen
E-mail: SDalfen@ReedSmith.com
and:
55th Floor, One Island East Taikoo Place, Quarry Bay Hong Kong
	Attention:	Teresa Ko Edward Freeman Matthew F. Herman
E-mail: projectlegendspanotices@freshfields.com

(b)	If to Purchaser:
Differential Brands Group Inc. 1231 South Gerhant Avenue Commerce, CA 30022 USA
	Attention:	Lori Nembirkow, SVP, Legal & General Counsel
E-mail: lori@differentialbrandsgroup.com
with a copy to:
Tengram Capital Partners 600 Fifth Avenue 27th Floor New York, NY 10020 USA
	Attention:	General Counsel
E-mail: atarshis@tengramcapital.com
with a copy to:
Dechert LLP 1095 Avenue of the Americas New York, New York 10036
	Attention:	Nazim Zilkha Gareth Clark
E-mail: nzilkha@dechert.com; gareth.clark@dechert.com
or to such other address for any Party as such Party shall hereafter designate by like notice. A notice shall be effective upon receipt and shall be deemed to have been received (i) if delivered personally or by courier, at the time of delivery or (ii) if sent by email, at the time of transmission. Rejection or other refusal to accept such notice, request or other communication, or the inability to deliver such notice, request or other communication because of changed address for which no notice was given, shall be deemed to be receipt of such notice, request or other communication as of the date of such rejection, refusal or inability to deliver.
Section 11.6 Amendments and Waivers.   This Agreement may not be amended, supplemented or otherwise modified except by an instrument or instruments in writing signed by each Party. The other Parties to this Agreement may, only by an instrument in writing, waive compliance by a Party to this Agreement with any term or provision of this Agreement on the part of such Party to this Agreement to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
Section 11.7 Specific Performance.
(a) The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, subject in all respects to Section 11.7(b), the parties shall be entitled to an injunction or injunctions to prevent any breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason (other than such remedy is sought in violation of the terms hereof, including Section 11.7(b), nor to assert that a remedy of monetary damages would provide an adequate remedy.
(b) Notwithstanding anything in Section 11.7(a) or otherwise in this Agreement or any Ancillary Agreement to the contrary, it is acknowledged and agreed that in no event shall Parent, Seller, their respective Affiliates or any of their respective equity holders, partners, directors, officers, employees or Representatives be entitled to specific performance or any other equitable remedy to enforce or seek to enforce Purchaser’s obligation to cause Purchaser to take any action to effect the Closing in accordance with Section 2.4 or consummate the Debt Financings or any other transaction contemplated under any document or agreement contemplated hereby or otherwise or pay any amounts that may become due hereunder (including the Purchase Price) unless and only if  (w) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived in writing by Purchaser (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing), (x) the Debt Financing has been received in full by Purchaser in accordance with the terms thereof or such amount will be funded to Purchaser at the Closing, (y) Seller has unconditionally confirmed in writing that all of the conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing) or waived, and if specific performance is granted and the Debt Financing is funded, then they are each ready, willing and able to consummate the Closing simultaneously with the drawdown of the Debt Financing and (z) Purchaser fails to consummate the Closing within three Business Days after the delivery of such unconditional written confirmation (which shall not have been revoked, modified, withdrawn or conditioned during such three Business Day period), it being expressly agreed and understood, however, that in the circumstances described in this sentence, Parent and Seller shall be entitled to an injunction, specific performance or any other equitable remedy to enforce or seek to enforce Purchaser’s or any of its Affiliate’s obligations; provided that, notwithstanding the foregoing, in no event shall Parent, Seller, their respective Affiliates or any of their respective equity holders, partners, directors, officers, employees or Representatives be entitled to an injunction, specific performance or any other equitable remedy requiring any such Person to commence an Action to enforce or seek to enforce Purchaser’s or any of its Affiliates’ obligation to enforce specifically their respective rights against the Debt Financing Sources under or in connection with the Debt Commitment Letters.
(c) Purchaser acknowledges and agrees that Seller may, subject in all respects to Section 9.2, Section 9.3, Section 9.4, this Section 11.7 and Section 11.9 (including, in each case, the limitations set forth therein), pursue both a grant of specific performance in accordance with this Section 11.7 and the payment of the Reverse Termination Fee if, as and when due pursuant to Section 9.4 and the payment of the Purchaser Termination Fee if, as and when due pursuant to Section 9.4; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in any document or agreement contemplated hereby or otherwise, under no circumstances shall Parent, Seller, their respective Affiliates or any other Person, directly or indirectly, be permitted or entitled to receive (i) both (x) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof or other equitable relief, on the one hand, and (y) payment of any monetary damages whatsoever or payment of the Reverse Termination Fee or the Purchaser Termination Fee, on the other hand or (ii) both payment of any monetary damages whatsoever, on the one hand, and payment of the Reverse Termination Fee or the Purchaser Termination Fee, on the other hand.
(d) Parent and Seller acknowledge and agree that Purchaser may, subject in all respects to subject in all respects to Section 9.2, Section 9.3, Section 9.4, Section 9.5, this Section 11.7 and Section 11.9 (including, in each case, the limitations set forth therein), pursue both a grant of specific performance in accordance with this Section 11.7 and the payment of the Parent Termination Fee, if, as and when due pursuant to Section 9.3; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in any document or agreement contemplated hereby or otherwise, under no circumstances shall Purchaser, its Affiliates or any other Person, directly or indirectly, be permitted or entitled to receive (i) both (x) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof or other equitable relief, on the one hand and (y) payment of any monetary damages whatsoever or payment of the Parent Termination Fee, on the other hand and (ii) both payment of any monetary damages whatsoever, on the one hand, and payment of the Parent Termination Fee, on the other hand.
(e) From and after the Closing, in the event of any proceeding for a grant of specific performance in accordance with this Section 11.7, if a court of competent jurisdiction or arbitrator determines (in a judgment not subject to further appeal or for which the time for appeal has expired), grants an award of specific performance, then such Party so required to specifically perform its obligations hereunder shall be liable for and pay the reasonable legal fees of the other Parties incurred in connection with such proceeding, including any appeal therefrom.

Section 11.8 Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.9 Non-Recourse.
(a) Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith or otherwise, each Party hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that all actions, suits, claims, investigations or proceedings that may be based upon, in respect of, arise under, out of, by reason of, be connected with, or relate in any manner to (a) this Agreement and the Ancillary Agreements or the Transactions, (b) the negotiation, execution or performance of this Agreement and any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, any of the foregoing), (c) any breach or violation of this Agreement or any Ancillary Agreement and (d) the failure of the Transactions (including the Debt Financing), to be consummated, in each case may be made only against (and are those solely of) the Persons that are expressly identified as Parties hereto or thereto, as applicable. In furtherance and not in limitation of the foregoing, each Party hereby acknowledges and agrees, on behalf of itself and its respective Affiliates, that no recourse under this Agreement or any Ancillary Agreement or in connection with the Transactions shall be sought or had against any other such Person and no other such Person shall have any Liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil or any other theory or doctrine) for any losses, damages, claims, causes of action, obligations or Liabilities of any nature whatsoever arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses, damages, claims, causes of action, obligations or Liabilities whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future shareholder, equity holder, financial sponsor, member, partner, manager, director, officer, employee, Debt Financing Source, Affiliate, agent or representative of any Party (each, a “Non-Recourse Party”), through Purchaser, Parent, Seller, the Transferred Entities or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Party, as applicable, by the enforcement of any assessment or by any legal or equitable actions, suits, claims, investigations or proceedings, by virtue of any law, or otherwise, except for claims of fraud.
(b) Notwithstanding anything to the contrary contained herein, no Seller Related Party (other than Purchaser) shall have any rights or claims against any Financing Source in connection with this Agreement, the acquisition, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party (other than Purchaser) in connection with this Agreement, the acquisition, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the acquisition, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature.
Section 11.10 Data Room.   Seller shall provide to Purchaser a hard disk copy of the Data Room maintained by Seller no later than three (3) Business Days following the Closing Date.
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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
Global Brands Group Holding Limited
By: /s/ Bruce Rockowitz Name: Bruce Rockowitz Title: CEO
GBG USA INC.
By: /s/ Ronald Ventricelli Name: Ronald Ventricelli Title: CFO
DIFFERENTIAL BRANDS GROUP INC.
By: /s/ Lori Nembirkow Name: Lori Nembirkow Title: Senior Vice President, Legal & Compliance

Exhibit B
First Lien Commitment Letter

Ares Capital Management LLC 245 Park Avenue, 44th Floor New York, New York 10167	HPS Investment Partners, LLC 40 West 57th Street New York, New York 10019
CONFIDENTIAL
June 27, 2018
Differential Brands Group Inc.
1231 South Gerhart Avenue
Commerce, CA 90022
Senior Secured Credit Facilities
Commitment Letter
Ladies and Gentlemen:
Ares Capital Management LLC (“Ares Capital”), HPS Investment Partners, LLC (“HPS” and, together with Ares Capital, the “Commitment Parties”, “we” or “us”) or their respective affiliates are pleased to act as joint lead arrangers and bookrunners for a $150.0 million senior secured asset based revolving credit facility (the “Revolving Credit Facility”) and a $685.0 million senior secured term loan credit facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) for Differential Brands Group Inc. (the “Borrower” or “you”) on the terms set forth in this Commitment Letter (as defined below). The terms of the Credit Facilities are set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet” and together with this letter, the “Commitment Letter”). You have advised us that you intend to acquire (the “Acquisition”) the three Global Brands Group Holding Limited (“GBG”) lines of business previously identified to us (the “Acquired Business”) pursuant to that certain Purchase and Sale Agreement by and among GBG, GBG USA Inc. (“GBG USA”) and Borrower as the Purchaser dated as of on or about the date hereof, (such acquisition agreement, together with all exhibits, schedules and attachments thereto including the Letter Agreement (the “Side Letter”) by and among GBG, GBG USA and Borrower as of on or about the date hereof, the “Acquisition Agreement”). The definitive credit documentation for the Credit Facilities, all of which shall be reasonably satisfactory in form and substance to us and you, shall be referred to herein as the “Credit Facilities Documentation”. The initial funding and/or availability of the Credit Facilities on the Closing Date, the initial funding and/or availability of the Second Lien Facility (as defined in the Term Sheet) on the Closing Date, the consummation of the Acquisition (including the repayment of all amounts owing in respect of the Acquired Business’s existing third-party indebtedness for borrowed money (other than Permitted Surviving Debt)) and the payment of all fees, costs and expenses incurred in connection therewith are collectively referred to as the “Transactions” and the date the Transactions are consummated, the “Closing Date”. Capitalized terms not defined herein shall have the meaning ascribed to them in the Term Sheet.
1. Commitment and Agency Appointments.
In connection with the foregoing, (i) Ares Capital, on behalf of its managed funds is pleased to commit to provide 50%, and (ii) HPS, acting through its affiliates, affiliated or managed funds and separately managed accounts is pleased to commit to provide 50% (Ares Capital and HPS, in such capacity, collectively, the “Initial Lenders”), of the aggregate principal amount of the Credit Facilities upon the terms set forth in this Commitment Letter and the initial funding of which is subject only to satisfaction or waiver of the conditions set forth in Section 3 of this Commitment Letter and Annex III of the Term Sheet (such conditions, the “Exclusive Funding Conditions”). The commitments of the Initial Lenders are several and not joint.
It is agreed that Ares Capital and HPS are hereby appointed as joint lead arrangers and bookrunners for the Credit Facilities (in such capacity, the “Lead Arrangers”). In addition, (i) Ares Capital is pleased to act and is hereby appointed to act as administrative agent for the Credit Facilities (in such capacity, the “Administrative Agent”) and (ii) HPS is pleased to act and is hereby appointed to act as collateral agent for the Credit Facilities (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”). Each of the Lead Arrangers and the Agents will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein and in the Credit Faculties Documentation.
No other agent, co-agent, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the fee letter entered into with the Lead Arrangers and the Agents as of the date hereof  (the “Fee Letter”)) will be paid by you in connection with the Credit Facilities unless you and we shall so agree in writing.
2. Syndication.
We expect to hold a portion of the Credit Facilities, but we intend promptly following your execution and delivery of this Commitment Letter and, until the earliest of  (a) the close of business on the date that is 60 days after the Closing Date and (b) the date on which this Commitment Letter expires or is terminated in accordance with the terms hereof  (other than any such termination pursuant to the clause (b) or the paragraph under the heading “Acceptance; Termination” below) (such earliest date, the “Syndication Date”), to syndicate a portion of our commitments, loans and other obligations under the Credit Facilities Documentation, to one or more financial institutions or other entities that will become parties to the Credit Faculties Documentation as lenders (such lenders, together with the Initial Lenders, the “Lenders”) such other financial institutions or other entities to be determined by us in consultation with you; provided that, the Lead Arrangers will not syndicate, assign or participate to Disqualified Institutions. We (or one of our affiliates) will manage all aspects of the syndication, in consultation with you, including decisions as to the selection of potential Lenders to be approached, when they will be approached and when their commitments will be accepted; provided, that the identity of the Lenders who will participate shall be subject to your consent, not to be unreasonably withheld, delayed or conditioned. In the event that we shall engage in any such syndication, you agree to use your commercially reasonable efforts to assist us, and to use your commercially reasonable efforts to cause the Acquired Business to assist us, in our syndication efforts. For purpose of the foregoing, “Disqualified Institution” shall mean (x) certain financial institutions and other entities that have been specified by you in writing on or prior to the date hereof, (y) competitors of the Borrower, the Acquired Business and their respective subsidiaries specified by you in writing on or prior to the date hereof  (it being understood that such additional bona fide competitors may be designated in writing by you following the Closing Date, which for the avoidance of doubt, shall not apply retroactively to disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations) and (z) in respect of the persons described in the foregoing clauses (x) and (y), any of their affiliates readily identifiable as an affiliate of such persons on the basis of such affiliate’s name (other than bona fide debt fund affiliates).
You agree to use your commercially reasonable efforts to assist us in achieving a timely syndication that is reasonably satisfactory to us and you. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between Tengram Capital Partners L.P. (the “Sponsor”) and the Borrower and advisors and affiliates of the Sponsor and the Borrower (and using your commercially reasonable efforts to obtain such contact between senior management of the Acquired Business) on the one hand, and the proposed Lenders on the other hand. For our use in connection with the syndication, until the Syndication Date, you agree, upon our request, to (a) provide, and cause your respective affiliates and advisors to provide, and use your commercially reasonable efforts to cause the Acquired Business to provide, to us all customary information reasonably requested by us to successfully complete the syndication, (b) host, with us, one general meeting with prospective Lenders at such time and place as you and we may reasonably agree and to be available (subject to reasonable prior notice and reasonable scheduling accommodations) for conference calls with prospective Lender that we may reasonably request at such times as you and we may reasonably agree (and your using commercially reasonable efforts to cause the officers of the Acquired Business to be available for such meetings and conference calls to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement), (c) using your commercially reasonable efforts to assist in the obtainment of inventory appraisals and field examinations as promptly as practicable, (d) assist us (and use your commercially reasonable efforts to cause the Acquired Business to assist us) in the preparation of a customary confidential information memorandum, lender presentation and marketing materials reasonably requested by us to successfully complete the syndication and in the preparation of a customary confidential information memorandum to be used in connection with the syndication of the Credit Facilities (collectively, the “Marketing Materials”); provided that you shall not be obligated to provide any information or materials in connection with the foregoing to the extent the provisions of any such information or materials would violate any applicable law or confidentiality restriction provided, further that you should use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information and shall promptly inform the Lead Arrangers in the event any information is withheld on such basis and (e) at any time prior to the later of the Closing Date and the end of the Syndication Period, your ensuring (and, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the Acquired Business each of their subsidiaries to ensure) that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries or the Acquired Business and its subsidiaries being offered, placed or arranged (other than the Credit Facilities and the Second Lien Facility without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Credit Facilities (it being understood and agreed that Borrower, Acquired Business and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financing and letter of credit, in each case, will not be deemed to materially impair the primary syndication of the Credit Facilities). You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit from your lending relationships and the lending relationships of the Sponsor.
Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of the syndication of the Credit Facilities contemplated by this Section 3, nor the receipt of any commitments in respect of any of the Credit Facilities, nor obtaining ratings for any of the Credit Facilities, nor your compliance with any other provision of this Section 3, shall constitute a condition precedent to the availability and/or initial funding of the Credit Facilities on the Closing Date.
Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment, syndication or participation by the Commitment Parties, (i) the Initial Lenders shall not be released, relieved or novated from their respective obligations hereunder (including their respective obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including their respective commitments in respect thereof, until the initial funding of the Credit Facilities on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s respective commitments in respect of the Credit Facilities until after the initial funding of the Credit Facilities on the Closing Date and (iii) the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Credit Facilities on the Closing Date has occurred.
3. Conditions.
The availability and/or the initial funding of our commitments hereunder on the Closing Date is subject only to the satisfaction or waiver of the Exclusive Funding Conditions; provided, that (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and the Acquisition Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation shall be in a form such that it does not impair the availability of the Credit Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied or waived (it being understood that, to the extent that any Collateral or any security interest therein (other than the pledge and perfection of security interests in the pledged certificated stock and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Coder or a short-form intellectual property security agreement with the U.S. Patent and Trademark Officer or the U.S. Copyright Office) is not or cannot be provided or perfected on the Closing Date after your using commercially reasonable efforts to do so without undue burden or expense, the delivery of such Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, within 45 days after the Closing Date plus any extensions granted by the Agents in their sole discretion). This paragraph is referred to as the “Funding Conditions Provision”.
“Specified Representations” means those representations and warranties of the Loan Parties regarding organization; existence; power and authority, due authorization, execution, delivery and enforceability of the Credit Facilities Documentation; non-contravention of the Credit Facilities Documentation with the governing documents and material indebtedness of the Loan Parties; solvency on a consolidated basis after giving effect to the Transactions; margin regulations; the Investment Company Act; PATRIOT Act, OFAC or FCPA and, subject to the Funding Conditions Provision, the creation, validity, perfection and priority of the security interests granted in the Collateral as of the Closing Date.
“Acquisition Representations” means the representations and warranties made by the Seller and Parent in the Acquisition Agreement which are material to the interests to the Lenders, but solely to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement or not to consummate the transactions contemplated by the Acquisition Agreement as a result of a breach of  (or the inability to make) such representations or warranties.
4. Information.
You agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Acquired Business to provide) to the Lead Arrangers all customary information with respect to you, the Acquired Business and each of your and its respective subsidiaries and the Transaction, including all financial information and projections prepared by the Acquired Business which is reasonably available to you (including financial estimates, budgets, forecasts and other forward looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the arrangement of the Credit Facilities; provided that you shall not be obligated to provide any information or materials in connection with the foregoing to the extent the provisions of any such information or materials would violate any applicable law or confidentiality restriction provided, further that you should use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information and shall promptly inform the Lead Arrangers in the event any information is withheld on such basis. You hereby represent and warrant that (with respect to information relating to or provided by the Acquired Business or its affiliates, to your knowledge), (a) all written information and data (other than the Projections and other information of a general economic or general industry nature) (the “Information”) that has been or will be made available to the Lead Arrangers, the Lenders or their respective affiliates by or on behalf of you or any of your representatives in connection with the Transactions, is or will be when furnished, when taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole (after giving effect to all supplements and updates thereto through the date furnished) and (b) the Projections that have been or will be made available to the Lead Arrangers, the Lenders or their respective affiliates by or on behalf of you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon accounting principles materially consistent with your historical audited financial statements and the historical audited financial statements of the Acquired Business and assumptions that you believe (of, if different, the preparer thereof) to be reasonable at the time made and at the time the related Projections are made available to the Lead Arrangers, the Lenders or their respective affiliates; it being understood that Projections are as to future event and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances can be given that any particular projection will be realized, are not a guarantee of financial performance and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. You agree that, if any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (and to your knowledge with respect to information regarding or provided by the Acquired Business or its affiliates) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or prior to the Closing Date with respect to information and data concerning the Acquired Business or its affiliates, you will use commercially reasonable efforts to) promptly supplement the Information and/or Projections so that such representations will be correct (or to your knowledge with respect to information relating to the Acquired Business) in all material respects under those circumstances. In arranging the Credit Facilities, the Lead Arrangers (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in the Commitment Letter and Fee Letter, none of the making of any representations under this section, the provision of any supplement to any Information or Projections, nor the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and/or initial funding of the Credit Facilities on the Closing Date.
5. Fees.
As consideration for the agreements of Commitment Parties hereunder, you agree to cause to be paid the non-refundable fees described in the Term Sheet and the Fee Letter on the terms set forth therein.
6. Expenses.
Regardless of whether the Credit Facilities close, you hereby agree, to pay (or cause to be paid) on the Closing Date (or if the Closing Date does not occur, upon demand at any time after termination of the commitments hereunder) to the Commitment Parties all reasonable and documented out-of-pocket expenses and costs of Commitment Parties and the Agents, including, without limitation, reasonable, documented legal fees and expenses of counsel (limited to (x)(i) one (1) legal counsel for each of  (A) the Agents, the Commitment Parties and the Lenders under the Term Facility and (B) the Lenders under the Revolving Credit Facility, taken as a whole, (ii) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for each of  (A) the Agents, the Commitment Parties and the Lenders under the Term Facility and (B) the Lenders under the Revolving Credit Facility, taken as a whole, and (iii) one (1) regulatory counsel if reasonably required for each of (A) the Agents, the Commitment Parties and the Lenders under the Term Facility and (B) the Lenders under the Revolving Credit Facility, taken as a whole, and (y) in each and every case, excluding the allocated costs of internal counsel and excluding all fees, costs and expenses incurred by any person acting in any other capacity for the Credit Facilities (including any Lender or any prospective Lender) and including expenses in contention with field examination and inventory appraisals), incurred by Commitment Parties or the Agents in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, and the transactions contemplated hereby (the “Reimbursable Expenses”).
All fees and expenses payable hereunder will be paid in U.S. dollars, in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim. In addition, all such payments shall be made free and clear of and without deduction of any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto with appropriate gross up for withhold taxes.
7. Confidentiality.
You agree that you will not disclose this Commitment Letter, the Fee Letter or any of the contents herein or therein or Commitment Parties’ involvement with, or services under, this Commitment Letter, the Fee Letter or the Credit Facilities to any third party (including, without limitation, any financial institution or intermediary) without Commitment Parties’ prior written consent (which may be in an e-mail) other than (a) to the Sponsor and those individuals who are your or and its respective directors, officers, members, partners, employees, attorneys, accountants, agents, affiliated investment funds, equityholders or advisors and to any actual or potential co-investors, in each case in connection with the Credit Facilities on a confidential and need-to-know basis, (b) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case you shall promptly notify the Commitment Parties thereof, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (c) with respect to the Commitment Letter, to the Acquired Business, sellers under the Acquisition Agreement and their respective directors, officers, members, partners, employees, attorneys, accountants, agents, equityholders or advisors, in each case, on a confidential need-to-know basis, (d) with respect to the Fee Letter, to the Acquired Business, sellers under the Acquisition Agreement and their respective directors, officers, members, partners, employees, attorneys, accountants, agents, equityholders or advisors, in each case, on a confidential need-to-know basis and only so long as the Fee Letter has been redacted in a manner satisfactory to the Lead Arrangers, (e) to the lenders (and potential lenders) under the Second Lien Facility (but not the Fee Letter or the contents thereof), (f) to the extent reasonably necessary or advisable to enforce your rights and remedies hereunder or thereunder and (g) with respect to the Commitment Letter (but not the Fee Letter except as part of a general disclosure of sources and uses) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. You agree to inform all such persons who receive information concerning this Commitment Letter that such information is confidential and may not be used for any purpose other than in connection with the Transactions and may not be disclosed to any other person, except as permitted hereunder. The Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain the Commitment Parties’ or any affiliate’s name or describe their roles, services or activities; provided that no such right to review and approve shall be required with respect to any disclosure required to be made pursuant to applicable law or, for the avoidance of doubt, any disclosures made permitted pursuant to clause (g) of this paragraph.
The Commitment Parties shall, until the earlier of  (i) eighteen (18) months from the date hereof or (ii) the initial funding of the Credit Facilities, treat confidentially in accordance with its customary procedures for handling confidential information, all non-public information received by it from you, the Acquired Business or your or their respective affiliates and representatives in connection with the financing transactions contemplated hereby and only use such information for the purposes of providing the services in connection with the Transaction; provided, however, upon the execution and delivery of the Credit Facilities Documentation, the provisions of the Credit Facilities Documentation shall govern the confidentiality matters described in this paragraph. Nothing herein shall prevent the Commitment Parties from disclosing any such information (i) with your consent (which may be in an e-mail), (ii) to any Lenders or participants or prospective Lenders or participants, (iii) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case such Commitment Party shall promptly notify you thereof, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (iv) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction over the Commitment Parties, or their respective affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so and reasonably practicable), (v) in connection with the Transactions and on a confidential basis to its shareholders, employees, directors, officers, legal counsel, independent auditors, professionals, advisors and other experts or agents or their respective affiliates who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and such Commitment Party shall be responsible for such persons’ compliance with this paragraph; (vi) to any of their respective affiliates (provided, that any such affiliate is advised of its obligation to retain such information as confidential and such Commitment Party shall be responsible for such persons’ compliance with this paragraph), (vii) to industry trade organizations information with respect to the Credit Facilities that is customary for inclusion in league table measurements, (viii) to the extent any such information (x) becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (y) becomes available to the Commitment Parties on a non-confidential basis from a source other than you or on your behalf and not in violation of any confidentiality agreement or obligation owed to you, or (z) was available to the Commitment Parties on a non-confidential basis prior your disclosure to the Commitment Parties of such information, (ix) to prospective Lenders, participants or assignees (in each case, other than a Disqualified Institution); provided that such disclosure shall be make subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Commitment Party or market standards for dissemination of such type of information which, in the case of any electronic access, shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information or (x) in protecting and enforcing Commitment Parties’ rights with respect to this Commitment Letter and the Fee Letter.
8. Indemnity.
Regardless of whether the Credit Facilities close, you agree to (a) indemnify, defend and hold the Commitment Parties’ and each of their respective affiliates and its and their principals, directors, officers, employees, representatives, agents and third party advisors (“Related Persons”) of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, out-of-pocket expenses (including, but not limited to, attorneys’ fees ((i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of  (w) one (1) legal counsel for all such Indemnified Persons, taken as a whole, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for all such Indemnified Persons, taken as a whole, (ii) solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict has informed you in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole, and (iii) in each and every case, excluding the allocated costs of internal counsel), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transactions or any other transaction contemplated by this Commitment Letter or the Fee Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by or against a third party, you, or any of your affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (but, in the case of legal fees and expenses, (i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of  (w) one (1) legal counsel for all such Indemnified Persons, taken as a whole, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for all such Indemnified Persons, taken as a whole, (ii) solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict has informed you in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole, and (iii) in each and every case, excluding the allocated costs of internal counsel) (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same (i) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, willful misconduct or bad faith of such Indemnified Person (or any of its Related Persons), (ii) results from a material breach by such Indemnified Person of its obligations under this Commitment Letter at a time when you have not breached your obligations hereunder in any material respect or (iii) results from a dispute solely among Indemnified Persons (other than a Claim against the Commitment Parties solely in their capacities as lead arrangers, administrative agent, collateral agent, bookrunner, lender or any other similar role in connection with this

Commitment Letter, the Fee Letter, the Credit Facilities, the Transactions or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facilities) not arising out of any act or omission on the part of you or your affiliates. Neither you nor any Indemnified Party shall be liable for any special, punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, or any other transaction contemplated by this Commitment Letter or the Fee Letter; provided, nothing contained in this sentence shall limit your indemnification obligation to the extent set forth hereinabove to the extent such special, punitive, exemplary, consequential or indirect damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.
Furthermore, each of the parties hereto hereby acknowledges and agrees that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. Each of the parties hereto agrees to assume and accept such risks and hereby authorizes the use of transmission of electronic transmissions, and that none of the parties hereto nor the Sponsor nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems, except to the extent the same (x) is found by a final nonappealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of such person or any of its affiliates or (y) arises from a material breach by such person of this Commitment Letter.
9. Sharing Information; Absence of Fiduciary Relationship.
You acknowledge that the Commitment Parties and/or their respective affiliates may be investing in, or providing debt financing, equity capital or other services to other companies with which you may have conflicting interests. You agree that the Commitment Parties will act under this Commitment Letter and the Fee Letter as independent contractors and nothing in this Commitment Letter, the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty among the Commitment Parties and you, your equity holders, employees, creditors or affiliates or any other person. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you (or your equity holders, employees, creditors or affiliates or any other person) and the Commitment Parties and/or their respective affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter or the Fee Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and in connection with the transactions contemplated by this Commitment Letter or the Fee Letter, the Commitment Parties are acting solely as a principal and not as an agent or fiduciary to you, your equity holders, employees, creditors or affiliates or any other person, (b) you will not assert any claim against the Commitment Parties and/or their affiliates for breach or alleged breach of fiduciary duty in respect of or arising from or related to any of the Transactions and agree that the Commitment Parties and/or their respective affiliates shall not have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees, creditors or affiliates or any other person, (c) the Transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between us, on the one hand and, you, on the other and (d) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that we and our affiliates do not provide tax, accounting or legal advice.
10. Assignments and Amendments.
This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. The Commitment Parties may assign its obligations hereunder, in whole or in part; provided, that, notwithstanding any such assignment, (i) with respect to amounts to be funded on the Closing Date, the commitment of the Initial Lender to fund its committed portions of the Credit Facilities on the terms and conditions set forth in this Commitment Letter and the Fee Letter will not be reduced until such amounts are funded on the Closing Date or as otherwise expressly provided herein and in the Fee Letter. Any and all obligations of, and services to be provided by the Commitment Parties hereunder may be performed and any and all rights of the Commitment Parties may be exercised by or through any of their respective affiliates or branches. This Commitment Letter and the Fee Letter may not be amended or waived except in a written instrument signed by you and the Commitment Parties.
11. Counterparts and Governing Law.
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof. No posting to any E-System shall be denied legal effect merely because it is made electronically and each party hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature merely because it is made electronically.
The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter and the Fee Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof, in each case, without regard to conflict of law principles that would result in the application of any other law other than the law of the state of New York.
12. Venue and Submission to Jurisdiction.
The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Credit Facilities, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, proceeding, action or suit in connection with, related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any investigation, litigation, proceeding, action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum. Each of the parties hereto agrees a final judgment in any such investigation, litigation, proceeding, action or suit shall be conclusive and any be enforced in other jurisdictions by suit on judgment or in any other matter provided by law. Each of the parties hereto agree that service of any process, summons, notice or document by registered mail addressed to such person at its address above shall be effective service of process against such person in any investigation, litigation, proceeding, action or suit brought in any such court.
13. Waiver of Jury Trial.
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE CREDIT FACILITIES, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
14. Survival.
The provisions of this Commitment Letter set forth under this heading and the headings “Syndication”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Credit Facilities close or the Credit Facilities Documentation shall be executed and delivered; provided that the provisions under the heading “Syndication” shall terminate on the Syndication Date; provided further that, if the Credit Facilities close and the Credit Facilities Documentation shall be executed and delivered, the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity” and “Sharing Information; Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Facilities Documentation governing such matters, in each case, to the extent covered thereby.
15. Integration.
This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.
16. Patriot Act.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), the Agents and each Lender may be required to obtain, verify and record information that identifies the Borrower and each guarantor under the Credit Facilities Documentation (each a “Guarantor”), which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow the Agents or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act or the Beneficial Ownership Regulation and is effective as to the Agents and each Lender.
17. Acceptance; Termination.
Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Commitment Parties. Unless extended in writing by the Commitment Parties, the agreements of the Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire upon the execution and delivery of the Credit Facilities Documentation and funding of the Credit Facilities.
Our commitments hereunder and agreements contained herein will expire at such time in the event we have not received your executed counterpart to this Commitment Letter and the Fee Letter by June 27, 2018 at 5:00 p.m. (New York time). This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate upon the earliest of  (a) the termination of the definitive documentation for the Acquisition, including the Acquisition Agreement, (b) November 30, 2018 unless we, in our sole discretion, agree to an extension in writing, (b) the date of the closing of the Acquisition without the use of the Credit Facilities and (c) execution and delivery of the Credit Facilities Documentation and initial funding of the Credit Facilities. You shall have the right to terminate this Commitment Letter and the commitments thereunder at any time upon written notice to us from you (subject to the provisions under the heading “Survival”).
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with the financing contemplated hereby.
Sincerely,
ARES CAPITAL MANAGEMENT LLC

By	/s/ Mitchell Goldstein
Name: Mitchell Goldstein
Title: Authorized Signatory
[Signature Page to Senior Secured Credit Facilities Commitment Letter]

HPS INVESTMENT PARTNERS, LLC

By	/s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director
[Signature Page to Senior Secured Credit Facilities Commitment Letter]

Accepted and agreed to as of
the date first above written:
Differential Brands Group Inc.

By	/s/ Lori Nembirkow
Name: Lori Nembirkow
Title: Senior Vice President, Legal & Compliance
[Signature Page to Senior Secured Credit Facilities Commitment Letter]

Exhibit A
Differential Brands Group Inc.
Summary of Principal Terms and Conditions
Set forth below in this term sheet (the “Term Sheet”) is a summary of the principal terms and conditions for the Credit Facilities (as defined below). Capitalized terms used but not defined in this Term Sheet shall have the meaning set forth in the commitment letter to which this Term Sheet is attached (the “Commitment Letter”).
Borrower:
Differential Brands Group Inc. (the “Company” or the “Borrower”)
Administrative Agent and Collateral Agent:
Ares Capital Corporation will act as sole administrative agent (in such capacity, the “Administrative Agent”) and will perform the duties customarily associated with such role and HPS Investment Partners, LLC will act as sole collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”).
Joint Lead Arrangers and Bookrunners:
Ares Capital Management, LLC and HPS Investment Partners, LLC will act as joint lead arrangers and bookrunners (in such capacities, the “Lead Arrangers”) for the Credit Facilities and will perform the duties customarily associated with such roles.
Term Facility:
A senior secured first lien term loan facility (the “Term Facility”) to the Borrower in an aggregate principal amount of  $685,000,000. The loans under the Term Facility are referred to as the “Term Loans”. The financial institutions providing such Term Loans and their successors and assigns, the “Term Lenders”). In connection with the incurrence of the Term Facility (i) the Borrower shall also establish at least $674,000,000 in junior lien capital (the “Second Lien Facility”) and (ii) the Borrower shall have received $150,000,000 in cash common or rollover equity from Lenders, co-investors and members of management (the “Equity Contribution”), at least (x) $25,000,000 shall be from Ares Capital and/or its managed funds or affiliates and (y) at least $80,000,000 of which shall be from the management of the Acquired Business (the “Management Equity”), of which at least $40,000,000 of such Management Equity shall be in the form of cash common equity.
Revolving Credit Facility:
A senior secured first lien “asset based” revolving credit facility (provided, that the “asset based” specific terms applicable to such asset based revolving credit facility, including borrowing base mechanics, reporting, springing cash dominion, revolver covenants, appraisals, expense reimbursement, excess availability, collateral and intercreditor arrangements with respect thereto) (the “Revolving Credit Facility”) to the Borrower in an aggregate principal amount of  $150,000,000. The loans under the Revolving Credit Facility are referred to as the “Revolving Credit Loans” and, together with the Term Loans, the “Loans”). The financial institutions providing such Revolving Credit Loans and their successors and assigns, the “Revolving Credit Lenders” and, together with the Term Lenders, the “Lenders”).

Purpose:
(A)
The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, solely to pay the acquisition consideration for the Acquisition and the related fees, costs and expenses incurred in connection with the Transactions.

(B)
The proceeds of the Revolving Credit Loans may be used (a) on the Closing Date, to fund acquisition consideration for the acquisition of the Acquired Business, working capital needs of the Borrower and its subsidiaries provided that the amounts borrowed on the Closing Date pursuant to this clause (a) shall not exceed the sum of  (i) $50,000,000, plus (ii) additional amounts necessary to satisfy working capital needs of the Borrower and its subsidiaries working capital adjustments pursuant to the Acquisition Agreement not to exceed $60,000,000 plus an additional amount not to exceed $15,000,000 to finance the payment of the license consent fees on the Closing Date; and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries.

Availability:
The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed. The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the Revolver Maturity Date.
Interest Rates:
As set forth on Annex I hereto.
Default Rate:
Subject to applicable law, automatically during the continuance of any event of default under the Credit Facilities Documentation only, with respect to principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I), plus 2.00% per annum.
Final Maturity and Amortization:
The Term Facility will mature on the date that is five years after the Closing Date (the “Term Loan Maturity Date”). The Term Facility shall amortize on a quarterly basis, (i) beginning on the last business day of the quarter ending March 31, 2019, by an amount equal to 0.25% of the original principal amount of the Term Facility per fiscal quarter, (ii) beginning on the last business day of the quarter ending September 30, 2019, by an amount equal to 0.625% of the original principal amount of the Term Facility per fiscal quarter and (iii) beginning on the last business day of the quarter ending March 31, 2020, by an amount equal to 1.250% of the original principal amount of the Term Facility per fiscal quarter, with the balance payable on the Term Loan Maturity Date.
The Revolving Credit Facility will mature on the date that is four years and six months after the Closing Date (the “Revolver Maturity Date”).
Guarantees:
All obligations of the Borrower under the Credit Facilities (the “Obligations”) and, at the election of the Borrower, under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) under the circumstances set forth in the Precedent Documentation (collectively, “Excluded Swap Obligations”)), and, at the election of the Borrower, obligations under overdraft, credit and purchasing card reimbursement and other cash management arrangements (“Cash Management Obligations”), in each case of the Borrower and the other Guarantors that have been entered into with a Lender, Lead Arranger, the Agents or any affiliate of a Lender, Lead Arranger or the Agents (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by:
(i)
each existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”) and

(ii)
in the case of the obligations the Borrower or the Subsidiary Guarantors only, the Borrower (the Borrower and the Subsidiary Guarantors, collectively, the “Guarantors” or the “Loan Parties”);

provided that Guarantors shall not include (a) any subsidiary to the extent the provision of a Guarantee by such subsidiary would result in material adverse tax consequences as determined by the Borrower and the Agents, (b) immaterial subsidiaries subject to thresholds to be agreed, (c) any subsidiary (each a “Foreign Holdco”) substantially all of the assets of which are equity interests and/or equity interests and indebtedness of one or more “controlled foreign corporations” (as defined in Section 957 of the Internal Revenue Code) (each, a “CFC”) or any subsidiary that is a subsidiary of a CFC or Foreign Holdco, and (d) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a subsidiary) and so long as not entered into in contemplation hereof from guaranteeing the Credit Facilities or which would require governmental (including regulatory) consent, approval, license, authorization or prior notice to provide a Guarantee unless such consent, approval, license or authorization has been received or such notice has been provided and any waiting period applicable to such notice has expired without adverse action by the applicable regulatory authority.
Security:
Subject to exclusions and limitations to be agreed, the Funding Conditions Provisions and the Limited Conditionality Provisions, the Obligations, the Guarantees and, the Hedging/Cash Management Arrangements of the Borrower and other Guarantors (collectively, the “Term Priority Obligations”) will be secured by (a) a perfected first priority (subject to permitted liens) pledge of (i) 100% of the capital stock or other equity ownership owned by the Borrower and each other Guarantor in any wholly-owned first tier domestic subsidiary and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests owned by the Borrower and each other Guarantor (other than Holdings) in any wholly-owned first tier subsidiary that is a CFC or Foreign Holdco; provided that any first-tier foreign subsidiary that is treated as a disregarded entity for tax purposes shall be deemed to be a domestic subsidiary and (b) a perfected, first priority lien (subject to permitted liens) on and security interest in all of the now owned and hereafter acquired assets and property of each Loan Party, including, without limitation, all cash (with all deposit account control agreements being permitted to be delivered within a time period after the Closing Date to be reasonably agreed by the Agents and the Borrower), marketable securities, real property, fixtures, accounts, inventory, machinery and equipment, general intangibles (including copyrights, trademarks, patents and other intellectual property), payment intangibles, chattel paper, instruments, investment property, commercial tort claims, key man life insurance, assignment of leases and all other assets and property of each Loan Party, real or personal, tangible or intangible, and all proceeds thereof, but excluding (i) all leasehold interests (provided that the Borrower shall exercise commercially reasonable efforts to obtain a landlord waiver with respect to its corporate headquarters within a time period after the Closing Date to be agreed (such post-closing period to be extendable by the Agents in their reasonable discretion)), (ii) all fee-owned real property with a fair market value of less than a threshold to be mutually agreed (with all mortgages being permitted to be delivered within a time period after the Closing Date to be reasonably agreed by the Agents and the Borrower), provided that in no event shall any Loan Party be required to provide a mortgage or other lien on any real property if such mortgage or other lien would require approval from any state or federal governmental or regulatory authority, (iii) except to the extent a security interest therein can be perfected by the filing of UCC financing statements, motor vehicles and other assets subject to certificates of title, (iv) letter of credit rights less than an amount to be mutually agreed (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (v) commercial tort claims below a threshold to be mutually agreed, (vi) equity interests issued by immaterial subsidiaries, (vii) equity interests issued by any entity other than a wholly-owned subsidiary to the extent prohibited by the organizational documents of such entity or requiring third party consent (other than the consent of Borrower or any of its subsidiaries), (viii) a security interest to the extent the Agents and the Borrower reasonably determine the burden or cost of perfecting such security interest outweighs the benefit of such security to the Lenders, (ix) any intent to use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) margin stock, (xi) any non-US assets or assets of the Borrower and Guarantors that require action under the law of any non-US jurisdiction to create or perfect a security interest in such assets, including any intellectual property in any non-US jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-US jurisdiction shall be required in respect of such assets), (xii) (1) property subject to a purchase money security agreement, capital lease or similar arrangement to the extent the granting of a security interest therein is prohibited thereby or otherwise requires consent, unless such consent is obtained, and/or (2) any lease, license, permit or agreement or any property subject to such agreement, in each case, in existence on the Closing Date or upon acquisition of the relevant subsidiary party thereto (so long as not entered into in contemplation thereof and excluding the proceeds and receivables thereof), to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than Borrower or any subsidiary thereof) or otherwise require consent thereunder (other than the consent of Borrower or any subsidiary thereof) unless such consent is obtained, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition; provided that this clause (xii) (2) shall not exclude any license or sublicense acquired as part of the Acquisition, (xiii) any governmental licenses, permits, franchises, charters, authorizations and other regulated assets, to the extent the grant of such security interest (1) is prohibited or restricted thereby, (2) requires prior notice to any regulatory authority which has not been made (or any required waiting period associated therewith has not expired) or (3) requires the consent, approval, license or authorization of any regulatory authority which has not been received, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (xiv) equity interests in excess of the limitations set forth above with respect to any CFC or Foreign Holdco, (xv) deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, trust accounts, tax accounts and escrow and other fiduciary accounts, and zero balance accounts (collectively, the “Excluded Accounts”) and (xvi) other exceptions to be agreed) (the items described in clauses (a) and (b) above, collectively, the “Collateral”).
Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the Obligations and the Second Lien Facility and related obligations will be set forth in an intercreditor agreement reasonably satisfactory to the Lead Arrangers and the Borrower (the “Intercreditor Agreement”) and shall include in any event (i) a customary standstill provision with respect to all enforcements, including acceleration, (ii) payment blockage provisions with respect to all payments of principal, fees, premium and interest during certain material events of default to be mutually agreed, which shall permit required cash payments to continue to accrue (but not to be paid) during any such event of default and which shall require turnover to the Collateral Agent to the extent of amounts received in violation of such payment blockage provisions;

provided further that such payment subordination terms shall apply regardless of whether any bankruptcy, restructuring or insolvency proceeding has occurred or is continuing.
Mandatory Prepayments:
Subject to exceptions to be agreed, the Term Loans shall be prepaid with:
(A)
commencing with the fiscal year ending December 31, 2019, (payable annually 105 days after the end of the relevant fiscal year) an amount equal to 50% of Excess Cash Flow (to be defined in a manner to be mutually agreed) with two step downs to 25% and 0% upon the achievement and maintenance of a First Lien Leverage Ratio (to be defined in a manner to be mutually agreed) equal to or less than 2.75:1.00 and 2.25:1.00 respectively;

(B)
an amount equal to 100% of the net cash proceeds of asset sales or other dispositions of property by the Borrower and its subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds), receipt of proceeds from other “corporate events” (subject to thresholds, exceptions and reinvestment rights to be mutually agreed);

(C)
an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (other than debt permitted under the Credit Facilities Documentation);

(D)
any amounts payable to the Borrower pursuant to the Acquisition Agreement (excluding payments with respect to working capital adjustments, but including any amounts paid with respect to the failure to obtain consents to the transfer of intellectual property in connection with the Transaction); and

(E)
100% of net cash proceeds of issuances of equity of the Borrower and its subsidiaries (except the net cash proceeds of any permitted equity issuances, and with exceptions to be agreed for certain investments and permitted acquisitions up to an amount to be agreed).

Mandatory prepayments shall be applied, without premium or penalty, subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period ratably to amortization payments scheduled to occur under the Term Facility and (ii) compliance with the prepayment premium set forth under the heading “Prepayment Premium”. With respect to mandatory prepayments described above, such prepayment shall be applied on a pro rata basis among the Term Facility (other than any class of Term Facility that has agreed to receive a less than pro rata share of any mandatory prepayment).
With respect to mandatory prepayments under clause (C) above, such prepayment, to the extent resulting from the incurrence of debt obligations not permitted under the Credit Facilities Documentation, shall be applied on a pro rata basis among the Term Facility.
With respect to mandatory prepayments under clause (D) above, such prepayment shall be applied ratably among the Credit

Facilities and the Second Lien Facility based upon the original principal of each facility on the Closing Date.
Any mandatory prepayment amounts under the Credit Facilities may be declined by a Lender (any such amount, a “Declined Amount”), in which case, such Declined Amount shall be (i) first offered to the other Lenders on a ratable basis and (ii) second if declined by all other Lenders, offered to prepay the loans outstanding under the Second Lien Facility. Any Declined Amount declined by a lender under the Second Lien Facility Documentation (as defined below) may be retained by the Borrower.
Voluntary Prepayments and Commitment Reductions:
Voluntary prepayments of borrowings under the Credit Facilities will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty (except as set forth under the heading “Prepayment Premium”), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.
All voluntary prepayments of the Term Facility will be applied ratably to all remaining amortization payments under the applicable Term Facility. The Borrower may reduce or terminate the Revolving Credit Facility commitment, in whole at any time, or in part from time to time, in minimum principal amounts to be agreed upon, without premium or penalty (except as set forth under the heading “Prepayment Premium”), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.
Prepayment Premium:
In respect of  (i) the Revolving Credit Facility, any commitment reduction and (ii) the Term Facility, any voluntary or mandatory prepayment (other than clauses (A), (B) and (D) under the heading “Mandatory Prepayments” and mandatory prepayments from the sale of immaterial assets (to be defined in a manner to be agreed)), in each case: (i) on or before the first anniversary of the Closing Date, shall be subject to a prepayment premium equal to the principal amount of such prepayment of Term Loans (or permanent commitment reduction of the Revolving Credit Facility) multiplied by 3.0%, (ii) after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, shall be subject to a prepayment premium equal to the principal amount of such prepayment of Term Loans (or permanent commitment reduction of the Revolving Credit Facility) multiplied by 2.0%, and (iii) after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date, shall be subject to a prepayment premium equal to the principal amount of such prepayment of Term Loans (or permanent commitment reduction of the Revolving Credit Facility) multiplied by 1.0%. No such prepayment premium will be payable for any prepayment of the Term Loans or commitment reduction of the Revolving Credit Facility after the third anniversary of the Closing Date.
Conditions to Initial Borrowing:
The availability and/or initial borrowing of the Credit Facilities on the Closing Date shall be subject solely to the satisfaction or waiver of the Exclusive Funding Conditions.

Credit Facilities Documentation:
The definitive financing documentation for the Credit Facilities (the “Credit Facilities Documentation”) shall be customary for facilities of this type and shall contain the terms and conditions set forth in this Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree (such other terms to be in a manner that is consistent with this Term Sheet); it being understood and agreed that the Credit Facilities Documentation shall (a) not be subject to any conditions to the availability and/or initial funding of the Credit Facilities, on the Closing Date other than the Exclusive Funding Conditions, (b) contain only those conditions, representations, warranties, mandatory prepayments, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet and with standards, qualifications, thresholds, exceptions, “baskets” to be agreed, (c) be drafted by counsel to the Lead Arrangers, (d) reflect reasonable administrative agency, operational and regulatory requirements of the Administrative Agent and Collateral Agent, (e) contain customary EU Bail-In Rules contractual recognition provisions, (f) include provisions to be mutually agreed addressing implementation of Section 211 of the Delaware Limited Liability Act and (g) be negotiated in good faith by the Borrower and the Lead Arrangers to finalize such Credit Facilities Documentation, giving effect to the Funding Conditions Provision, as promptly as practicable after the acceptance of the Commitment Letter (collectively, the “Documentation Principles”). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement solely for purposes of making such representations and warranties on the Closing Date (as required by the Funding Conditions Provision).
Representations and Warranties:
Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries): organizational status and good standing; power and authority, due authorization, qualification, execution, consummation of the transactions; capitalization; delivery and enforceability of Credit Facilities Documentation; with respect to the execution, delivery and performance of the Credit Facilities Documentation, no violation of, or conflict with, material law, organizational documents or material agreement or adverse agreements; compliance with law; compliance with pension laws; Regulation T, U and X; compliance with anti-money laundering and anti-terrorism laws, the PATRIOT Act, laws applicable to sanctioned persons as administered by OFAC and the FCPA; litigation and commercial tort claims; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Credit Facilities Documentation; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets and income statements); no Material Adverse Effect (to be defined in a manner to be mutually agreed); taxes; ERISA; employee and labor matters; customers and suppliers; no default under Credit Facilities Documentation; subsidiaries; material contracts;

intellectual property; environmental laws; use of proceeds; ownership of properties; location of collateral; intellectual property; insurance; nature of business; creation, perfection and priority of liens and other security interests; and consolidated solvency of the Borrower and its subsidiaries (to be defined in a manner to be mutually agreed), subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Credit Facilities Documentation (and subject to the Documentation Principles).
Affirmative Covenants:
Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries only): delivery of  (i) annual audited financial statements within 90 days of the end of any fiscal year, quarterly unaudited financial statements within 45 days of the end of each of the first three fiscal quarters of any fiscal year and monthly unaudited financial statements within 45 days of the end of each of the first two fiscal months of any fiscal quarter (other than for each fiscal month ending on or prior to December 31, 2018, the Borrower shall have 60 days), and with annual financial statements to be accompanied by an opinion of an independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification (other than an emphasis of matter paragraph) (other than (i) for any such qualification relating to changes in accounting principles or practices reflecting changes in GAAP that are required or approved by such auditors (subject to required lender review and consent), (ii) resulting from the impending maturity of the Credit Facilities or the Second Lien Facility)), (ii) annual budget and projection reports (including monthly balance sheet, profit and loss and cash flow figures) (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements), (iii) officers’ compliance certificates on a quarterly and annual basis and (iv) other information reasonably requested in writing by the Agents; delivery of notices of defaults, material litigation and material ERISA events; margin regulations; inspections (subject to frequency and cost reimbursement limitations, in each case, so long as there is no ongoing event of default); permits; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law or regulation); maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and anti-terrorism laws, including the PATRIOT Act, laws applicable to sanctioned persons as administered by OFAC and the FCPA); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above) and related required actions; use of proceeds; changes in lines of business; quarterly telephonic lender meetings; changes of fiscal year; and further assurances on collateral matters, subject, where applicable, in the case of each of the foregoing covenants, to materiality thresholds, baskets and other exceptions and qualifications consistent with the Documentation Principles or as otherwise agreed to be provided in the Credit Facilities Documentation.
Negative Covenants:
Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries only), in each case, to materiality thresholds, baskets and other exceptions and qualifications (including with respect to payments as part of an “AHYDO catch-up payment) consistent with the Documentation Principles or as otherwise agreed:
(a)
limitations on the incurrence of debt;

(b)
limitations on liens;

(c) vlimitations on fundamental changes;
(d)
limitations on asset sales;

(e) vlimitations on investments and acquisitions;
(f)
limitations on dividends or distributions on, or redemptions of, the Borrower’s (or any of its direct or indirect parent company’s) equity;

(g)
limitations on prepayments, repurchases or redemptions of any junior lien, unsecured or subordinated indebtedness, including for the avoidance of doubt, the Second Lien Facility (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Term Lenders;

(h)
limitations on negative pledge clauses; (h) limitations on adverse amendments to organizational documents and material contracts; limitations on sale and lease back transactions; limitations on issuances and retirements of capital stock; limitations on compromise of accounts receivables; limitations on operating and capital leases; and

(i)
limitations on transactions with affiliates.

Financial Maintenance Covenants:
With respect to the Term Facility, (i) a maximum First Lien Leverage Ratio (to be defined in a manner to be mutually agreed), (ii) a maximum Total Leverage Ratio (to be defined in a manner to be mutually agreed) and (iii) a minimum Fixed Charge Coverage Ratio (to be defined in a manner to be agreed), in each case set at levels at a 30% cushion to a sponsor model satisfactory to the Lead Arrangers (the “Financial Maintenance Covenants”) (and each shall be calculated net of unrestricted cash up to an amount to be agreed). The Financial Maintenance Covenants will be tested with respect to the Borrower and its subsidiaries on a consolidated basis, quarterly on the last day of each fiscal quarter ending after the Closing Date.
Events of Default:
Consistent with the Documentation Principles and limited to the following and subject to thresholds and materiality qualifiers to be mutually agreed (to be applicable to the Borrower and its subsidiaries only): nonpayment of principal when due; nonpayment of interest after a customary three business day grace period and non-payment of other amounts after a five business day grace period; cash management agreements; environment; loss or suspension of material licenses or permits; cessation of or restraint from conducting a material part of the Loan Parties’ business; indictment of a Loan Party or a proceeding in which penalties or remedies include forfeiture of a material portion of property, material damage, loss or destruction collateral; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower’s existence), to a 30 day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness of an amount in of any amount to be agreed; bankruptcy or other similar events of the Borrower or its material subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted (in writing) invalidity of material Guarantees or security document or any security interest purported to be created thereunder; and Change of Control (to be defined in a manner to be mutually agreed).
Voting:
Customary for facilities of this type.
Cost and Yield Protection:
Customary for facilities of this type.
Assignments and Participations:
Customary for facilities of this type; provided that the each Lender may sell or assign to one or more other persons, a portion of its loans or commitments under the Credit Facilities without the consent of the Loan Parties; provided further that (other than upon the occurrence and continuance of an event of default) in no event shall any Lender sell or assign to any Disqualified Institution.
Expenses and Indemnification:
Customary for facilities of this type.
Confidentiality:
Customary for facilities of this type.
Governing Law and Forum:
State of New York.
Counsel to the Administrative Agent, Collateral Agent and Lead Arrangers:
Latham & Watkins LLP

ANNEX I
Interest Rates:
The interest rates under the Term Facility will be as follows:
With respect to the Term Facility, at the option of the Borrower, Adjusted LIBOR plus 6.00% or ABR plus 5.00%; provided that, commencing on the one year anniversary of the Closing Date, the Term Facility shall be subject to two 25 bps step downs upon achieving and maintaining a First Lien Leverage Ratio equal to or less than 2.75:1.00 and 2.25:1.00, respectively; provided that no leverage based step-down shall be effective prior to the delivery of annual or quarterly financial statements after the one year anniversary of the Closing Date. With respect to the Revolving Credit Facility, at the option of the Borrower, Adjusted LIBOR plus 6.00% or ABR plus 5.00%; provided that, commencing on the one year anniversary of the Closing Date, the Revolving Credit Facility shall be subject to two 25 bps step downs upon achieving and maintaining a First Lien Leverage Ratio equal to or less than 2.75:1.00 and 2.25:1.00, respectively; provided that no leverage based step-down shall be effective prior to the delivery of annual or quarterly financial statements after the one year anniversary of the Closing Date .
The Borrower may elect interest periods of 3 or 6 months (or, if agreed by all relevant Lenders, 12 months, a period of shorter than 3 month or such other period as may be agreed) for Adjusted LIBOR.
Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).
Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.
“ABR” is the Alternate Base Rate, which is the highest of  (i) the rate last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent (at the direction of the required lenders) and acceptable to the Borrower) as the U.S. “Prime Rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.00% per annum.
“Adjusted LIBOR” is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities.
With respect to the Term Facility, there shall be a minimum (i) Adjusted LIBOR (the “LIBOR Floor”) (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.50% per annum and (ii) ABR (the “ABR Floor”) (i.e. ABR prior to adding any applicable interest rate margins thereto) requirement of 2.50% per annum.
Unused Line Fee:
0.75% on the average daily unused portion of the Revolving Credit Facility, payable monthly in arrears.

ANNEX III
Conditions to Closing
(a)
Delivery by the Borrower and each Guarantor of executed Credit Facilities Documentation (including the Intercreditor Agreement) consistent with the terms hereof, subject to the Funding Conditions Provision, executed security documents such that the Collateral Agent shall have a first priority security interest (subject to certain permitted liens) in all Collateral. Subject to the Funding Conditions Provision, all documents and instruments required to perfect the Collateral Agent’s security interests shall have been executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing.

(b)
Deliver of  (i) customary legal opinions, evidence of authority, corporate documents, documents from public officials (including as to good standing) and officers’ and closing certificates as to the Loan Parties; (ii) customary lien searches and (iii) a customary borrowing notice.

(c)
Receipt by the Lead Arrangers of an unaudited pro forma consolidated balance sheet and related pro forma statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date (or if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days before the Closing Date), prepared after giving effect to the Transactions has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided, that each such pro forma financial statement shall be prepared in good faith by the Borrower; provided that such pro forma financial statement shall reflect the impact of any licensor change of control consents not obtained with respect to licensing agreements.

(d)
Payment of all fees and expenses of the Lenders, the Agents and the Lead Arrangers required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter and Fee Letter.

(e)
Immediately after giving effect to the consummation of the Transaction on the Closing Date, all third party indebtedness of the Borrower, the Acquired Business and their respective subsidiaries shall be repaid in full and termination of all related commitments and release of all liens, if any, in connection therewith (other than (i) the Credit Facilities and the Second Lien Facility, (ii) the indebtedness set forth on Annex A, (iii) the indebtedness permitted by the Acquisition Agreement to be incurred prior to the Closing Date and (iv) other existing indebtedness (including ordinary course capital leases, equipment financings, letters of credit and other similar financings arrangements) contemplated hereby to remain outstanding after the Closing Date or as otherwise agreed by the Lead Arrangers (the indebtedness set forth in clasues (iii) through (iv), the “Permitted Surviving Debt”).

(f)
Receipt by the Lead Arrangers of a certificate of the Chief Financial Officer (or another appropriate financial officer with similar duties) of Borrower in the form attached hereto on Annex B.

(g)
Receipt by the Lead Arrangers at least five days prior to the Closing Date of all information reasonably requested by it in writing ten days prior to the Closing Date and beneficial ownership certificate under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act.

(h)
The Acquisition Agreement, including all exhibits, schedules and attachments thereto and all other documents and matters connection therewith (including (i) using commercially reasonable efforts to obtain licensor consents with respect to licensing agreements with respect to the Acquisition and with respect to the Collateral Agent’s security interest in such licenses and the enforcement by the Collateral Agent thereof, (ii) obtaining factoring agreements or arrangements on commercially reasonable terms available at the time of execution and provide for no less availability, in each case than the existing Whitehall factoring agreement, (iii) obtaining transition services agreements (including a sourcing agreement with a duration of at least 6 months after the Closing Date) and (iv) obtaining management agreements with key members of senior management of the Acquired Business customary for transactions of this type) shall be reasonably satisfactory to the Commitment Parties (it being understood that the draft of the Acquisition Agreement dated as of June 27, 2018 and previously provided to the Lead Arrangers on June 27, 2018 is reasonably satisfactory to the Lead Arrangers). Substantially concurrently with the initial funding of the Credit Facilities, the Acquisition shall be consummated in accordance in all material respects with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers that are not materially adverse to the Lenders without the consent of the Lead Arrangers; provided that (i) a reduction in the purchase price under the Acquisition Agreement shall be deemed to be materially adverse to the Lenders, (ii) any substantive modification, amendment, consent or waiver to the definition of  “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and (iii) the waiver or otherwise failure to obtain the consents with respect to the Disney Licenses (as defined in the Side Letter), including the election to proceed with the Acquisition without the consent of the Disney Licenses shall be deemed to be materially adverse to the Lenders.
(i)
The Acquisition Representations and the Specified Representations shall be true and correct in all material respects (or if qualified by materiality, in all respects).

(j)
No Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred or be occurring.

(k)
The Borrower shall have entered into a second lien term loan facility with lenders based on a term sheet approved by the Lead Agreements (such term sheet the “Second Lien Facility Term Sheet”) (it being acknowledged and agreed that the terms set forth in the Second Lien Facility Term Sheet, dated as of the date hereof and previously provided to the Lead Arrangers, are satisfactory to the Lead Arrangers); in aggregate committed amount of not less than $674,000,000 substantially simultaneously with the initial borrowings under the Credit Facilities, and the Lead Arrangers shall have received duly executed copies of the documentation for the Second Lien Facility (collectively, the “Second Lien Facility Documentation”);

(l)
Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Borrower shall have received the Equity Contribution (to the extent not otherwise applied to the Transactions).

(m)
The board of directors shall consult in good faith with the independent directors prior to the commencement of any bankruptcy proceeding or filing any petition for relief under Chapter 11 of the United States Bankruptcy Code.

ANNEX A
HUDSON NOTES
Maker	Payee	Outstanding Principal Amount	Interest	Initial Date	Maturity	Instrument
Differential Brands Group Inc.	Chris Lynch	$4,732	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Barbara Cook	$526,142	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Tony Chu	$1,400,766	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Peter Kim	$9,104,958	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Paul Cardenas	$3,501,910	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Fireman Capital CPF Hudson Co-Invest LP	$3,182,589	7.0%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Ben Taverniti	$109,341	6.5%	1/28/2016	7/28/2021	Subordinated Convertible Note

ANNEX B
FORM OF SOLVENCY CERTIFICATE
FORM OF SOLVENCY CERTIFICATE
[•][•], 20[•]
This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).
I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:
1.
I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.
As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.
By:
Name:	[•]
Title:	[Chief Financial Officer/equivalent officer]

1
Describe Credit Agreement.

Exhibit C
Second Lien Commitment Letter
EXECUTION VERSION
GSO CAPITAL PARTNERS LP
345 Park Avenue
New York, New York 10154
CONFIDENTIAL
June 27, 2018
Differential Brands Group, Inc.
1231 South Gerhart Avenue
Commerce, CA 90022
Project Legend
$674,000,000 Second Lien Term Loan Facility
Commitment Letter
Ladies and Gentlemen:
1. Commitments
GSO Capital Partners LP (together with its affiliates and funds and accounts managed or advised by any of them, “GSO”, “we” or “us”) hereby commits (on behalf of funds and accounts managed or advised by GSO and its affiliates) to provide a $674,000,000 second lien term loan credit facility (the “Second Lien Term Loan Facility”) upon the terms and subject only to the satisfaction or waiver by GSO of all the conditions set forth in Exhibit A attached hereto (the “Conditions to Closing”). The Second Lien Term Loan Facility will be used by you, or a newly formed entity controlled directly or indirectly by you, in connection with the acquisition (the “Acquisition”), of the business code named “Legend” (the “Acquired Business”) pursuant to that certain Purchase and Sale Agreement by and among GBG, GBG USA Inc. (“GBG USA”) and Borrower as the Purchaser dated as of on or about the date hereof and all related ancillary agreements (collectively, the “Acquisition Agreement”) dated as of June 27, 2018. The funding and/or availability of the Second Lien Term Loan Facility on the Closing Date, the funding of the First Lien Facilities on the Closing Date, the consummation of the Acquisition (including the repayment of all amounts owing in respect of the Acquired Business’s existing third-party indebtedness for borrowed money (other than Permitted Surviving Debt)), the Equity Contribution, and the payment of all fees, costs and expenses incurred in connection therewith are collectively referred to as the “Transaction”. The Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), the Conditions to Closing, and this letter, in each case as amended, restated, supplemented or otherwise modified in accordance with its terms, are referred to herein as, collectively, this “Commitment Letter”. Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned in the Term Sheet or Conditions to Closing.
You agree and acknowledge that, in conjunction with the closing of the Transaction and subject only to the satisfaction or waiver by GSO of all of the Conditions to Closing, the Borrower shall borrow the loans from GSO made available under the Second Lien Term Loan Facility and in accordance with the Term Sheet.
2. Conditions
GSO’s commitment to fund the Second Lien Term Loan Facility on the Closing Date is subject only to the satisfaction or waiver by GSO of Conditions to Closing. As used in this Commitment Letter, “Closing Date” means the date upon which the Conditions to Closing shall be satisfied or waived by GSO.

3. Titles and Roles
You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Second Lien Term Loan Facility unless you and we shall so agree in writing.
GSO reserves the right, with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to syndicate a portion of the Second Lien Term Loan Facility to certain other investors that are reasonably acceptable to you. Any assignment by GSO to any such potential investor made prior to the Closing Date will not relieve GSO of its obligations set forth herein to fund the Second Lien Term Loans on the Closing Date. You agree to use commercially reasonable efforts, and cause the Sponsor to use its commercially reasonable efforts, to reasonably cooperate with GSO with respect to such syndication.
4. Information
You hereby represent (but only to your knowledge with respect to any of the information referred to below relating to or provided by the Acquired Business and its affiliates) and warrant that (a) all written factual information (other than projections, budgets, estimates and forward-looking statements (“Projections”) and general economic or industry-specific information) (the “Information”) that has been and will be made available to GSO by you, the Acquired Business or any of your or its respective affiliates (which, for purposes of this Commitment Letter, includes Tengram Capital Partners L.P. (“Sponsor”)) or representatives, in each case, in connection with the Transaction, when taken as a whole and after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, as the case may be, complete and correct in all material respects and does not and will not, when furnished, supplemented or updated, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole, (after giving effect to all supplements and updates thereto through the date furnished) and (b) the Projections that have been or will be made available to GSO by you, the Acquired Business or any of your or its respective affiliates or representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time such Projections are furnished (it being understood and agreed that Projections are not a guarantee of financial performance, actual results may differ from Projections and such differences may be material and Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Sponsor and the Acquired Business). You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or with respect to information regarding or provided by the Acquired Business or its affiliates, use commercially reasonable efforts to promptly supplement) the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances (with respect to Information or Projections relating to the Acquired Business, will be correct under those circumstances to your knowledge). You understand that in providing the Second Lien Term Loan Facility, GSO may use and rely on the Information and Projections without independent verification thereof.
5. Expenses
Regardless of whether or not the Second Lien Term Loan Facility closes you hereby agree to reimburse on the Closing Date (or if the Closing Date does not occur, upon demand at any time after termination of the commitments hereunder), upon presentation of a summary statement, GSO for all reasonable and documented out-of-pocket fees and expenses ((i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of  (w) one (1) legal counsel for each of GSO and the Second Lien Administrative Agent, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for each of GSO and the Second Lien Administrative Agent and (ii) in each and every case, excluding the allocated costs of internal counsel and excluding all fees, costs and expenses incurred by any person acting in any other capacity for the Second Lien Term Loan Facility (including any Second Lien Lender or any prospective Second Lien Lender) incurred by them in connection with this Commitment Letter, the fee letter dated the date hereof by and among the parties hereto (as amended, amended and restated and otherwise modified, the “Fee Letter”), the Transaction, and the Second Lien Term Loan Facility.
6. Confidentiality
You agree that you will not disclose the contents of this Commitment Letter, the Fee Letter or the GSO’s involvement with, GSO’s commitment to provide the Second Lien Term Loan Facility to any third party (including, without limitation, any financial institution or intermediary) without GSO’s prior written consent (not to be unreasonably withheld, conditioned or delayed) other than (a) to the Sponsor and those individuals who are your and its respective directors, officers, members, partners, employees, attorneys, accountants, agents, affiliated investment funds, equityholders or advisors, First Lien Lenders (as defined below) and to any actual or potential co-investors, in each case, in connection with the Transaction on a confidential basis; provided, that this Commitment Letter (but not the Fee Letter or the contents thereof other than (i) the existence thereof and the contents thereof with respect to fees generally in the aggregate as part of projections and pro forma information, (ii) a generic disclosure of aggregate sources and uses to the extent customary, (iii) a customarily redacted version (excluding the amount of fees set forth in the Fee Letter) may also be disclosed to the Acquired Business, the sellers under the Acquisition Agreement and their respective directors, officers, members, partners, employees, attorneys, accountants, agents, equityholders and advisors on a confidential basis, (b) if GSO consents in writing to such disclosure, (c) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case you shall promptly notify GSO, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (d) to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter or any other confidentiality obligations to which you are bound or have agreed to comply with, (e) to the extent reasonably necessary or advisable to enforce your rights and remedies hereunder or thereunder and (f) with a prior opportunity to review and discuss such filings, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. The foregoing restrictions shall cease to apply after the definitive documentation shall have been executed and delivered by the parties hereto (other than with respect to any economics referenced in the Fee Letter). GSO reserves the right to review and approve (not to be unreasonably withheld or delayed), in advance, all public materials, press releases, public advertisements and public disclosures that contain GSO’s or any of its affiliates’ names or describe GSO’s financing commitment; provided that no such right to review and approve shall be required with respect to any disclosure required to be made pursuant to applicable law or, for the avoidance of doubt, any disclosures made permitted pursuant to clause (f) of this paragraph. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall automatically terminate on the first anniversary of the date hereof.
GSO shall, until the earlier of  (i) eighteen (18) months from the date hereof or (ii) the funding of the Second Lien Term Loan Facility, treat confidentially in accordance with its customary procedures for handling confidential information, all written information received by it from you and/or the Acquired Business or your or their respective affiliates and representatives in connection with the Transaction and will use all such information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transaction solely for the purpose of providing the services that are the subject of this Commitment Letter (including the financing transactions contemplated hereby); provided, however, upon the execution and delivery of the Credit Documentation, the provisions of the Credit Documentation shall govern the confidentiality matters described in this paragraph and shall supersede the terms herein relating thereto. Nothing herein shall prevent GSO from disclosing any such information (i) with your written consent, (ii) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case GSO shall promptly notify you, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (iii) upon the request or demand of any regulatory authority or other regulatory authority (including any self-regulatory authority) having jurisdiction over GSO or its affiliates (in which case GSO shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so and reasonably practicable), (iv) in connection with the proposed transactions and on a confidential basis to its affiliates and its and their direct or indirect shareholders, partners or members, current and prospective financing sources, existing and prospective investors, employees, directors, officers, legal counsel, independent auditors, professionals, advisors and other experts or agents of GSO or its affiliates who have been informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to industry trade organizations to the extent such information with respect to the Second Lien Term Loan Facility is customarily included in league table measurements, (vii) to the extent any such information becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (y) becomes available to GSO on a non-confidential basis from a source other than you or on your behalf and not known to GSO to have been provided in violation of any confidentiality agreement or obligation owed to you, or (z) was available to GSO, as applicable, on a non-confidential basis prior to its disclosure to GSO by you, (viii) to any assignees or prospective assignees, or participants or prospective participants (including any potential investors), in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that in no event shall any disclosure be made to any Disqualified Institution, or (ix) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or (x) in protecting and enforcing GSO’s rights with respect to this Commitment Letter. As used herein, “Disqualified Institution” means any person that is (i) designated by the Borrower, by written notice delivered to GSO on or prior to the Closing Date (or the Second Lien Administrative after the Closing Date), as a (x) disqualified institution, or (y) competitor of the Acquired Business or your or its respective subsidiaries (“Competitor”) or (ii) any person that is clearly identifiable, solely on the basis of such person’s name, as an affiliate of any person referred to in clauses (i)(x) or (i)(y) above.
7. Indemnity
Regardless of whether the Second Lien Term Loan Facility closes, you agree to (a) indemnify, defend and hold GSO, its affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (“Related Persons”) (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, reasonable and documented out-of-pocket expenses, damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Second Lien Term Loan Facility, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Acquired Business or any of your or its respective affiliates), and (b) reimburse each Indemnified Person within twenty days of presentment of a summary statement for all reasonable and documented out-of-pocket fees and expenses ((i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of  (w) one (1) legal counsel for all such Indemnified Persons, taken as a whole, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for all such Indemnified Persons, taken as a whole, and (ii) in each and every case, excluding the allocated costs of internal counsel) incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided, that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same (i) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person (or any of its Related Persons), (ii) results from a material breach by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter at a time when you have not breached your obligations hereunder in any material respect or (iii) results from a dispute solely among Indemnified Persons not arising out of any act or omission on the part of you or your affiliates.

No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Second Lien Term Loan Facility, the use or the proposed use of the proceeds thereof, the Transaction, or any other transaction contemplated by this Commitment Letter; provided, that nothing contained in this paragraph shall limit your indemnity and expense reimbursement obligations to the extent such punitive, exemplary, consequential or indirect damages are included in any third party claim.
Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks and hereby authorize the use of transmission of electronic transmissions, and that none of GSO nor any of its affiliates will have any liability for any damages arising from the use of such electronic transmission systems except to the extent the same is found by a final non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of or a material breach of this Commitment Letter or the Fee Letter by GSO or any of its Related Persons.
The foregoing provisions in this Section 7 shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect.
8. Sharing Information; Absence of Fiduciary Relationship
You acknowledge that GSO and/or its affiliates may be investing in, or providing debt financing, equity capital or other services to, other companies with which you may have conflicting interests; provided, however, that the foregoing shall not excuse compliance by GSO with their obligations (including confidentiality obligations) hereunder. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and GSO and/or its affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether GSO and/or its affiliates have advised or are advising you on other matters and (b) you will not assert any claim against GSO and/or its affiliates for breach or alleged breach of fiduciary duty and agree that neither GSO nor its affiliates shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
9. Assignments and Amendments
This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. For the avoidance of doubt and notwithstanding the foregoing, GSO may assign its commitment hereunder, in whole or in part, to its affiliates and funds and accounts managed or advised by GSO and may perform any or all of its obligations hereunder through such affiliates and funds; provided, that, notwithstanding any such assignment, (i) with respect to amounts to be funded on the Closing Date, the commitment of GSO to fund its committed portions of the Second Lien Term Loan Facility on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other affiliates, funds, accounts managed or advised by GSO fund their commitments on the Closing Date and (ii) GSO must retain exclusive control over all rights and obligations with respect to its commitments prior to close. This Commitment Letter may not be amended or waived except in a written instrument signed by you and GSO.
10. Counterparts and Governing Law
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof. No posting to any E-System shall be denied legal effect merely because it is made electronically and each party hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature merely because it is made electronically.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.
11. Venue and Submission to Jurisdiction
The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Second Lien Term Loan Facility, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters; provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.
12. Waiver of Jury Trial
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE SECOND LIEN TERM LOAN FACILITY, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
13. Survival
The provisions of this Commitment Letter set forth under this heading and the headings “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Second Lien Term Loan Facility closes or the Credit Documentation shall be executed and delivered; provided, that if the Second Lien Term Loan Facility closes and the Credit Documentation shall be executed and delivered, the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters upon the funding of the Second Lien Term Loan Facility.
14. Integration
This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.
This Commitment Letter and the Fee Letter each constitutes a legal, valid and binding obligation, enforceable against each of the parties hereto and thereto in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) and with respect to the subject matter contained herein and therein (including an obligation to negotiate in good faith)), it being acknowledged and agreed that the funding of the Second Lien Term Loan Facility is subject only to the satisfaction or waiver by GSO of all of the Conditions to Closing.
15. PATRIOT Act
GSO hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), GSO may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow GSO to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to GSO.
16. Acceptance and Termination
Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to GSO such signature pages by 11:59 p.m., New York time, on June 27, 2018. Unless extended in writing by GSO, the commitments and agreements of GSO contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of  (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above, (b) 11:59 p.m., New York time, on November 30, 2018, and (c) execution and delivery of the Credit Documentation and the funding of the Second Lien Term Loan Facility (such date, the “Termination Date”).
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Sincerely,
GSO CAPITAL PARTNERS LP
By	/s/ Marisa J. Beeney
Name:	Marisa H. Beeney
Title:	Authorized Signatory

Agreed and accepted
AS OF THE DATE ABOVE FIRST WRITTEN
DIFFERENTIAL BRANDS GROUP, INC.
By:	/s/ Lori Nembirkow
Name: Lori Nembirkow
Title: Senior Vice President, Legal & Compliance

EXHIBIT A
Project Legend
Conditions to Closing
Capitalized terms used herein without definition shall have the meanings assigned to such terms in the letter referenced above or in Exhibit B.
The availability of the Second Lien Term Loan Facility set forth in the Commitment Letter shall be subject solely to the satisfaction or waiver by GSO of the following conditions:
1.
Equity Structure.   (i) Investors reasonably acceptable to GSO, shall have invested $100,000,000 in the common equity of the Borrower on terms reasonably satisfactory to GSO (at least $80,000,000 of which shall be from members of management of which at least $25,000,000 shall be an investment from Jason Rabin), (ii) Ares shall have invested $25,000,000 in the common equity of the Borrower and (iii) GSO shall have invested $25,000,000 in the common equity of the Borrower, all such investments to be on terms reasonably satisfactory to GSO. The foregoing transactions are collectively referred to as the “Equity Contribution.”

2.
Acquisition.   Substantially concurrently with the funding of the Second Lien Term Loan Facility, the Acquisition shall be consummated in accordance in all material respects with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers that are not materially adverse to the Second Lien Lenders without the consent of GSO; provided that (i) a reduction in the purchase price under the Acquisition Agreement (excluding any reduction in the purchase price or amounts paid due to a failure to obtain consent to transfer the agreements of intellectual property in connection with the Transactions) (A) of less than or equal to 10% shall be deemed not to be materially adverse to GSO so long as such decrease shall be allocated pro rata between the First Lien Term Facility and the Second Lien Term Loan Facility and (B) of greater than 10% shall be deemed to be materially adverse to GSO, (ii) any amendment or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date shall be deemed not to be materially adverse to GSO if such increase is funded with an increase in the aggregate amount of the Equity Contribution, (iii) any purchase price adjustment expressly contemplated by the Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an amendment, modification or waiver of the Acquisition Agreement and (iv) any substantive modification, amendment, consent or waiver to the definition of  “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Second Lien Lenders; provided that each of the following shall be additional conditions to the availability of the Second Lien Term Loans (a) obtaining licensee change of control consents with respect to the Disney licensing agreements and other licensing agreements that are associated with at least 80% of the EBITDA of the Acquired Business, (b) the execution of the transition services agreement (which will include provisions relating to a sourcing agreement for a period of at least 6 months), (c) the waiting period (including any extensions thereof) applicable to the consummation of the Transactions under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and, if applicable, the satisfaction of similar foreign antitrust or competition requirements (including, in each case, with respect to the acquisition of common stock by GSO) shall have expired or been terminated, (d) entering into management agreements with certain key members of senior management and (e) obtaining factoring agreements on commercially reasonable terms at the time of execution which provide for no less availability than the existing factoring agreement with Whitehall; and in the case of each of clauses (a), (b), (d) and (e) reasonably satisfactory to GSO.

3.
Refinancing.   Immediately after giving effect to the consummation of the Transaction on the Closing Date, all third party indebtedness of the Borrower, the Acquired Business and their respective subsidiaries shall be repaid in full subject to customary payoff letters and none of the Borrower, the Acquired Business or any of their respective subsidiaries shall have any third party indebtedness for borrowed money, other than (i) the First Lien Facilities and the Second Lien Term Loan Facility, (ii) the indebtedness set forth on Annex A attached hereto (the “Hudson

Notes”) and (iii) indebtedness permitted by the Acquisition Agreement to be incurred on or prior to the Closing Date and other indebtedness approved by GSO (the indebtedness set forth in clauses (ii) through (iii), collectively, the “Permitted Surviving Debt”).
4.
Evidence of Solvency.   The Second Lien Administrative Agent shall have received of a certificate of the Chief Financial Officer (or another appropriate financial officer with similar duties) of Borrower in the form attached hereto on Annex B.

5.
Required Information.   GSO shall have received an unaudited pro forma consolidated balance sheet and related pro forma statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date (or if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days before the Closing Date), prepared after giving effect to the transactions has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided, that each such pro forma financial statement shall be prepared in good faith by the Borrower; provided further that such pro forma financial statement shall reflect the impact of any licensor change of control consents not obtained with respect to licensing agreements.

6.
No Material Adverse Effect.   No event or change has occurred or is occurring that has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) with respect to the Acquired Business.

7.
Documentation and Other Customary Deliveries.   The preparation, execution by the Borrower and Guarantors party thereto and delivery of a definitive credit agreement (the “Credit Agreement”) and other documents (including customary closing documents) executed in connection therewith (collectively, with the Credit Agreement, the “Credit Documentation”), which shall be, in each case, (i) consistent with the Commitment Letter and (ii) contain those terms included on the Term Sheet, subject in all respects to the Funds Certain Provisions and reasonably satisfactory to GSO. Delivery of  (i) customary legal opinions, evidence of authority, corporate documents, documents from public officials (including as to good standing) and officers’ and closing certificates as to the Loan Parties; (ii) customary lien searches and (iii) a customary borrowing notice reasonably satisfactory to GSO.

8.
Representations and Warranties.   The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, in the case of Specified Representations or Specified Acquisition Agreement Representations qualified by materiality, in all respects); provided, that to the extent that any Specified Representation or Specified Acquisition Agreement Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (a) the definition thereof shall be the definition of  “Material Adverse Effect” (as defined in the Acquisition Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same shall be true and correct in all respects (without duplication of any materiality qualifiers therein).

9.
PATRIOT Act.   The Second Lien Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, to the extent reasonably requested by the Second Lien Administrative Agent at least 10 days prior to the Closing Date.

10.
Payment of Fees and Expenses.   All fees and expenses required to be paid on the Closing Date pursuant to the Commitment Letter and Fee Letter (in the case of expenses, to the extent invoiced at least 2 business days prior to the Closing Date) shall have been paid (or offset against the proceeds of the Term Loan Facilities, if mutually agreed between GSO and the Borrower).

11.
First Lien Facilities.   The Borrower shall have entered into a first lien revolving credit and term loan facility with lenders (such lenders, the “First Lien Lenders”) based on a term sheet approved by GSO (such term sheet the “First Lien Facilities Term Sheet”) (it being acknowledged and agreed that the terms set forth in the First Lien Facilities Term Sheet, dated as of the date hereof and previously provided to GSO, are satisfactory to GSO), in aggregate committed amount not to exceed $685,000,000 of senior secured first lien term loans (which may be increased to $735,000,000 if the senior secured first lien revolving facility are reduced by $50,000,000) and up to $150,000,000 under a senior secured first lien revolving credit facility (the “First Lien Facilities”) substantially simultaneously with the borrowings under the Second Lien Term Loan Facility, and GSO shall have received duly executed copies of the documentation for the First Lien Facilities and such documentation shall be reasonably satisfactory to GSO (such documentation, the “First Lien Credit Documentation”); provided that, at the election of the First Lien Lenders, all or a portion the senior secured revolving facility may be replaced by a “first out” or asset-based revolving credit facility so long as the aggregate principal amount permitted under such replacement facility (together with any portion of the senior secured revolving facility not replaced) does not exceed the aggregate principal amount of the senior secured revolving credit facility permitted above. The aggregate amount outstanding under the First Lien Facilities on the Closing Date shall not exceed $735,000,000 plus an amount equal to the net working capital adjustment payable by the Borrower under the Acquisition Agreement on the Closing Date (not to exceed $60,000,000) plus $15,000,000 to pay fees and expenses in connection with the Transactions (including consents related to the transfer of the intellectual property licenses). The agent under the First Lien Facilities and the agent under the Second Lien Term Loan Facility shall have entered into a customary intercreditor agreement (acknowledged by subsidiaries party to the First Lien Facilities and the Second Lien Term Loan Facility) reasonably satisfactory to GSO.
12.
Independent Director.   Concurrently with the funding of the initial borrowing under the Second Lien Term Loan Facility, (i) GSO shall be granted the right to appoint one member of the board of directors of the Borrower and (ii) GSO and the Sponsor shall mutually agree to nominate for election two independent directors to the board of directors of the Borrower. The procedures for the election and/or appointment shall be set forth in the Stockholders Agreement.

13.
Minimum Liquidity.   The Borrower shall, after giving pro forma effect to the Transactions, have at least $35,000,000 of unrestricted cash on hand.

Notwithstanding anything in the Term Sheet, the Commitment Letter, the Fee Letter, the Credit Documentation or any other document, instrument, agreement or other undertaking concerning the financing of the Transaction to the contrary,
(i) the only representations and warranties the accuracy of which will be a condition to the availability and/or funding of the Second Lien Term Loan Facility on the Closing Date will be:
(A) such representations and warranties regarding the Acquired Business in the Acquisition Agreement as are material to the interests of the Second Lien Administrative Agent and the Second Lien Lenders, but only to the extent that you or your affiliates have the right to terminate your or your affiliates’ obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a failure of such representations and warranties to be true and correct (the “Specified Acquisition Agreement Representations”); and
(B) the Specified Representations (as defined below); and
(ii) the terms of the Credit Documentation will not impair availability and/or funding of the Second Lien Term Loan Facility on the Closing Date if the Conditions to Closing are satisfied or waived by GSO (it being understood that, to the extent a perfected security interest in any collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filings with respect to any federally-registered intellectual property or delivery of possession of capital stock or other certificated security (to the extent required to be pledged pursuant to the Credit Documentation and, solely to the extent that such capital stock or other certificated security are evidenced by certificates on or prior to the Closing Date and in your actual possession on or prior to the Closing Date ), cannot be provided on the Closing Date after the

Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability and/or funding of the Second Lien Term Loan Facility on the Closing Date, but a security interest in such collateral will be required to be perfected within 45 days after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and GSO); provided, that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph.
For purposes hereof, “Specified Representations” mean the representations and warranties set forth in the Credit Documentation relating to organization, legal existence, corporate power and authority of the Borrower and the Guarantors (solely as they relate to due authorization, execution, delivery and performance of the Credit Documentation); the authorization, execution, delivery and performance and enforceability, of in each case, the Credit Documentation; non-contravention of the Credit Documentation with the governing documents; the creation, validity, perfection and priority of liens (subject to the limitations on perfection set forth above and customary permitted liens); use of proceeds with respect to Federal Reserve margin regulations; the Investment Company Act; and use of proceeds in violation of the PATRIOT Act, OFAC or FCPA and other anti-terrorism, sanctions, anti-money laundering and anti-corruption laws; solvency as of the Closing Date (after giving pro forma effect to the consummation of the Transactions on the Closing Date) of Borrower and its Restricted Subsidiaries on a consolidated basis; and no violation of, or conflict with, charter documents as it relates to the Credit Documentation. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions”.

ANNEX A
HUDSON NOTES
Maker	Payee	Outstanding Principal Amount	Interest	Initial Date	Maturity	Instrument
Differential Brands Group Inc.	Chris Lynch	$4,732	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Barbara Cook	$526,142	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Tony Chu	$1,400,766	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Peter Kim	$9,104,958	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Paul Cardenas	$3,501,910	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Fireman Capital CPF Hudson Co-Invest LP	$3,182,589	7.0%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Ben Taverniti	$109,341	6.5%	1/28/2016	7/28/2021	Subordinated Convertible Note

ANNEX B
FORM OF SOLVENCY CERTIFICATE
This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).
I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:
1. I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and
2. As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.
By:
Name:	[•]
Title:	[Chief Financial Officer/equivalent officer]
[•]

EXHIBIT B
Project Legend
$674,000,000 Senior Secured Second Lien Term Loan Facility
Summary of Principal Terms and Conditions1
Borrower:	Differential Brands Group, Inc. (the “Borrower”).
Second Lien Administrative Agent:	A financial institution reasonably acceptable to GSO and the Borrower (in its capacity as the administrative agent, the “Second Lien Administrative Agent”).
Senior Secured Second Lien
Credit Facilities:	A senior secured U.S. dollar second lien term loan facility in an aggregate principal amount of $674,000,000 (the “Second Lien Term Loan Facility” and the loans under the Second Lien Term Loan Facility shall be the “Second Lien Term Loans”) to be provided by GSO and/or its affiliates and funds and accounts managed or sub-advised by GSO or its affiliates (in such capacity, the “Second Lien Lender”).
First Lien Facilities:	Concurrently herewith, the Borrower shall also enter into a senior secured first lien term loan facility in an aggregate principal amount of $685,000,000 which may be increased to $735,000,000 if the senior secured revolving facilities under the First Lien Facilities are reduced by $50,000,000 (the “First Lien Term Facility”), and a senior secured first lien revolving facility in an aggregate principal amount of up to $150,000,000 (which may be replaced in whole or in part by an asset-based revolving credit facility or “first out” revolving credit facility as contemplated in Exhibit B) (the “First Lien Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”), on the terms contemplated hereby; provided that, borrowings under the First Lien Revolving Facility on the Closing Date shall not exceed the amounts set forth in clause 11 of Exhibit A.
Purpose:	The proceeds of the Second Lien Term Loan Facility will be used by the Borrower on the Closing Date, together with the proceeds of the First Lien Term Facility and the Equity Contribution to (a) pay the consideration for the Acquisition and (b) pay fees, costs and expenses incurred in connection with the Transaction.
Availability:	The Second Lien Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.
Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	Subject to applicable law, automatically during the continuance of any event of default under the Credit Facilities Documentation only, with respect to principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other amount (including overdue

1
All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

interest), at the interest rate applicable to ABR loans (as defined in Annex I), plus 2.00% per annum.
Final Maturity:	The Second Lien Term Loan Facility will mature on the date that is 6 years after the Closing Date (the “Initial Second Lien Term Loan Maturity Date”).
Guarantees:	All obligations of the Borrower (the “Borrower Second Lien Obligations”) under the Second Lien Term Loan Facility will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Second Lien Guarantees”) by the same guarantors that guarantee the First Lien Facilities.
Security:	The Borrower Second Lien Obligations and the Second Lien Guarantees will be secured, subject to permitted liens and other exceptions to be agreed, by the same Collateral that secures the obligations under the First Lien Facilities and subject to the same limitations governing the pledge, creation and perfection of the Collateral under the First Lien Facilities (the “Collateral”).
The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Loan Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which will document the second-lien status of the liens on the Collateral securing the Second Lien Term Loan Facility and shall include in any event (i) a customary standstill provision with respect to all enforcements, including acceleration, (ii) payment blockage provisions with respect to all payments of principal, fees, premium and interest during certain material events of default to be mutually agreed, which shall permit required cash payments to continue to accrue (but not to be paid) during any such event of default and which shall require turnover to the Collateral Agent to the extent of amounts received in violation of such payment blockage provisions; provided further that such payment subordination terms shall apply regardless of whether any bankruptcy, restructuring or insolvency proceeding has occurred or is continuing.
Voluntary Prepayments:	Voluntary prepayments shall be permitted from time to time subject to a notice period and satisfaction of the requirements set forth below under “Call Protection”.
Mandatory Prepayments:	Second Lien Term Loans shall be prepaid with (a) excess cash flow of the Borrower and its subsidiaries to be documented in a manner substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) to the mandatory prepayment provisions related to excess cash flow in the First Lien Facilities Term Sheet; (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries that is substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) to the mandatory prepayment provisions related to asset sales in the First Lien Facilities Term Sheet (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt) and (d) 100% of the net cash proceeds of issuances of equity of the Borrower and its restricted subsidiaries (except the net cash proceeds used for certain investments and permitted acquisitions up to an amount to be agreed.

Other than as provided below, no mandatory prepayments of Second Lien Term Loans shall be required until amounts outstanding under the First Lien Facilities have been paid in full. Any mandatory prepayment amounts under the First Lien Facilities declined by a First Lien Lender must be offered to prepay the Second Lien Term Loans.
In addition, any amounts payable to the Borrower pursuant to the Acquisition Agreement, (excluding payments with respect to working capital adjustments, but including any amounts paid with respect to a failure to obtain consents to the transfer of intellectual property in connection with the Transaction) shall be used to make mandatory prepayments on a pro rata basis between the term loans under the First Lien Facility and the Second Lien Term Loans. For the avoidance of doubt, no Call Premium shall be required to be paid with respect to prepayments made pursuant to this paragraph.
Any Second Lien Lender may elect not to accept any mandatory prepayment described in clauses (a) and (b) above. Any prepayment amount declined by a Second Lien Lender may be retained by the Borrower.
Call Protection:	Any voluntary or mandatory prepayments made pursuant to clauses (b), (c) or (d) in the description of “Mandatory Prepayments” of the Second Lien Term Loan Facility in an aggregate principal amount of up to $175,000,000 (the “Initial Prepayment Amount”) occurring on or after (x) the Closing Date but prior to the first anniversary of the Closing Date, the Borrower shall pay a prepayment premium with respect to the respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 3.00% of the aggregate principal amount of the Second Lien Term Loans prepaid; (y) after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, the Borrower shall pay a prepayment premium with respect to the respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 2.00% of the aggregate principal amount of the Second Lien Term Loans prepaid and (z) after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the Borrower shall pay a prepayment premium with respect to the respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 1.00% of the aggregate principal amount of the Second Lien Term Loans prepaid.
With respect to prepayments made in excess of the Initial Prepayment Amount, no voluntary or mandatory prepayments made pursuant to clauses (b), (c) or (d) in the description of “Mandatory Prepayments” of the Second Lien Term Loan Facility will be permitted prior to the second anniversary of the Closing Date unless such payments are accompanied by a customary make-whole payment (the “Make-Whole Premium”); provided that, with respect to voluntary prepayments in excess of the Initial Prepayment Amount made prior to the second anniversary of the Closing Date with the proceeds of equity issuances by the Borrower after the Closing Date, up to 25% of the Second Lien Term Loans in excess of the Initial Prepayment Amount may be prepaid at 105% of the aggregate principal amount of the Second Lien Term Loans prepaid.

With respect to prepayments made in excess of the Initial Prepayment Amount, any voluntary prepayment or mandatory prepayments made pursuant to clauses (b), (c) or (d) in the description of “Mandatory Prepayments” of the Second Lien Term Loan Facility occurring on or after (x) the second anniversary of the Closing Date but prior to the date that is three years after the Closing Date, the Borrower shall pay a prepayment premium with respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 4.00% of the aggregate principal amount of the Second Lien Term Loans prepaid; (y) the third anniversary of the Closing Date but prior to the date that is four years after the Closing Date, the Borrower shall pay a prepayment premium with respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 2.00% of the aggregate principal amount of the Second Lien Term Loans prepaid, and (z) the fourth anniversary of the Closing Date but prior to the date that is the five years after the Closing Date, the Borrower shall pay a prepayment premium with respect to the portion of the Second Lien Term Loans prepaid in an amount equal to 1.00% of the aggregate principal amount of the Second Lien Term Loans prepaid (the provisions of the this section, the “Call Premium”).
Representations and Warranties:	The representations and warranties shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those representations and warranties contained in the First Lien Facilities Term Sheet. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.
Conditions Precedent to Initial Borrowing:	The borrowing under the Second Lien Term Loan Facility on the Closing Date will be subject only to the satisfaction or waiver by GSO of all of the Conditions to Closing.
Credit Documentation:	The Credit Documentation (as defined below) shall be customary for facilities and shall contain the terms and conditions set forth in this Commitment Letter and such other terms as the Borrower and GSO shall agree (such other terms to be in a manner that is consistent with this Term Sheet); it being understood and agreed that the Credit Documentation shall (a) not be subject to any conditions to the availability and/or initial funding of the Second Lien Term Loan Facility on the Closing Date other than the Conditions to Closing, (b) be drafted by counsel to the GSO, (e) reflect reasonable administrative agency, operational and regulatory requirements of the Administrative Agent, (f) contain customary EU Bail-In Rules contractual recognition provisions, (g) include provisions to be mutually agreed addressing implementation of Section 211 of the Delaware Limited Liability Act and (h) be negotiated in good faith by the Borrower and GSO to finalize such Credit Documentation, giving effect to the Funds Certain Provisions, as reasonably practicable after the acceptance of the Commitment Letter (collectively, the “Documentation Principles”)
Availability:	The Second Lien Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.

Affirmative Covenants:	Subject to the Documentation Principles, the affirmative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those affirmative covenants contained in the First Lien Facilities Term Sheet. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.
Negative Covenants:	Subject to the Documentation Principles, the negative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those negative covenants contained in the First Lien Facilities Term Sheet and shall include limitations on other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, distributions, buy-back redemptions or certain payments on certain debt provided that payments may be made with respect to the Hudson Notes); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; capital expenditures; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon; provided that, all “baskets” will be subject to a 15% cushion on the dollar amount (with no growers); provided, further, that “AHYDO” catch-up payments shall be permitted. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.
Financial Covenant:	Senior Leverage Ratio, Total Leverage Ratio and a Fixed Charge Coverage Ratio that shall be consistent with the financial covenants (and each shall be calculated net of unrestricted cash up to an amount to be agreed) set forth in the First Lien Term Sheet but shall be subject to a 10% cushion on the levels for each such financial covenant.
Events of Default:	Subject to the Documentation Principles, Events of Default shall be substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) the Events of Default contained in the First Lien Facilities Term Sheet; provided the Credit Documentation shall (i) include dollar-based thresholds that are 15% higher than those in the First Lien Facilities Term Sheet, (ii) provide that an event of default under the First Lien Facilities Term Sheet (other than the failure to make a principal payment at stated final maturity) shall not give rise to a default or event of default under the Second Lien Term Loan Facility unless and until (1) the lenders under the First Lien Facilities (the “First Lien Lenders”) accelerate their First Lien Loans and all other outstanding obligations under the First Lien Facilities as a result of such event of default or (2) such event of default is not cured or waived within 120 days from the date of such event of default. In the event of any acceleration following an Event of Default, including, without limitation, as a result of acceleration in connection with an insolvency proceeding, any premium that would then be due in connection with a voluntary prepayment, if made at the time of such acceleration, shall immediately be due. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.

Voting:	The Credit Documentation will contain provisions for amendments and waivers substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those provisions for amendments and waivers contained in the First Lien Facilities Term Sheet; provided that any reductions of, or extensions or postponements of the due date of, any applicable prepayment premium shall require the consent of each Second Lien Lender directly adversely affected thereby. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.
Cost and Yield Protection:	Tax gross-up, cost and yield protection provisions will be included in a form substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those provisions for tax gross-up, cost and yield protection contained in the First Lien Facilities Term Sheet.
Stock Issuance:	On the Closing Date, the Borrower shall issue to GSO shares of common stock (“Stock”) in an aggregate amount equal to 25.0% of the aggregate common stock outstanding on the Closing Date on a fully diluted basis.
The Stock shall be transferable by any holder thereof without restriction and the Borrower shall recognize and register on its books any such transfer.
Stockholders Agreement:	GSO, the Sponsor, Ares and members of management holding common stock of the Borrower will enter into a customary stockholders agreement which will contain terms relating to board composition, governance and protective provisions acceptable to GSO (and such protective provisions shall be reciprocal among GSO and the Sponsor).
Registration Rights:	The holders of the Stock shall have customary demand and piggy-back registration rights with respect to resales of the Stock, which rights shall include customary cooperation by the Company and its executives in connection with any underwritten offering of the Stock and such registration rights shall include at least 4 demand registrations beginning 12 months after the Closing Date and unlimited registrations once the Company is eligible to use Form S-3.
Board Rights:	GSO shall have the right to appoint one designee to the board of directors or equivalent governing body of the Borrower.
Assignments and Participations:	Provisions for assignments of and participations in the Second Lien Loans will be included substantially similar to those provisions for assignments of and participations in the loans and commitments contained in the First Lien Facilities Term Sheet that are applicable to First Lien Term Lenders as described in the First Lien Facilities Term Sheet. The specific provisions not outlined in the First Lien Facilities Term Sheet shall be reasonably satisfactory to GSO.
Expenses and Indemnification:	Provisions for expense reimbursement and indemnification substantially similar to (and, in any event, no less favorable to the Borrower and its subsidiaries than) those provisions for expenses and indemnification contained in the First Lien Facilities Term Sheet will be included.
Governing Law and Forum:	New York and Borough of Manhattan.

ANNEX I
Interest Rates:	Adjusted LIBOR plus 7.00% payable in cash plus 2.75% paid-in-kind and added to the outstanding principal amount of the Second Lien Term Loans; provided that, on and after December 31, 2019, so long as the Senior Leverage Ratio is not greater than 2.50:1.00, the applicable interest rate shall be Adjusted LIBOR plus 8.00% payable in cash plus 1.25% paid-in-kind and added to the outstanding principal amount of the Second Lien Term Loans; provided further that from the Closing Date until the sourcing agreement with the Li & Fung is amended to reflect a fee of not greater than 3.0% (with other terms being no less favorable to the Borrower than the existing sourcing arrangement), the interest required to be paid by the Borrower on any interest payment date shall be increased by 0.25%, which increased interest shall be paid-in-kind and added to the outstanding principal amount of the Second Lien Term Loans.
The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Second Lien Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.
Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days and interest shall be payable, at the end of each interest period and, in any event, at least every 3 months.
Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of 1.50% per annum.

Exhibit D
Series A Certificate of Designation
CERTIFICATE OF DESIGNATION
OF
10.0% SERIES A CONVERTIBLE PREFERRED STOCK
OF
DIFFERENTIAL BRANDS GROUP INC.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
Differential Brands Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware:
“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.10 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:
Series A Convertible Preferred Stock:
Section 1. Designation and Amount.   The shares of such series shall be designated as shares of “10.0% Series A Convertible Preferred Stock,” par value $0.10 per share, of the Corporation (the “Series A Preferred Stock”), and the number of shares constituting such series shall be fifty thousand (50,000).
Section 2. Definitions.   The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):
(a) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued upon issue of any Options or Convertible Securities) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:
(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;
(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split or other distribution on shares of Common Stock that is covered by Section 6(f), Section 6(g) or Section 6(h);
(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation; and
(iv) shares of Common Stock, Options or Convertible Securities issued (x) to the equityholders of a Person pursuant to the acquisition of such Person by the Corporation by consolidation, merger or other reorganization in which the Corporation acquires fifty percent (50%) or more of the voting power of such Person or fifty percent (50%) or more of the equity ownership of such Person or (y) to a Person pursuant to the acquisition of all or substantially all of the assets of such Person by the Corporation.

(b) “Annual Dividend Amount” shall have the meaning set forth in Section 3(a).
(c) “Board of Directors” shall mean the Board of Directors of the Corporation.
(d) “Certificate of Designation” shall have the meaning set forth in Section 2.
(e) “Common Stock” shall mean the common stock, par value $0.10 per share, of the Corporation.
(f) “Conversion Date” shall have the meaning set forth in Section 6(b).
(g) “Conversion Notice” shall have the meaning set forth in Section 6(b).
(h) “Conversion Price” shall mean $11.16, as such amount may be adjusted pursuant to the terms herein.
(i) “Convertible Securities” shall mean any shares of capital stock or other securities of the Corporation convertible into or exchangeable or exercisable for shares of Common Stock, but excluding Options.
(j) “Corporation” shall have the meaning set forth in the preamble.
(k) “Dividend Rate” shall mean 10.0% per annum.
(l) “Dividend Reference Date” shall have the meaning set forth in Section 3(a).
(m) “Initial Voting Power” shall mean the aggregate voting power of the Corporation represented by the shares of Series A Preferred Stock issued on the Original Issue Date, together with any other shares of capital stock of the Corporation owned beneficially or of record and without duplication, by the holders of record of the Series A Preferred Stock and any other Person that has beneficial ownership of such shares, in each case, as of the Original Issue Date.
(n) “Liquidation Event” shall mean (a) any termination, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (b) the consolidation or merger of the Corporation into or with another Person or Persons (other than any such transactions in which the holders of a majority of the Voting Stock in the Corporation (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately before such transaction hold a majority of the Voting Stock in the surviving Person (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately after such transaction), or (c) the sale, lease, exchange, exclusive license or other disposition of all or substantially all of the assets (including capital stock of Subsidiaries) or capital stock of the Corporation (determined on a consolidated basis) shall each be deemed a Liquidation Event.
(o) “Liquidation Preference” with respect to each share of Series A Preferred Stock shall mean, on any date, an amount equal to the Original Issue Price, plus accumulated and accrued dividends thereon through such date.
(p) “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon the occurrence of a Liquidation Event.
(q) “Options” shall mean options, warrants or rights to purchase shares of Common Stock or Convertible Securities.
(r) “Original Issue Date” shall mean the first date on which one or more shares of Series A Preferred Stock is/are issued by the Corporation.
(s) “Original Issue Price” shall mean $1,000 per share of Series A Preferred Stock.
(t) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity.

(u) “Preferred Stock” shall have the meaning set forth in the preamble.
(v) “Reference Closing Price” shall mean $5.10, representing the closing price per share of Common Stock on September 8, 2015, as such amount may be adjusted in the discretion of the Board of Directors to take into account any stock dividend, stock split or combination, or other similar recapitalization.
(w) “Series A Directors” shall have the meaning set forth in Section 4(b).
(x) “Series A Dividends” shall have the meaning set forth in Section 3.
(y) “Series A Preferred Stock” shall have the meaning set forth in Section 1.
(z) “Subsidiary” shall mean, with respect to the Corporation, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated in the Corporation’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity (or, in the case of a partnership, more than 50% of the general partnership interests) or more than 50% of the Voting Stock (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) are, as of such date, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.
(aa) “Voting Stock” means, with respect to any Person, capital stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person.
Section 3. Dividends.
(a) Each holder of the Series A Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available therefor, at an annual rate equal to the Dividend Rate on the Liquidation Preference (including all accumulated dividends thereon, but not accrued dividends that have not accumulated) of each share of the Series A Preferred Stock (the “Annual Dividend Amount”). Such dividends shall be payable solely in cash (to the extent actually paid), shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from and including the date each share is issued to and including the first to occur of  (i) the date on which the Liquidation Preference (including all accumulated dividends thereon) of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation, including upon conversion in accordance with Section 6 hereof. To the extent not paid in cash on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Reference Date”), all dividends which have accrued on each share outstanding during the calendar quarter preceding the applicable Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.
(b) The dividend payment period for any dividend payable or accumulating on a Dividend Reference Date shall be the period beginning on the immediately preceding Dividend Reference Date (or on the issue date if the applicable share is first issued at some time after the immediately preceding Dividend Reference Date) and ending on the day preceding such applicable Dividend Reference Date. If any date on which a cash dividend is declared in respect of the Series A Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.
(c) Any dividends paid in cash shall be payable to the holders of record of the Series A Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the day the dividend is declared, or such other date that the Board of Directors designates that is not more than thirty (30) nor less than ten (10) days prior to such date. Dividends paid on the shares of the Series A Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) In addition to the dividends specified in Section 3(a) and subject to compliance with Section 3(e), if the Board of Directors declares or pays a dividend on the Common Stock, then the Board of Directors shall declare and pay to the record holders of the Series A Preferred Stock a cash dividend in an amount per share of Series A Preferred Stock equal to the product of  (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of whole shares of Common Stock into which such share of Series A Preferred Stock would then be convertible in accordance with Section 6 hereof.
(e) So long as any shares of Series A Preferred Stock shall be outstanding, unless all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been declared and paid or set apart for payment, the Corporation shall not (i) declare or pay, or set aside any amounts for payment of, any dividend or distribution on any other class or series of capital stock of the Corporation, whether in cash, property or otherwise (other than dividends or distributions in respect of outstanding shares of Common Stock for which an adjustment is made pursuant to Section 6(g) or 6(h) hereof) or (ii) purchase or redeem, or permit any Subsidiary to purchase or redeem, any shares of any other class or series of capital stock of the Corporation (except by conversion into or exchange solely for shares of Common Stock), or pay or make available any monies for a sinking fund for the purchase or redemption of shares of any other class or series of capital stock of the Corporation.
Section 4. Voting Rights.
(a) General.   On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), in addition to any voting rights provided by applicable law, each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter; provided, however, that in no event shall such holder be entitled to cast a number of votes that, at any given time, exceeds the quotient obtained by dividing (i) the product of  (A) the number of outstanding shares of Series A Preferred Stock held by such holder at such time, multiplied by (B) the Original Issue Price, by (ii) the Reference Closing Price. Except as provided by law or by the other provisions of the certificate of incorporation of the Corporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.
(b) Election of Directors.   For so long as shares of Series A Preferred Stock remain outstanding, the holders of record of such shares, exclusively and as a separate class, shall be entitled to elect (i) three (3) members of the Board of Directors as long as such holders, together with any other Person that has beneficial ownership of such shares, own, beneficially or of record and without duplication, shares of Series A Preferred Stock and any other shares of capital stock of the Corporation that in aggregate represent voting power of the Corporation at least equal to the product of the Initial Voting Power, multiplied by 66 2/3%; (ii) two (2) members of the Board of Directors as long as such holders, together with any other Person that has beneficial ownership of such shares, own, beneficially or of record and without duplication, shares of Series A Preferred Stock and any other shares of capital stock of the Corporation that in aggregate represent voting power of the Corporation at least equal to the product of the Initial Voting Power, multiplied by 33 1/3%, but less than the amount in clause (i); and (iii) one (1) member of the Board of Directors as long as such holders, together with any other Person that has beneficial ownership of such shares, own, beneficially or of record and without duplication, shares of Series A Preferred Stock and any other shares of capital stock of the Corporation that in aggregate represent at least 5% of the outstanding voting power of the Corporation, but less than the amount in clause (ii) (the directors appointed pursuant to clause (i), (ii) or (iii), as applicable, the “Series A Directors”). Any Series A Director may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock, given either at a special meeting of such holders duly called for that purpose or pursuant to a written consent of such holders. If the holders of shares of the Series A Preferred Stock fail to elect the applicable number of Series A Directors, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of the Series A Preferred Stock. At any meeting held for the purpose of electing a Series A Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series A Preferred Stock shall constitute a quorum for the purpose of electing such Series A Director. The initial Series A Directors shall be those Persons who are designated by the record holder of the Series A Preferred Stock on the Issue Date to serve until their successors are duly elected.
The Secretary of the Corporation may, and, upon the written request of the holders of record of 10% or more of the number of shares of Series A Preferred Stock then outstanding addressed to such Secretary at the principal office of the Corporation, shall, call a special meeting of the holders of record of the Series A Preferred Stock for the election of the directors to be elected by them as hereinabove provided, to be held in the case of such written request within twenty (20) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the Corporation’s by-laws for the holding of meetings of stockholders.
(c) Series A Preferred Stock Protective Provisions.   For so long as at least 50% of the shares of Series A Preferred Stock issued on the Original Issue Date remain outstanding, the Corporation shall not, at any time or from time to time following the Original Issue Date, without the prior vote or written consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting separately as a single class:
(i) change, amend, alter or repeal any provision of the certificate of incorporation or bylaws of the Corporation, whether by merger, consolidation or otherwise, if such change, amendment, alteration or repeal would adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the holders of the Series A Preferred Stock or the qualifications, limitations or restrictions of the holders of the Series A Preferred Stock;
(ii) (x) authorize, issue, create or designate any series of capital stock of the Corporation pursuant to the provisions of the certificate of incorporation of the Corporation ranking senior or pari passu to the Series A Preferred Stock (1) as to dividends or other distributions or (2) upon a liquidation, dissolution or winding up of the Corporation; or (y) permit any Subsidiary of the Corporation to authorize, issue, create or designate any class or series of capital stock of such Subsidiary other than an issuance of capital stock to the Corporation or any other wholly-owned Subsidiary of the Corporation;
(iii) take any action to liquidate, dissolve or wind-up the business and affairs of the Corporation or consent to any of the foregoing; or
(iv) increase the authorized number of members of the Board of Directors.
Any action required or permitted to be taken at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of Series A Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Series A Preferred Stock shall, to the extent required by law, be given to those holders of Series A Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series A Preferred Stock to take the action were delivered to the Corporation.
Section 5. Liquidation.   Upon any Liquidation Event, the holders of any outstanding shares of Series A Preferred Stock shall be entitled to receive out of the Liquidation Proceeds, prior and in preference to the holders of any other class or series of capital stock of the Corporation, an amount per share of Series A Preferred Stock equal to the greater of  (a) the Liquidation Preference on the date of determination and (b) the amount that would be payable to the holders of Series A Preferred Stock if such holders had converted all outstanding shares of Series A Preferred Stock into shares of Common Stock pursuant to

Section 6 hereof immediately prior to such Liquidation Event. If, upon the occurrence of any Liquidation Event, the Liquidation Proceeds thus distributed among the holders of any outstanding shares of Series A Preferred Stock shall be insufficient to permit the payment in full to the holders of the outstanding shares of Series A Preferred Stock of the preferential amounts to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of the outstanding shares of Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Section 6. Conversion.
(a) Right to Convert; Conversion Ratio.   Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price (plus, at the option of the holder as set forth in Section 6(d), the amount of accrued and unpaid dividends thereon, as of the Conversion Date) by the Conversion Price in effect at the time of conversion. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below; provided, however, that no adjustment will be made for any event in which an adjustment has already been provided under this Section 6; provided, further, that if any event occurs that would result in an adjustment under more than one subsection of this Section 6, the subsection that results in the most favorable adjustment to the holders of Series A Preferred Stock shall control.
(b) Mechanics of Conversion.   Before any holder of shares of Series A Preferred Stock shall be entitled to receive stock certificate(s) representing the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted pursuant to this Section 6, such holder shall have surrendered the stock certificate(s) representing such shares of Series A Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation and accompanied by written notice substantially in the form set forth in Annex A attached hereto (the “Conversion Notice”). The Corporation shall, on a date as soon as practicable, and in no event later than three (3) trading days after the delivery of said stock certificate(s) and Conversion Notice to the Corporation (such date, the “Conversion Date”), issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) or evidence of book entry credits, if requested by the holder converting such shares, representing the number of shares of Common Stock to which such holder shall be entitled under this Section 6, and the stock certificate(s) representing the share(s) of Series A Preferred Stock so surrendered shall be cancelled. In the event that there shall have been surrendered stock certificate(s) representing shares of Series A Preferred Stock, only a portion of which shall have been converted pursuant to this Section 6, then the Corporation shall also issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) representing the number of share(s) of Series A Preferred Stock that shall not have been converted pursuant to this Section 6. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series A-1 Preferred Stock pursuant to this Section 6 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.
(c) Fractional Shares.   No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
(d) Effect of Conversion.   All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate upon conversion, except only the right of the holders thereof to receive (i) shares of Common Stock in exchange therefor, (ii) payment of cash in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(c) and (iii) payment in cash or additional shares of Common Stock, at the option of the holder and specified in the Conversion Notice, of any accrued but unpaid dividends thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.
(e) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.   In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
(i) “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;
(ii) “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
(iii) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion, exercise or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(iv) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
(v) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
(f) Adjustment for Stock Splits and Combinations.   If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(g) Adjustment for Certain Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:
(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (B) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.
(h) Adjustments for Other Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in rights, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or rights in an amount equal to the amount of such securities or rights as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock in accordance with Section 6 hereof on the date of such event.
(i) Consolidation, Merger, Sale or Reclassification.   In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease, exchange, exclusive license or other disposition to another corporation of the assets of the Corporation as an entirety or substantially as an entirety (where there is a change in or distribution with respect to the Common Stock), or any reclassification of the capital stock of the Corporation, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, lease, exchange, exclusive license or other disposition or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock. If the Corporation shall propose to take any action of the type described in this clause (i), the Corporation shall give notice to each record holder of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known on the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to taking such proposed action.
(j) Statement Regarding Adjustments.   Whenever a Conversion Price shall be adjusted, the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each record holder of Series A Preferred Stock. Each such statement shall be signed by the chief financial officer of the Corporation.
(k) Notice to Holders.   All notices permitted or required to be sent by the Corporation to the Holders pursuant to this Certificate of Designation shall be sent by overnight courier or first class certified mail, postage prepaid, to the holders of Series A Preferred Stock at the addresses appearing on the Corporation’s records.
(l) Treasury Stock.   The sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.

(m) Costs.   The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer and involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of record of the shares of Series A Preferred Stock in respect of which such shares are being issued, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the reasonable satisfaction of the Corporation that such tax has been or will be paid.
Section 7. Reservation of Shares.
(a) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series A Preferred Stock as required by this Certificate of Designation from time to time as shares of Series A Preferred Stock are presented for conversion.
(b) All Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.
Section 8. Maturity.   The Series A Preferred Stock shall be perpetual unless converted or liquidated in accordance with this Certificate of Designation.
Section 9. Redemption.   The Series A Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of holders of the Series A Preferred Stock at any time.
Section 10. Amendment.   No provision of this Certificate of Designation may be amended, except in a written instrument signed by the Corporation and record holders of a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote of such holders holding a majority of the shares of Series A Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the 10% Series A Convertible Preferred Stock of Differential Brands Group Inc. on this 28th day of January, 2016.
DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Hamish Sandhu
Name:	Hamish Sandhu
Title:	Chief Financial Officer
[Signature Page to Certificate of Designation]

NOTICE TO EXERCISE CONVERSION RIGHT
The undersigned, being a holder of the 10.0% Series A Convertible Preferred Stock of Differential Brands Group Inc. (the “Series A Preferred Stock”) exercises the right to convert ____________ outstanding shares of Series A Preferred Stock on ___________, ____, into shares of Common Stock of Differential Brands Group Inc., [upon the occurrence of  [name consolidation or merger of the Corporation or sale of all or substantially all of the assets of the Corporation or recapitalization of the Corporation] on or prior to [insert date]] in accordance with the terms of the shares of Series A Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.
By checking this box ☐ the undersigned holder hereby elects to receive cash in lieu of additional shares of Common Stock in respect of any accrued and unpaid dividends on each share of Series A Preferred Stock being converted pursuant to this notice.
Dated:   [At least one Business Day prior to the date fixed for conversion]
Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder:

Name

Address

Please print name and address, including postal code number	(Signature)

Exhibit E
Series A-1 Certificate of Designation
CERTIFICATE OF DESIGNATION
OF
10.0% SERIES A-1 CONVERTIBLE PREFERRED STOCK
OF
DIFFERENTIAL BRANDS GROUP INC.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
Differential Brands Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware:
“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.10 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:
Series A-1 Convertible Preferred Stock:
Section 1. Designation and Amount.   The shares of such series shall be designated as shares of “10.0% Series A-1 Convertible Preferred Stock,” par value $0.10 per share, of the Corporation (the “Series A-1 Preferred Stock”), and the number of shares constituting such series shall be four million, five-hundred eighty-seven thousand, nine-hundred and sixty-four (4,587,964).
Section 2. Definitions.   The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):
(a) “Annual Dividend Amount” shall have the meaning set forth in Section 3(a).
(b) “Board of Directors” shall mean the Board of Directors of the Corporation.
(c) “Certificate of Designation” shall have the meaning set forth in Section 2.
(d) “Common Stock” shall mean the common stock, par value $0.10 per share, of the Corporation.
(e) “Conversion Date” shall have the meaning set forth in Section 6(b).
(f) “Conversion Notice” shall have the meaning set forth in Section 6(b).
(g) “Conversion Price” shall mean $3.00, as such amount may be adjusted pursuant to the terms herein.
(h) “Convertible Securities” shall mean any shares of capital stock or other securities of the Corporation convertible into or exchangeable or exercisable for shares of Common Stock, but excluding Options.
(i) “Corporation” shall have the meaning set forth in the preamble.
(j) “Dividend Rate” shall mean 10.0% per annum.
(k) “Dividend Reference Date” shall have the meaning set forth in Section 3(a).

(l) “Liquidation Event” shall mean (a) any termination, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (b) the consolidation or merger of the Corporation into or with another Person or Persons (other than any such transactions in which the holders of a majority of the Voting Stock in the Corporation (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately before such transaction hold a majority of the Voting Stock in the surviving Person (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately after such transaction), or (c) the sale, lease, exchange, exclusive license or other disposition of all or substantially all of the assets (including capital stock of Subsidiaries) or capital stock of the Corporation (determined on a consolidated basis) shall each be deemed a Liquidation Event.
(m) “Liquidation Preference” with respect to each share of Series A-1 Preferred Stock shall mean, on any date, an amount equal to the Original Issue Price, plus accumulated and accrued dividends thereon through such date.
(n) “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon the occurrence of a Liquidation Event.
(o) “NASDAQ” shall mean Nasdaq Capital Market.
(p) “Options” shall mean options, warrants or rights to purchase shares of Common Stock or Convertible Securities.
(q) “Original Issue Date” shall mean the first date on which one or more shares of Series A-1 Preferred Stock is/are issued by the Corporation.
(r) “Original Issue Price” shall mean $3.00 per share of Series A-1 Preferred Stock.
(s) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity.
(t) “Preferred Stock” shall have the meaning set forth in the preamble.
(u) “Reference Closing Price” shall mean $2.98, representing the closing price per share of Common Stock on July 15, 2016, as such amount may be adjusted in the discretion of the Board of Directors to take into account any stock dividend, stock split or combination, or other similar recapitalization.
(v) “Series A-1 Dividends” shall have the meaning set forth in Section 3.
(w) “Series A-1 Preferred Stock” shall have the meaning set forth in Section 1.
(x) “Subsidiary” shall mean, with respect to the Corporation, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated in the Corporation’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity (or, in the case of a partnership, more than 50% of the general partnership interests) or more than 50% of the Voting Stock (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) are, as of such date, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.
(y) “Voting Stock” means, with respect to any Person, capital stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person.
Section 3. Dividends.
(a) Each holder of the Series A-1 Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available therefor, at an annual rate equal to the Dividend Rate on the Liquidation Preference (including all accumulated dividends thereon, but not accrued dividends that have not accumulated) of each share of the Series A-1 Preferred Stock (the “Annual Dividend Amount”). Such

dividends shall be payable solely in cash (to the extent actually paid), shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from and including the date each share is issued to and including the first to occur of  (i) the date on which the Liquidation Preference (including all accumulated dividends thereon) of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation, including upon conversion in accordance with Section 6 hereof. To the extent not paid in cash on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Reference Date”), all dividends which have accrued on each share outstanding during the calendar quarter preceding the applicable Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.
(b) The dividend payment period for any dividend payable or accumulating on a Dividend Reference Date shall be the period beginning on the immediately preceding Dividend Reference Date (or on the issue date if the applicable share is first issued at some time after the immediately preceding Dividend Reference Date) and ending on the day preceding such applicable Dividend Reference Date. If any date on which a cash dividend is declared in respect of the Series A-1 Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.
(c) Any dividends paid in cash shall be payable to the holders of record of the Series A-1 Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the day the dividend is declared, or such other date that the Board of Directors designates that is not more than thirty (30) nor less than ten (10) days prior to such date. Dividends paid on the shares of the Series A-1 Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
(d) In addition to the dividends specified in Section 3(a) and subject to compliance with Section 3(e), if the Board of Directors declares or pays a dividend on the Common Stock, then the Board of Directors shall declare and pay to the record holders of the Series A-1 Preferred Stock a cash dividend in an amount per share of Series A-1 Preferred Stock equal to the product of  (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of whole shares of Common Stock into which such share of Series A-1 Preferred Stock would then be convertible in accordance with Section 6 hereof.
(e) So long as any shares of Series A-1 Preferred Stock shall be outstanding, unless all accumulated, accrued and unpaid dividends on the Series A-1 Preferred Stock have been declared and paid or set apart for payment, the Corporation shall not (i) declare or pay, or set aside any amounts for payment of, any dividend or distribution on any other class or series of capital stock of the Corporation, whether in cash, property or otherwise (other than dividends or distributions in respect of outstanding shares of Common Stock for which an adjustment is made pursuant to Section 6(f) or Section 6(g) hereof) or (ii) purchase or redeem, or permit any Subsidiary to purchase or redeem, any shares of any other class or series of capital stock of the Corporation (except by conversion into or exchange solely for shares of Common Stock), or pay or make available any monies for a sinking fund for the purchase or redemption of shares of any other class or series of capital stock of the Corporation.
Section 4. Voting Rights.
(a) General. Subject to Section 6(m), on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), in addition to any voting rights provided by applicable law, each holder of outstanding shares of Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter; provided, however, that in no event shall such holder be entitled to cast a number of votes that, at any given time, exceeds the quotient obtained by dividing (i) the product of  (A) the number of outstanding shares of Series A-1 Preferred Stock held by such holder at such time, multiplied by (B) the Original Issue Price, by (ii) the Reference Closing Price. Except as provided by law or by the other provisions of the certificate of incorporation of the Corporation, holders of Series A-1 Preferred Stock shall vote together with the holders of Common Stock as a single class.
(b) Series A-1 Preferred Stock Protective Provisions.   For so long as at least 50% of the shares of Series A-1 Preferred Stock issued on the Original Issue Date remain outstanding, the Corporation shall not, at any time or from time to time following the Original Issue Date, without the prior vote or written consent of the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding, voting separately as a single class:
(i) change, amend, alter or repeal any provision of the certificate of incorporation or bylaws of the Corporation, whether by merger, consolidation or otherwise, if such change, amendment, alteration or repeal would adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the holders of the Series A-1 Preferred Stock or the qualifications, limitations or restrictions of the holders of the Series A-1 Preferred Stock;
(ii) (x) authorize, issue, create or designate any series of capital stock of the Corporation pursuant to the provisions of the certificate of incorporation of the Corporation ranking senior or pari passu to the Series A-1 Preferred Stock (1) as to dividends or other distributions or (2) upon a liquidation, dissolution or winding up of the Corporation; or (y) permit any Subsidiary of the Corporation to authorize, issue, create or designate any class or series of capital stock of such Subsidiary other than an issuance of capital stock to the Corporation or any other wholly-owned Subsidiary of the Corporation; or
(iii) take any action to liquidate, dissolve or wind-up the business and affairs of the Corporation or consent to any of the foregoing.
Any action required or permitted to be taken at any meeting of the holders of Series A-1 Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Series A-1 Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of Series A-1 Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Series A-1 Preferred Stock shall, to the extent required by law, be given to those holders of Series A-1 Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series A-1 Preferred Stock to take the action were delivered to the Corporation.
Section 5. Liquidation.   Upon any Liquidation Event, the holders of any outstanding shares of Series A-1 Preferred Stock shall be entitled to receive out of the Liquidation Proceeds, prior and in preference to the holders of any other class or series of capital stock of the Corporation, an amount per share of Series A-1 Preferred Stock equal to the greater of  (a) the Liquidation Preference on the date of determination and (b) the amount that would be payable to the holders of Series A-1 Preferred Stock if such holders had converted all outstanding shares of Series A-1 Preferred Stock into shares of Common Stock pursuant to Section 6 hereof immediately prior to such Liquidation Event. If, upon the occurrence of any Liquidation Event, the Liquidation Proceeds thus distributed among the holders of any outstanding shares of Series A-1 Preferred Stock shall be insufficient to permit the payment in full to the holders of the outstanding shares of Series A-1 Preferred Stock of the preferential amounts to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of the outstanding shares of Series A-1 Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Section 6. Conversion.
(a) Right to Convert; Conversion Ratio.   Subject to Section 6(m), each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price (plus, at the option of the holder as set forth in Section 6(d), the amount of accrued and unpaid dividends thereon, as of the Conversion Date) by the Conversion Price in effect at the time of conversion. Such initial Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below; provided, however, that no adjustment will be made for any event in which an adjustment has already been provided under this Section 6; provided, further, that if any event occurs that would result in an adjustment under more than one subsection of this Section 6, the subsection that results in the most favorable adjustment to the holders of Series A-1 Preferred Stock shall control.
(b) Mechanics of Conversion.   Before any holder of shares of Series A-1 Preferred Stock shall be entitled to receive stock certificate(s) representing the shares of Common Stock into which such shares of Series A-1 Preferred Stock shall have been converted pursuant to this Section 6, such holder shall have surrendered the stock certificate(s) representing such shares of Series A-1 Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation and accompanied by written notice substantially in the form set forth in Annex A attached hereto (the “Conversion Notice”). The Corporation shall, on a date as soon as practicable, and in no event later than three (3) trading days after the delivery of said stock certificate(s) and Conversion Notice to the Corporation (such date, the “Conversion Date”), issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) or evidence of book entry credits, if requested by the holder converting such shares, representing the number of shares of Common Stock to which such holder shall be entitled under this Section 6, and the stock certificate(s) representing the share(s) of Series A-1 Preferred Stock so surrendered shall be cancelled. In the event that there shall have been surrendered stock certificate (s) representing shares of Series A-1 Preferred Stock, only a portion of which shall have been converted pursuant to this Section 6, then the Corporation shall also issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) representing the number of share(s) of Series A-1 Preferred Stock that shall not have been converted pursuant to this Section 6. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series A-1 Preferred Stock pursuant to this Section 6 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.
(c) Fractional Shares.   No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
(d) Effect of Conversion.   All shares of Series A-1 Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate upon conversion, except only the right of the holders thereof to receive (i) shares of Common Stock in exchange therefor, (ii) payment of cash in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(c) and (iii) payment in cash or additional shares of Common Stock, at the option of the holder and specified in the Conversion Notice, of any accrued but unpaid dividends thereon. Any shares of Series A-1 Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.
(e) Adjustment for Stock Splits and Combinations.   If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(f) Adjustment for Certain Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:
(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (B) no such adjustment shall be made if the holders of Series A-1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock on the date of such event.
(g) Adjustments for Other Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in rights, then and in each such event the holders of Series A-1 Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or rights in an amount equal to the amount of such securities or rights as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock in accordance with Section 6 hereof on the date of such event.
(h) Consolidation, Merger, Sale or Reclassification.   In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease, exchange, exclusive license or other disposition to another corporation of the assets of the Corporation as an entirety or substantially as an entirety (where there is a change in or distribution with respect to the Common Stock), or any reclassification of the capital stock of the Corporation, each share of Series A-1 Preferred Stock shall after the date of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification) upon conversion of such share of Series A-1 Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, lease, exchange, exclusive license or other disposition or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of Series A-1 Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A-1 Preferred Stock. If the Corporation shall propose to take any action of the type described in this clause (i), the Corporation shall give notice to each record holder of Series A-1 Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known on the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A-1 Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to taking such proposed action.
(i) Statement Regarding Adjustments.   Whenever a Conversion Price shall be adjusted, the Corporation shall forthwith file, at the office of any transfer agent for the Series A-1 Preferred Stock and at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each record holder of Series A-1 Preferred Stock. Each such statement shall be signed by the chief financial officer of the Corporation.
(j) Notice to Holders.   All notices permitted or required to be sent by the Corporation to the Holders pursuant to this Certificate of Designation shall be sent by overnight courier or first class certified mail, postage prepaid, to the holders of Series A-1 Preferred Stock at the addresses appearing on the Corporation’s records.
(k) Treasury Stock.   The sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.
(l) Costs.   The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A-1 Preferred Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer and involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of record of the shares of Series A-1 Preferred Stock in respect of which such shares are being issued, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the reasonable satisfaction of the Corporation that such tax has been or will be paid.
(m) NASDAQ.   Notwithstanding the foregoing, in the event that any conversion of any shares of Series A-1 Preferred Stock into shares of Common Stock as provided hereunder would, when aggregated with any other issuances of the Company to the extent required pursuant to applicable NASDAQ listing rules, be greater than or equal to 1,610,620 shares of Common Stock (subject to adjustment for stock splits and combinations), then each such share of Series A-1 Preferred Stock shall have voting rights equal to the fraction whose numerator is 1,610,620 and whose denominator is the number of shares of Series A-1 Preferred Stock converted into shares of Common Stock as provided hereunder (such shares, “Limited Voting Rights Shares”) until the Corporation has complied with NASDAQ listing rules. To the extent that any shares of Series A-1 Preferred Stock are Limited Voting Rights Shares, the Corporation shall take all action necessary to promptly seek the required approval of its stockholders under Nasdaq Stock Market Rule 5635 (and its successor) so as to permit such Limited Voting Rights Shares to have the voting rights of shares of Series A-1 Preferred Stock as contemplated by Section 4(a) hereof. Further, notwithstanding anything to the contrary herein, no holder of shares of Series A-1 Preferred Stock shall have any right to, and no holder of shares of Series A-1 Preferred Stock may, exercise any right to convert such shares of Series A-1 Preferred Stock into shares of Common Stock unless and until any shareholder approval of the Corporation required under applicable NASDAQ listing rules has been obtained.
Section 7. Reservation of Shares.
(a) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series A-1 Preferred Stock as required by this Certificate of Designation from time to time as shares of Series A-1 Preferred Stock are presented for conversion.
(b) All Common Stock delivered upon conversion of the Series A-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

Section 8. Maturity.   The Series A-1 Preferred Stock shall be perpetual unless converted or liquidated in accordance with this Certificate of Designation.
Section 9. Redemption.   The Series A-1 Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of holders of the Series A-1 Preferred Stock at any time.
Section 10. Amendment.   No provision of this Certificate of Designation may be amended, except in a written instrument signed by the Corporation and record holders of a majority of the shares of Series A-1 Preferred Stock then outstanding. Any of the rights of the holders of Series A-1 Preferred Stock set forth herein may be waived by the affirmative vote of such holders holding a majority of the shares of Series A-1 Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the 10% Series A-1 Convertible Preferred Stock of Differential Brands Group Inc. on this 18th day of January, 2018.
DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	Chief Executive Officer
[Signature Page to Series A-1 Preferred Stock Certificate of Designation]

Annex A
Conversion Notice
(See attached.)

NOTICE TO EXERCISE CONVERSION RIGHT
The undersigned, being a holder of the 10.0% Series A-1 Convertible Preferred Stock of Differential Brands Group Inc. (the “Series A-1 Preferred Stock”) exercises the right to convert ____________ outstanding shares of Series A-1 Preferred Stock on ___________, ____, into shares of Common Stock of Differential Brands Group Inc., [upon the occurrence of  [name consolidation or merger of the Corporation or sale of all or substantially all of the assets of the Corporation or recapitalization of the Corporation] on or prior to [insert date]] in accordance with the terms of the shares of Series A-1 Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.
By checking this box ☐ the undersigned holder hereby elects to receive cash in lieu of additional shares of Common Stock in respect of any accrued and unpaid dividends on each share of Series A-1 Preferred Stock being converted pursuant to this notice.
Dated: [At least one Business Day prior to the date fixed for conversion]
Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder:

Name

Address	(Signature)

Please print name and address, including postal code number

Exhibit F
Form of Amendment to 2016 Plan
AMENDMENT NO. 1
differential brands group, inc.
2016 stock Incentive compensation Plan
THIS AMENDMENT NO. 1 to the Differential Brands Group, Inc. 2016 Stock Incentive Compensation Plan (the “Plan”) is made by DIFFERENTIAL BRANDS GROUP, INC., a Delaware corporation (the “Company”).
WHEREAS, pursuant to Section 16(a) of the Plan, the Board of Directors of the Company has the authority to amend the Plan.
NOW THEREFORE, effective ___________, 2018, the Plan is hereby amended as follows:
1.
Subject to and effective upon stockholder approval, the shares available under the Plan pursuant to Section 4(a) shall be increased by 9,196,854 shares to a total of 12,725,963.

2.
Except as expressly amended hereby, the Plan shall remain unmodified and in full force and effect.

To record the adoption of this Amendment No. 1 to the Plan, Differential Brands Group, Inc. has caused its authorized officer to execute this Amendment No. 1 as of the date first written above.
DIFFERENTIAL BRANDS GROUP, INC.

By:
Name:
Title:
F-1